                                               Filed pursuant to Rule 424(B)(4)
                                               Registration No. 333-34679
                                                                333-40699

                                7,500,000 SHARES
                        AFFILIATED MANAGERS GROUP, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

     Of the 7,500,000 shares of Common Stock offered, 6,000,000 shares are being offered hereby in the United States and 1,500,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting".

     Prior to these Offerings, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or be sustained to support future transactions in the shares of Common Stock sold in the Offerings. For factors considered in determining the initial public offering price, see "Underwriting".

     PURCHASERS OF SHARES OF COMMON STOCK SOLD IN THE OFFERINGS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL NET TANGIBLE BOOK VALUE DILUTION OF $33.18 PER SHARE.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     The Common Stock has been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "AMG".

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                            INITIAL PUBLIC       UNDERWRITING       PROCEEDS TO
                                            OFFERING PRICE        DISCOUNT(1)        COMPANY(2)
                                            ---------------      -------------      ------------
Per Share................................       $23.50              $1.52             $21.98
Total(3).................................    $ 176,250,000        $11,400,000       $164,850,000

---------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting estimated expenses of $1,750,000 payable by the Company.

(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 900,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 225,000 shares as part of the concurrent International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company will be $202,687,500, $13,110,000 and $189,577,500, respectively. See "Underwriting".

                            ------------------------

     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about November 26, 1997, against payment therefor in immediately available funds.
GOLDMAN, SACHS & CO.
                   BT ALEX.  BROWN
                                      MERRILL LYNCH & CO.
                                                    SCHRODER & CO. INC.

                            ------------------------

               The date of this Prospectus is November 20, 1997.

LOGO

            [GRAPHS--ASSETS UNDER MANAGEMENT & EBITDA CONTRIBUTION]

     [Graphical depiction of growth in assets under management from December 30, 1993 to September 30, 1997; vertical axis of assets under management (in billions) ranging from $0 to $45 billion; horizontal axis is chronology of December 1993 through September 1997; graph includes indication of approximate date the Company completed each of its ten investments; line graph begins at approximately $1 billion in December 1993 and rises to approximately $43 billion in September 1997.]

     [Pie chart display of EBITDA Contribution(1) pro forma nine months ended September 30, 1997 by client type, asset class and geography; first pie chart depicting EBITDA Contribution by client type showing institutional, mutual funds, high net worth and other client types representing 48%, 29%, 16% and 7% of EBITDA Contribution, respectively; second pie chart depicting asset class EBITDA Contribution with equities, other and fixed income at 84%, 12% and 4%, respectively; third pie chart depicting EBITDA Contribution by geography with domestic investments and global investments(2) representing 63% and 37%, respectively.]

(1) THE COMPANY HOLDS INTERESTS IN TEN INVESTMENT MANAGEMENT FIRMS (THE "AFFILIATES"). THE COMPANY HOLDS A MAJORITY INTEREST IN ALL BUT ONE OF THE AFFILIATES. EBITDA CONTRIBUTION REPRESENTS THE PORTION OF AN AFFILIATE'S REVENUES THAT IS ALLOCATED TO THE COMPANY, AFTER AMOUNTS RETAINED BY THE AFFILIATE FOR COMPENSATION AND DAY-TO-DAY OPERATING AND OVERHEAD EXPENSES, BUT BEFORE THE INTEREST, TAX, DEPRECIATION AND AMORTIZATION EXPENSES OF THE AFFILIATE. EBITDA CONTRIBUTION DOES NOT INCLUDE HOLDING COMPANY EXPENSES. THE COMPANY BELIEVES THAT EBITDA CONTRIBUTION MAY BE USEFUL TO INVESTORS AS AN INDICATOR OF EACH AFFILIATE'S CONTRIBUTION TO THE COMPANY'S ABILITY TO SERVICE DEBT, TO MAKE NEW INVESTMENTS AND TO MEET WORKING CAPITAL REQUIREMENTS. EBITDA CONTRIBUTION IS NOT A MEASURE OF FINANCIAL PERFORMANCE UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE CONSIDERED AN ALTERNATIVE TO NET INCOME AS A MEASURE OF OPERATING PERFORMANCE OR TO CASH FLOWS FROM OPERATING ACTIVITIES AS A MEASURE OF LIQUIDITY. EBITDA CONTRIBUTION AND EBITDA, AS CALCULATED BY THE COMPANY, MAY NOT BE CONSISTENT WITH COMPARABLE COMPUTATIONS BY OTHER COMPANIES. EBITDA CONTRIBUTION ACROSS ALL AFFILIATES BY ASSET CLASS, CLIENT TYPE, AND GEOGRAPHY OF INVESTMENT IS DETERMINED BY EMPLOYING THE FOLLOWING CONVENTION: EACH AFFILIATE'S EBITDA CONTRIBUTION FOR THAT PERIOD IS MULTIPLIED BY THE PERCENTAGE OF ITS PERIOD END ASSETS UNDER MANAGEMENT IN THE RELEVANT CATEGORY. THE SUM OF THE EBITDA CONTRIBUTION BY CATEGORY FOR ALL AFFILIATES CONSTITUTES THE EBITDA CONTRIBUTION TO THE COMPANY IN THAT CATEGORY FOR THE PERIOD.

(2) GLOBAL INVESTMENTS CONSIST OF ACCOUNTS INVESTED PRIMARILY IN NON-U.S. MARKETABLE SECURITIES.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. In this Prospectus, unless otherwise indicated, the financial information for Affiliated Managers Group, Inc. ("AMG" or the "Company") as of any date or for any period gives pro forma effect to each of the investments the Company has made to date and the related financings as if each such transaction had been completed as of such date or the beginning of such period. Except as otherwise indicated, all references in this Prospectus to "assets under management" include assets directly managed as well as assets underlying overlay strategies which employ futures, options or other derivative securities to achieve a particular investment objective.

                                  THE COMPANY

     AMG is an asset management holding company which acquires majority interests in mid-sized investment management firms. The Company's strategy is to generate growth through investments in new affiliates, as well as through the internal growth of existing affiliated firms. With the completion of its investment in Tweedy, Browne Company LLC ("Tweedy, Browne"), the Company's most recent and largest investment to date, AMG has grown since its founding in December 1993 to ten investment management firms (the "Affiliates") with over $40 billion in assets under management.

     AMG has developed an innovative transaction structure (the "AMG Structure") which it believes is a superior succession planning alternative for growing mid-sized investment management firms. The Company believes that the AMG Structure appeals to target firms for both financial and operational reasons:

     - The AMG Structure allows owners of mid-sized investment management firms to sell a portion of their interest, while ongoing management retains a significant ownership interest, with the opportunity to realize value for that interest in the future.

     - The AMG Structure provides management of each Affiliate with autonomy over the day-to-day operations of their firm, and includes a revenue sharing arrangement which provides that a specified percentage of revenues are retained to pay operating expenses at the discretion of the Affiliate's management.

     The Company believes that the AMG Structure distinguishes AMG from other acquirors of investment management firms which generally seek to own 100% of their target firms and, in many cases, seek to participate in the day-to-day management of such firms. AMG believes that the opportunity for managers of each Affiliate to realize the value of their retained equity interest makes the AMG Structure particularly appealing to managers of firms who anticipate strong future growth and provides those managers with an ongoing incentive to continue to grow their firm.

     AMG's Affiliates have achieved substantial internal growth in assets under management. For the nine months ended September 30, 1997 the Affiliates increased their assets under management 55%. Tweedy, Browne, AMG's largest Affiliate, based on EBITDA Contribution*, achieved growth of 49% in assets under management for the same period. The Affiliates manage assets across a diverse range of investment styles, asset classes and client types, with significant participation in fast-growing segments such as equities, global investments and mutual funds. For the nine months ended September 30, 1997 investments in equity securities represented 84% of EBITDA Contribution, while global investments represented 37% of EBITDA Contribution. For the same period, mutual fund assets represented 29% of EBITDA Contribution. Other asset classes, including fixed income, represented 16% of EBITDA Contribution; domestic investments represented 63% of EBITDA Contribution; and institutional, high net worth and other client types represented 71% of EBITDA Contribution for the same period. The three largest Affiliate mutual funds, Tweedy, Browne

---------------

* EBITDA Contribution represents the portion of an Affiliate's revenues that is allocated to the Company, after amounts retained by the Affiliate for compensation and day-to-day operating and overhead expenses, but before the interest, tax, depreciation and amortization expenses of the Affiliate. EBITDA Contribution does not include holding company expenses. The Company believes that EBITDA Contribution may be useful to investors as an indicator of each Affiliate's contribution to the Company's ability to service debt, to make new investments and to meet working capital requirements. EBITDA Contribution is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA Contribution and EBITDA, as calculated by the Company, may not be consistent with comparable computations by other companies.

-------------------------------------------------------------------------------
American Value, Tweedy, Browne Global Value and Skyline Special Equities, which represented approximately 95% of the Company's total mutual fund assets under management at September 30, 1997, are each rated "five stars", by Morningstar, Inc., and these funds' assets increased 122%, 60% and 111%, respectively, for the nine months ended September 30, 1997.

     On an historical basis, the Company had net income of $833,000 and net loss after extraordinary item of $281,000 for the nine months ended September 30, 1997 and 1996, respectively, a net loss after extraordinary item of $2.4 million for the year ended December 31, 1996 and a net loss of $2.9 million for the year ended December 31, 1995.

     AMG believes that significant opportunities exist for future growth through acquisitions of equity interests in additional mid-sized investment management firms. The Company estimates that there are approximately 1,200 firms in the United States, Canada, and the United Kingdom in this category (which the Company generally defines as firms with assets under management of between $500 million and $10 billion). AMG believes that, in the coming years, a substantial number of investment opportunities will arise as founders of such firms approach retirement age and begin to plan for succession. The Company also anticipates that there will be significant additional investment opportunities among firms which are currently wholly-owned by larger entities. AMG believes that it is well positioned to take advantage of these investment opportunities because it has a management team with substantial industry experience and expertise in structuring and negotiating transactions, as well as a highly organized process for identifying and contacting investment prospects.

                                 AMG AFFILIATES

                                                                              AMG'S             ASSETS UNDER
                                                                        EQUITY OWNERSHIP       MANAGEMENT AS
                                      PRINCIPAL           DATE OF         PERCENTAGE AS       OF SEPTEMBER 30,
           AFFILIATE                 LOCATION(S)        INVESTMENT    OF SEPTEMBER 30, 1997         1997
           ---------                 -----------        ----------    ---------------------   ----------------
                                                                                               (IN MILLIONS)
The Burridge Group LLC
  ("Burridge").................. Chicago              December 1996            55.0%              $  1,514
First Quadrant, L.P.; First
  Quadrant Limited
  (collectively, "First
  Quadrant").................... Pasadena, CA;        March 1996               66.2                 24,559(1)
                                 London
GeoCapital, LLC ("GeoCapital").. New York            September 1997           60.0                  2,375
Gofen and Glossberg, L.L.C.
  ("Gofen and Glossberg")....... Chicago              May 1997                 55.0                  3,626
J.M. Hartwell Limited
  Partnership ("Hartwell")...... New York             May 1994                 75.8                    344
Paradigm Asset Management
 Company, L.L.C. ("Paradigm")... New York             May 1995                 30.0                  1,871
Renaissance Investment
  Management ("Renaissance").... Cincinnati           November 1995            66.7                  1,463
Skyline Asset Management, L.P.
  ("Skyline")................... Chicago              August 1995              64.0                  1,238
Systematic Financial Management,
  L.P. ("Systematic")........... Fort Lee, NJ         May 1995                 90.7                  1,003
Tweedy, Browne Company LLC
  ("Tweedy, Browne")............ New York;            October 1997             71.2                  5,113
                                 London
    Total.......................                                                                  $ 43,106
                                                                                                  ========

---------------

(1) Includes directly managed assets of $8.0 billion and $16.6 billion of assets indirectly managed using overlay strategies ("overlay strategies") which employ futures, options or other derivative securities to achieve a particular investment objective. These overlay strategies are intended to add incremental value to the underlying portfolios, which may or may not be directly managed by First Quadrant, and generate advisory fees which are generally at the lower end of the range of those generated by First Quadrant's directly managed portfolios.
--------------------------------------------------------------------------------

                                 THE OFFERINGS

Common Stock offered(1):
     United States Offering.............  6,000,000 shares
     International Offering.............  1,500,000 shares
          Total.........................  7,500,000 shares
Common Stock to be outstanding after the
  Offerings(1)(2).......................  16,578,617 shares
Use of proceeds.........................  The net proceeds to the Company from the offering made in the United States (the "U.S. Offering") and
                                          the concurrent international offering (the
                                          "International Offering" and, together with the
                                          U.S. Offering, the "Offerings") are estimated to be
                                          $163.1 million, all of which are expected to be
                                          used to reduce indebtedness of the Company. See
                                          "Use of Proceeds".
New York Stock Exchange symbol..........  AMG

---------------

(1) Does not include shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment options. See "Underwriting".

(2) Excludes 682,500 shares of Common Stock reserved for issuance upon the exercise of outstanding options pursuant to the Company's 1995 Incentive Stock Plan (the "1995 Plan") and the Company's 1997 Stock Option and Incentive Plan (the "1997 Stock Plan"). See "Management -- Compensation, Benefit and Retirement Plans".

                              SUMMARY RISK FACTORS

     Before purchasing shares of the Common Stock offered by this Prospectus, prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the matters set forth under the caption "Risk Factors". Such risks include, among others:

- The Company's growth strategy and investments may not be successful, and the Company may not be able to locate suitable investments in the future

- The Company may continue to have future operating losses

- Future debt and equity financings could adversely affect the Company and its stockholders

- The Company's existing indebtedness and its plans to use debt to finance future acquisitions could adversely affect the Company's financial condition

- The Company could be adversely affected by additional write-offs of intangible assets from current and future investments

- The performance of the Company and its Affiliates may be adversely affected by changes in economic and market conditions, and there can be no assurance that future market performance will be favorable or that growth in assets under management by Affiliates may be sustained

- Poor performance by Tweedy, Browne would adversely affect the Company's results of operations and financial condition

- The Affiliates' investment management contracts are subject to termination on short notice, and since the Company's revenues are related to the Affiliates' assets under management, changes in clients' accounts and fluctuations in securities prices could adversely affect the Company's revenues

- The Company and its Affiliates rely on key management personnel whose continued service is not guaranteed, and the loss of senior management at either level would adversely affect client relationships and the Company's business

- The Company could be adversely affected by liens on interests in Affiliates, limitations on payment of distributions by Affiliates, and contingent repurchase obligations

- The Company's ability to alter the management practices and policies of its Affiliates is limited in certain respects

- The Company may be exposed to liabilities incurred by the Affiliates, and there can be no assurance that existing insurance coverage will be sufficient to offset such liabilities

- The businesses of the Company and its Affiliates are highly competitive, and certain competitors have greater resources than the Company, which may affect the Company's ability to compete for future investments, and the ability of the Affiliate to compete for client assets, all of which could adversely affect the Company's business

- Risks inherent in international operations could adversely affect the Company

- The business of each of the Affiliates is highly regulated, and the failure of the Company or an Affiliate to comply with such regulation could result in fines and other sanctions

- The ability to effect a change of control of the Company could be limited by certain provisions of the Company's charter and by-laws and Delaware law, even if such a change would be beneficial to the stockholders, which could limit the market price of the Common Stock

- Certain stockholders may have the ability to exert significant influence over the board of directors of the Company and thus influence the outcome of certain corporate transactions requiring stockholder approval

- Purchasers of Common Stock in the Offerings will experience immediate and substantial dilution in the net tangible book value per share of Common Stock purchased in the Offerings

- The Company does not plan to pay dividends, and its agreement with its senior lenders prohibits dividends and other distributions to stockholders

- The lack of a prior public market, variations in equity market conditions, and the shares eligible for future sale could adversely affect the market price of the Common Stock

                          BENEFITS TO RELATED PARTIES

     Chase Equity Associates, L.P. ("Chase Equity Associates"), which will be the beneficial owner of approximately 10.1% of the Common Stock after giving effect to the Offerings, and The Chase Manhattan Bank, which is an affiliate of Chase Equity Associates, will realize material benefits from the Offerings, in that the Company will use the net proceeds from the Offerings, estimated to be $163.1 million, to repay approximately $60.0 million of subordinated debt owed to Chase Equity Associates and approximately $103.1 million of borrowings under a senior credit facility (the "Credit Facility") with a syndicate of banks managed by The Chase Manhattan Bank. See "Use of Proceeds". Chase Equity Associates is a limited partnership whose sole limited partner is an affiliate of Chase Manhattan Corporation (the parent company of The Chase Manhattan Bank) and whose sole general partner has as its partners certain employees of The Chase Manhattan Bank (including John M. B. O'Connor, a director of the Company) and an affiliate of Chase Manhattan Corporation.
                            ------------------------

     Unless otherwise indicated, information in this Prospectus assumes no exercise of the Underwriters' over-allotment options and has been adjusted to reflect: (i) exercise of all warrants to purchase shares of the Company's convertible preferred stock (the "Convertible Preferred Stock"), the conversion of all outstanding shares of Convertible Preferred Stock into shares of Common Stock and the issuance of shares of Common Stock to the shareholders of an Affiliate, in each case upon consummation of the Offerings; and (ii) a 50-for-1 stock split of the Common Stock, effected retroactively for all periods presented in the form of a stock dividend (collectively, the "Recapitalization"). Except as otherwise indicated, all references in this Prospectus to "Common Stock" include the Class B Non-Voting Common Stock, par value $.01 per share (the "Class B Common Stock"), which is not being offered in the Offerings, and the Common Stock.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary historical consolidated statement of operations data and balance sheet data set forth below are derived in the relevant periods from the consolidated financial statements and the notes thereto of the Company. The Company's consolidated financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants, as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and are included elsewhere in this Prospectus, together with the report of Coopers & Lybrand L.L.P. thereon. The summary historical consolidated income statement data for the nine months ended September 30, 1996 and 1997 and balance sheet data at September 30, 1997, presented below, were derived from the Company's unaudited consolidated financial statements that are included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for the full year. The unaudited pro forma consolidated financial information is not necessarily indicative of the results that might have occurred had such transactions actually taken place at the beginning of the period specified and is not intended to be a projection of future results. This summary historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's consolidated financial statements and the notes thereto, the Company's Unaudited Pro Forma Consolidated Financial Information and the notes thereto, and the other financial information included elsewhere in this Prospectus.

                                                                HISTORICAL
                                            ---------------------------------------------------
                                                                                                                      PRO FORMA
                                                                             NINE MONTHS ENDED       PRO FORMA       AS ADJUSTED
                                              YEAR ENDED DECEMBER 31,                               NINE MONTHS      NINE MONTHS
                                                                               SEPTEMBER 30,           ENDED            ENDED
                                            ----------------------------    -------------------    SEPTEMBER 30,    SEPTEMBER 30,
                                             1994      1995       1996       1996        1997         1997(1)        1997(1)(2)
                                            ------    -------    -------    -------    --------    -------------    -------------
                                                           (IN THOUSANDS, EXCEPT AS INDICATED AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues..................................  $5,374    $14,182    $50,384    $32,170    $ 53,280      $ 103,859        $ 103,859
Operating expenses:
 Compensation and related expenses........   3,591      6,018     21,113     13,421      18,900         31,072           31,072
 Amortization of intangible assets........     774      4,174      8,053      2,518       3,121         11,067           11,217
 Depreciation and other amortization......      19        133        932        653       1,059          2,351            2,117
 Other operating expenses.................   1,000      2,567     13,115      9,578      21,228         26,643           26,643
                                            ------    -------    -------    -------    --------      ---------        ---------
   Total operating expenses...............   5,384     12,892     43,213     26,170      44,308         71,133           71,049
                                            ------    -------    -------    -------    --------      ---------        ---------
Operating income (loss)...................     (10)     1,290      7,171      6,000       8,972         32,726           32,810
Non-operating (income) and expenses:
 Investment and other income..............    (966)      (265)      (337)      (763)       (814)          (832)            (832)
 Interest expense.........................     158      1,244      2,747      2,036       2,707         23,473           10,693
                                            ------    -------    -------    -------    --------      ---------        ---------
                                              (808)       979      2,410      1,273       1,893         22,641            9,861
                                            ------    -------    -------    -------    --------      ---------        ---------
Income before minority interest, income
 taxes and extraordinary item.............     798        311      4,761      4,727       7,079         10,085           22,949
Minority interest(3)......................    (305)    (2,541)    (5,969)    (3,732)     (6,025)       (14,923)         (14,734)
                                            ------    -------    -------    -------    --------      ---------        ---------
Income (loss) before income taxes.........     493     (2,230)    (1,208)       995       1,054         (4,838)           8,215
Income taxes..............................     699        706        181        696         221            899            3,450
                                            ------    -------    -------    -------    --------      ---------        ---------
Income (loss) before extraordinary item...    (206)    (2,936)    (1,389)       299         833         (5,737)           4,765
Extraordinary item........................      --         --       (983)      (580)         --             --               --
                                            ------    -------    -------    -------    --------      ---------        ---------
Net income (loss).........................  $ (206)   $(2,936)   $(2,372)   $  (281)   $    833      $  (5,737)       $   4,765
                                            ======    =======    =======    =======    ========      =========        =========
Net income (loss) per share(4)............  $(0.05)   $ (0.58)   $ (0.36)   $ (0.04)   $   0.12      $   (0.63)       $    0.29
                                            ======    =======    =======    =======    ========      =========        =========
OTHER FINANCIAL DATA
Assets under management (at period end, in
 millions)................................  $  755    $ 4,615    $19,051    $16,074    $ 37,993      $  43,106        $  43,106
EBITDA(5).................................   1,444      3,321     10,524      6,202       7,941         32,053           32,242
EBITDA as adjusted(6).....................     587      1,371      7,596      3,470       5,013          7,681           18,099

Cash flow from operating activities.......     818      1,292      6,185      5,122       6,749         15,051           25,280
Cash flow used in investing activities....  (6,156)   (37,781)   (29,210)   (28,513)    (27,007)      (327,702)        (327,702)
Cash flow from financing activities.......   9,509     46,414     15,650     18,419      24,032        327,107          327,107

                                                                                                              PRO FORMA
                                                                         HISTORICAL         PRO FORMA        AS ADJUSTED
                                                                        SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                                                            1997             1997(1)           1997(2)
                                                                        -------------     -------------     -------------
                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA
Current assets......................................................      $  33,331         $  41,216         $  41,216
Acquired client relationships.......................................         44,917           143,211           143,951
Goodwill............................................................         53,545           254,023           255,132
Total assets........................................................        142,400           459,397           456,078
Current liabilities.................................................         17,251            26,948            21,448
Senior debt.........................................................         63,300           285,300           182,200
Subordinated debt...................................................             --            59,600               800
Total liabilities...................................................         84,800           370,597           208,697
Minority interest(3)................................................          8,775             8,775             8,775
Preferred stock.....................................................         53,577            84,777                --
Stockholders' equity................................................         48,825            80,025           238,606

(1) Pro forma data give effect to: (i) the investments made during the year ended December 31, 1996 and the nine months ended September 30, 1997 (the "Prior Investments"); (ii) the recent investment in Tweedy, Browne which occurred subsequent to September 30, 1997 (the "Subsequent Investment"); and
    (iii) cash received from borrowings under the Company's new $300 million senior credit facility, from the issuance of $60 million face amount of subordinated debt and from the issuance of $30 million of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock in connection with the Subsequent Investment (the "Recent Financing"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Consolidated Financial Information and the notes thereto included elsewhere in this Prospectus.

(2) Pro forma as adjusted data give effect to: (i) the Recapitalization; and
    (ii) the sale of 7,500,000 shares of Common Stock in the Offerings (at an initial public offering price of $23.50 per share) and the receipt and application of the estimated net proceeds therefrom. The Company will record, in the quarter in which the Offerings are consummated, an extraordinary loss on early retirement of debt. As of September 30, 1997, the amount of such loss was estimated to be $6.4 million. See "Use of Proceeds" and "Capitalization".

(3) All but one of the Company's Affiliates are majority-owned subsidiaries (the Company owns less than a 50% interest in Paradigm which is accounted for under the equity method of accounting). The portion of each Affiliate's operating results and net assets that are owned by minority owners of each Affiliate is accounted for as minority interest.

(4) Net income (loss) per share is calculated using the weighted average number of common and common equivalent shares outstanding for the periods indicated. Using Securities and Exchange Commission (the "Commission") directives for companies contemplating an initial public offering, stock options and restricted stock issued within one year of an initial public offering have been included as outstanding shares using the treasury stock method for all periods presented. In addition, the Company's shares of Convertible Preferred Stock are considered common equivalent shares, since their respective dates of issuance, as they convert to shares of Common Stock immediately prior to the consummation of the Offerings. Pro forma net income (loss) per share has been calculated using the weighted average shares outstanding calculated as described above after giving effect to both the Recapitalization (excluding the issuance of shares of Common Stock to the shareholders of an Affiliate) and issuances related to the investments made subsequent to January 1, 1996, including the Subsequent Investment from January 1, 1996. All proceeds received from shares sold in the Offerings will be used to retire debt. Pro forma net income (loss) per share as adjusted is computed using the pro forma weighted average shares outstanding plus the shares sold in the Offerings, all of which will be used to retire debt, and the shares from the issuance of Common Stock to the shareholders of an Affiliate, as if all such shares were issued at the beginning of the periods presented.

(5) EBITDA represents earnings before interest, income taxes, depreciation, amortization and extraordinary items. The Company believes EBITDA may be useful to investors as an indicator of the Company's ability to service debt, to make new investments and to meet working capital requirements. EBITDA, as calculated by the Company, may not be consistent with computations of EBITDA by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

(6) EBITDA as adjusted represents earnings after interest expense and income taxes but before depreciation and amortization and extraordinary items. The Company believes that this measure may be useful to investors as another indicator of funds available to the Company, which may be used to make new investments, repay debt obligations, repurchase shares of Common Stock or pay dividends on Common Stock. EBITDA as adjusted, as calculated by the Company, may not be consistent with computations of EBITDA as adjusted by other companies. EBITDA as adjusted is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements. The Company's actual results could differ materially from those set forth in the forward-looking statements as a result of matters discussed in the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, prospective investors should consider carefully the risk factors listed below in evaluating an investment in the shares of Common Stock offered by this Prospectus.

THE COMPANY'S GROWTH STRATEGY AND INVESTMENTS MAY NOT BE SUCCESSFUL

     The Company's growth strategy includes acquiring ownership interests in investment management firms. To date, AMG has invested in ten such firms and intends to continue this investment program in the future, subject to its ability to locate suitable investment management firms in which to invest and its ability to negotiate agreements with such firms on acceptable terms. There can be no assurance that AMG will be successful in locating or investing in such firms or that any of such firms will have favorable operating results.

THE COMPANY HAS A LIMITED OPERATING HISTORY AND HAS EXPERIENCED NET LOSSES

     The Company has an operating history of fewer than four years and has experienced net losses in each of its first three years of operations. Since inception, the Company's growth has largely been attributable to new investments and such growth may not be sustainable. There can be no assurance that as the Company continues its investment strategy it will not experience net losses in the future, which could have an adverse effect on the Company's results of operations, financial condition and prospects.

FUTURE FINANCINGS COULD ADVERSELY AFFECT THE COMPANY AND ITS STOCKHOLDERS

     The Company's acquisitions of interests in investment management firms require substantial capital investments. Although the Company believes that its existing cash resources and cash flow from operations will be sufficient to meet the Company's working capital needs for normal operations for the foreseeable future, these sources of capital are not expected to be sufficient to fund anticipated investments. Therefore, the Company will need to raise capital through the incurrence of additional long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions in order to complete further investments. This could result in dilution of existing equity positions, increased interest expense or decreased net income. In addition, significant capital requirements associated with such investments may impair the Company's ability to pay dividends (although the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future). There can be no assurance that acceptable financing for future investments can be obtained on suitable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

THE COMPANY'S USE OF DEBT TO FINANCE ACQUISITIONS COULD ADVERSELY AFFECT THE COMPANY

     Upon completion of the Offerings and assuming the application of net proceeds of the Offerings of approximately $163.1 million to repay certain indebtedness, the Company expects to have approximately $182.2 million of indebtedness outstanding under the Credit Facility, with approximately $17.8 million available under the Credit Facility for future investments and working capital needs (assuming the Company maintains compliance with certain financial ratios). The Company anticipates that it will incur additional indebtedness in the future in connection with investments in investment management firms. The Company plans to seek additional borrowing capacity through the replacement of the existing Credit Facility with a new credit facility. There can be no assurance, however, that the Company will succeed in obtaining all or any portion of such replacement financing, and the Company cannot predict at this time the terms of such financing, if obtained. The Company will be subject to risks normally associated with debt financing. Accordingly, the Company will be subject to the risk that a substantial portion of the Company's cash flow may be required to be dedicated to the payment of the Company's debt service obligations or even that its cash flow will be insufficient to meet required payments of principal and interest. The failure to make any required debt service payments or to comply with any restrictive or financial covenants contained in any debt instrument could give rise to a default permitting acceleration of the debt under such instrument as well as debt under other instruments that contain cross-acceleration or cross-default provisions, which could have an adverse effect on the Company's financial condition and prospects. The Company's borrowings under the Credit Facility are collateralized by pledges of all of its interests in the Affiliates (including all interests in the Affiliates which are directly held by the Company, as well as all interests in the Affiliates which are indirectly held by the Company through wholly-owned subsidiaries), representing in excess of 97% of the Company's assets at September 30, 1997 on a pro forma basis. The Credit Facility contains, and future debt instruments may contain, restrictive covenants that could limit the Company's ability to obtain additional debt financing and could adversely affect the Company's ability to make future investments in investment management firms. The Company's Credit Facility prohibits the payment of dividends and other distributions to stockholders of the Company and restricts the Company, the Affiliates and the Company's other subsidiaries from incurring indebtedness, incurring liens, disposing of assets and engaging in extraordinary transactions. The Company is also required to comply with certain financial covenants on an ongoing basis, with which the Company is currently in compliance. The Company's ability to borrow under the Credit Facility is conditioned upon its compliance with the requirements of the Credit Facility, and any non-compliance with those requirements could give rise to a default entitling the lenders to accelerate all outstanding borrowings under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources". In addition, the Credit Facility bears interest at variable rates and future indebtedness may also bear interest at variable rates. An increase in interest rates on such indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and ability to meet its debt service obligations. Although the Company has entered into interest rate hedging contracts designed to offset a portion of the Company's exposure to interest rate fluctuations above certain levels, there can be no assurance that this objective will be achieved, and, if prevailing interest rates drop below a given point, the Company may be obligated to pay a higher interest rate under the hedging contract than would otherwise apply under the actual indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Interest Rate Sensitivity" and "-- Interest Rate Hedging Contracts".

THE COMPANY COULD BE ADVERSELY AFFECTED BY WRITE-OFFS OF ACQUIRED CLIENT RELATIONSHIPS AND GOODWILL

     On a pro forma basis at September 30, 1997, the Company's total assets were approximately $459.4 million, of which approximately $397.2 million were intangible assets consisting of acquired client relationships and goodwill. There can be no assurance that the value of such intangible assets will ever be realized by the Company. These intangible assets are being amortized on a straight-line basis over periods ranging from nine to 26 years in the case of acquired client relationships and 15 to 35 years in the case of goodwill. Pro forma for all investments in Affiliates to date, amortization of intangible assets, including goodwill, would have resulted in a charge to operations of $11.1 million for the nine months ended September 30, 1997. The Company evaluates each investment and establishes appropriate amortization periods based on the underlying facts and circumstances. Subsequent to each investment, the Company reevaluates, on a regular basis, such facts and circumstances to determine if the related intangible assets continue to be realizable and if the amortization period continues to be appropriate. In 1995 and 1996, such a reevaluation resulted in the write-off of approximately $2.5 million and $4.6 million of unamortized goodwill, respectively. Although at September 30, 1997, the net unamortized balance of intangible assets is not considered to be impaired, any such future determination requiring the write-off of a significant portion of unamortized intangible assets could adversely affect the Company's results of operations and financial position. In addition, the Company intends to invest in additional investment management firms in the future. While these firms will contribute additional revenue to the Company, such investments will also result in the recognition of additional intangible assets which will cause further increases in amortization expense.

THE PERFORMANCE OF THE COMPANY AND ITS AFFILIATES MAY BE ADVERSELY AFFECTED BY CHANGES IN ECONOMIC AND MARKET CONDITIONS

     The Company's Affiliates offer a broad range of investment management services and styles to institutional and retail investors. Across all the Affiliates, the Company operates in a number of sectors within the investment management industry, both with respect to products and distribution channels. Consequently, the Company's performance is directly affected by conditions in the financial and securities markets.

     The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. For example, between January 1, 1995 and September 30, 1997, the S&P 500 Index appreciated at a compound annual rate in excess of 30% while, according to the Federal Reserve Board and the Investment Company Institute, aggregate assets under management of mutual and pension funds grew at a compound annual rate approaching 20% for the period of January 1, 1995 through December 31, 1996. The financial markets and businesses operating in the securities industry, however, are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond the control of the Company. There can be no assurance that broader market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a corresponding decline in performance by the Affiliates and may adversely affect assets under management and/or fees at the Affiliate level, which would reduce cash flow distributable to the Company.

POOR PERFORMANCE BY TWEEDY, BROWNE WOULD ADVERSELY AFFECT THE COMPANY

     The Company has recently completed its investment in Tweedy, Browne (the "Tweedy, Browne Investment"). The Tweedy, Browne Investment represents the Company's single largest investment to date, with an aggregate purchase price of approximately $300 million. The addition of Tweedy, Browne significantly increases the aggregate size of AMG's revenue base, representing 37% of the Company's pro forma revenues for the nine months ended September 30, 1997. Poor financial performance by Tweedy, Browne would have an adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

THE AFFILIATES' INVESTMENT MANAGEMENT CONTRACTS ARE SUBJECT TO TERMINATION ON SHORT NOTICE

     Substantially all of the Affiliates' revenues are derived from investment management contracts which are typically terminable, without the payment of a penalty, in the case of contracts with mutual fund clients, upon 60 days' notice, and, in the case of institutional contracts, upon 30 days' notice. Because of this, clients of the Affiliates may withdraw funds from accounts under management by the Affiliates generally in their sole discretion. In addition, the Affiliates' contracts generally provide for fees payable for investment management services based on the market value of assets under management, although a portion also provide for the payment of fees based on investment performance. Because most contracts provide for a fee based on market values of securities, fluctuations in securities prices may have an adverse effect on the Company's consolidated results of operations and financial condition. Changes in the investment patterns of clients will also affect the total assets under management. In addition, in the case of contracts which provide for the payment of performance-based fees, the investment performance of the Affiliates will affect the Company's consolidated results of operations and financial condition.

     Some of the Affiliates' fees are higher than those of other investment managers for similar types of investment services. Each Affiliate's ability to maintain its fee structure in a competitive environment is dependent on the ability of the Affiliate to provide clients with investment returns and service that will cause clients to be willing to pay those fees. There can be no assurance that any given Affiliate will be able to retain its fee structure or, with such fee structure, retain its clients in the future.

THE COMPANY AND ITS AFFILIATES RELY ON KEY MANAGEMENT PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED

     The Company is dependent on the efforts of Mr. Nutt, its President, Chief Executive Officer and Chairman of the Board of Directors, and Sean M. Healey, its Executive Vice President, and other senior management personnel. Messrs. Nutt and Healey in particular play an important role in identifying suitable investment opportunities for the Company and in structuring and negotiating the terms of the Company's investments in investment management firms. Messrs. Nutt and Healey do not have employment agreements with the Company. The Company also believes that the business of Tweedy, Browne, its largest Affiliate based on EBITDA Contribution, is highly dependent on the services of Christopher H. Browne, William H. Browne and John D. Spears, who have been involved in the management of Tweedy, Browne for over 20 years and who continue to be primarily responsible for all of that firm's investment decisions. Although each of these individuals has entered into a 10-year employment agreement with Tweedy, Browne pursuant to which he has agreed to devote substantially all of his working time to the business and affairs of the firm, this can serve as no guarantee that he will remain with the Company for the specified term of the Agreement. The loss of key management personnel or an inability to attract, retain and motivate sufficient numbers of qualified management personnel on the part of the Company or any of its Affiliates would adversely affect the Company's business. The market for investment managers is extremely competitive and is increasingly characterized by frequent movement by investment managers among different firms. In addition, individual investment managers at the Affiliates often have regular direct contact with particular clients, which can lead to a strong client relationship based on the client's trust in that individual manager. The loss of a key investment manager of an Affiliate could jeopardize the Affiliate's relationships with its clients and lead to the loss of client accounts at such Affiliate. Losses of such accounts could have a material adverse effect on the results of operations and financial condition of the Affiliate and the Company. Although the Company uses a combination of economic incentives, vesting provisions, and, in some instances, non-solicitation agreements and employment agreements as a means of seeking to retain key management personnel at the Company and each of the Affiliates, there can be no assurance that key management personnel will remain with their respective firms.

THE COMPANY COULD BE ADVERSELY AFFECTED BY LIENS ON INTERESTS IN AFFILIATES, LIMITATIONS ON PAYMENT OF DISTRIBUTIONS BY AFFILIATES, AND CONTINGENT REPURCHASE OBLIGATIONS

  LIENS ON INTERESTS IN AFFILIATES

     Because AMG is structured as a holding company, all of the cash flow at the parent company level consists of distributions received from the Affiliates. Borrowings under the Credit Facility, of which approximately $182.2 million will be outstanding upon completion of the Offerings and the receipt and application of the proceeds therefrom, are secured by AMG's interests in the Affiliates.

  LIMITATION ON PAYMENT OF DISTRIBUTIONS BY AFFILIATES

     While AMG's agreements with the Affiliates contain provisions pursuant to which each Affiliate has agreed to pay to AMG a specified percentage of such Affiliate's gross revenues, there can be no assurance that distributions will always be made by the Affiliates to AMG or as to the amounts of any distributions. See "Business -- AMG Structure and Relationship with
Affiliates -- Revenue Sharing Arrangements". In the organizational documents of each Affiliate, the distributions to AMG represent only a portion of the revenues of the Affiliate, with the remainder being retained by the Affiliate or distributed to its management team. In addition, the payment of distributions to AMG may be subject to limitations under the laws of the jurisdiction of organization of each of the Affiliates, regulatory requirements, claims of creditors of each such Affiliate and applicable bankruptcy and insolvency laws.

  CONTINGENT REPURCHASE OBLIGATIONS

     In connection with its investments in each of its Affiliates, AMG has agreed to purchase ownership interests retained by the Affiliate's management team in certain amounts, at certain times and at certain prices. Consequently, AMG may be required to pay cash or issue new shares of Common Stock to its Affiliates' managers, and its ownership interests in its Affiliates may change from time to time, which may have an adverse affect on the Company's cash flow and liquidity. See "Business -- AMG Structure and Relationship with Affiliates -- Capitalization of Retained Interest".

THE COMPANY'S ABILITY TO ALTER THE MANAGEMENT PRACTICES AND POLICIES OF ITS AFFILIATES IS LIMITED

     Although AMG retains both the authority to prevent and cause certain types of activities by the Affiliates and has voting and veto rights regarding significant decisions pursuant to its agreements with the Affiliates, the Affiliates are authorized to manage and conduct their own day-to-day operations, including matters relating to employees who are not also owners, investment management policies and fee structures, product development, client relationships, compensation programs and compliance activities. Accordingly, under these agreements, AMG generally does not alter Affiliate day-to-day decisions, policies and strategies. Similarly, an Affiliate's non-compliance with regulatory requirements that AMG might detect if it operated the business of the Affiliates itself may not be detected by AMG as quickly, if at all, which may adversely affect the Company's financial condition and results of operations. See "Risk Factors -- Regulation". In addition, because each Affiliate is responsible for its own marketing and client relations, Affiliates may, from time to time, compete with each other for clients. See "Business -- AMG Structure and Relationship with Affiliates".

THE COMPANY MAY BE EXPOSED TO LIABILITIES INCURRED BY ITS AFFILIATES

     Certain of the Company's existing Affiliates are organized as partnerships that include the Company as a general partner. Consequently, to the extent any such Affiliate incurs liabilities or expenses which exceed its ability to pay or fulfill such liabilities or expenses, the Company would be liable for their payment.

     In addition, in the context of certain liabilities, the Company could be held liable, as a control person, for acts of Affiliates or their employees. The Company and each of its Affiliates maintains errors and omissions and general liability insurance in amounts which the Company and its Affiliates' management consider appropriate. There can be no assurance, however, that a claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide coverage, or that such coverage will continue to be available with sufficient limits or at a reasonable cost. A judgment against any of the Affiliates or the Company in excess of available coverage could have a material adverse effect on the Company. See "Business -- Corporate Liability and Insurance".

THE BUSINESSES OF THE COMPANY AND ITS AFFILIATES ARE HIGHLY COMPETITIVE

     The Company operates as an asset management holding company organized to invest in mid-sized investment management firms. The market for partial or total acquisitions of interests in investment management firms is highly competitive. The Company is aware of several other holding companies which have been organized to invest in or acquire investment management firms, and the Company views these firms as among its competitors. In addition, numerous other companies, both privately and publicly held, including commercial and investment banks, insurance companies, and investment management firms, most of which have longer established operating histories and significantly greater resources than the Company, make investments in and acquire investment management firms. Certain of the Company's principal stockholders also pursue investments in, and acquisitions of, investment management firms and the Company may, from time to time, encounter competition from such principal stockholders with respect to certain investments. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors will not enter the market or that such competition will not make it more difficult or impracticable for the Company to make investments in investment management firms. See "Business -- Competition".

     The investment management business is also highly competitive. Each of the Affiliates competes with a broad range of investment managers, including public and private investment advisers as well as affiliates of securities broker-dealers, banks, insurance companies and other entities. From time to time, Affiliates may also compete with each other for clients. Many of the Affiliates' competitors have greater resources than any of the Affiliates and than the Company and the Affiliates on a consolidated basis. In addition to competing directly for clients, competition can impact the Affiliates' fee structures. The Company believes that each Affiliate's ability to compete effectively with other firms is dependent upon the Affiliate's products, level of investment performance and client service, as well as the marketing and distribution of its investment products. There can be no assurance that the Affiliates will be able to achieve favorable investment performance and retain their existing clients. See "Business -- Competition".

RISKS INHERENT IN INTERNATIONAL OPERATIONS COULD ADVERSELY AFFECT THE COMPANY

     First Quadrant Limited is organized and headquartered in London, England. In addition, Tweedy, Browne and other Affiliates are investment advisers to certain funds which are organized under non-U.S. jurisdictions, including Luxembourg and Bermuda. In the future, the Company may seek to invest in other investment management firms which are located and/or conduct a significant part of their operations outside of the United States. There are certain risks inherent in doing business internationally, such as changes in applicable laws and regulatory requirements, difficulties in staffing and managing foreign operations, longer payment cycles, difficulties in collecting investment advisory fees receivable, political instability, fluctuations in currency exchange rates, expatriation controls and potential adverse tax consequences. There can be no assurance that one or more of such factors will not have an adverse effect on First Quadrant Limited or other non-U.S. investment management firms in which the Company may invest in the future and, consequently, on the Company's business, financial condition and results of operations.

THE BUSINESS OF EACH OF THE AFFILIATES IS HIGHLY REGULATED

     The business of each of the Affiliates is highly regulated primarily at the federal level, and the business of certain of the Affiliates is subject to the authority of non-U.S. regulators. The failure of an Affiliate to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions, including revocation of an Affiliate's registration as an investment adviser, commodity trading advisor or broker-dealer. Each Affiliate (other than First Quadrant Limited) is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and is subject to the provisions of the Investment Advisers Act and the Commission's regulations promulgated thereunder. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational, and disclosure obligations. Each of the Affiliates (other than First Quadrant Limited) is, as an investment adviser, also subject to regulation under the securities laws and fiduciary laws of certain states. Certain of the Affiliates, including Tweedy, Browne, act as advisers or subadvisers to mutual funds which are registered with the Commission under the Investment Company Act of 1940, as amended (the "1940 Act"). As an adviser or subadviser to a registered investment company, each such Affiliate is subject to requirements under the 1940 Act and the Commission's regulations promulgated thereunder. Each Affiliate is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), and to regulations promulgated thereunder, insofar as they are "fiduciaries" under ERISA with respect to certain of their clients. ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), impose certain duties on persons who are fiduciaries under ERISA, and prohibit certain transactions involving the assets of each ERISA plan which is a client of an Affiliate, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans. Each of First Quadrant and Renaissance is also registered with the Commodity Futures Trading Commission as a Commodity Trading Advisor and each is a member of the National Futures Association. Tweedy,

Browne is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as a broker-dealer and thus is subject to extensive regulation with respect to sales methods, trading practices, the use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees.

     In addition, applicable law provides that the investment management contracts under which Affiliates manage assets for other parties either terminate automatically if assigned, or are not assignable unless the applicable client consents to the assignment. Assignment, as generally defined, includes direct assignments as well as assignments which may be deemed to occur, under certain circumstances, upon the direct or indirect transfer of a "controlling block" of the voting securities of an Affiliate. Moreover, applicable law provides that all investment contracts with mutual fund clients may be terminated by such clients, without penalty, upon no later than 60 days' notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days' notice.

     A number of the Affiliates are subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. For example, First Quadrant Limited, located in London, is a member of the Investment Management Regulatory Organisation of the United Kingdom, and Tweedy, Browne and other Affiliates are investment advisers to certain funds which are organized under non-U.S. jurisdictions, including Luxembourg (where they are regulated by the Institute Monetaire Luxembourgeois) and Bermuda (where they are regulated by the Bermuda Monetary Authority).

     AMG itself does not manage investments for clients, does not provide any investment management services and, therefore, is not registered as an investment adviser under federal or state law.

THE ABILITY TO EFFECT A CHANGE OF CONTROL OF THE COMPANY COULD BE LIMITED BY PROVISIONS OF THE COMPANY'S CHARTER AND BY-LAWS, AND DELAWARE LAW

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-laws (the "By-laws") and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company, hinder the removal of incumbent directors, and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock, all of which may be beneficial to the interests of the stockholders under certain circumstances. These provisions include the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock. The Company also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Capital Stock -- Certain Provisions of the Company's Certificate of Incorporation and By-laws" and "-- Statutory Business Combination Provision".

CERTAIN STOCKHOLDERS MAY HAVE THE ABILITY TO EXERT SIGNIFICANT INFLUENCE OVER THE BUSINESS, POLICIES AND AFFAIRS OF THE COMPANY

     After giving effect to the sale of the shares of Common Stock sold in the Offerings, investors including investment funds associated with TA Associates, Inc. ("TA Associates"), Hartford Accident and Indemnity Company ("The Hartford"), members of senior management and key employees of the Company, and managers of Affiliates will beneficially own in the aggregate approximately 23.5%, 2.3%, 5.9% and 5.3%, respectively, of the outstanding Common Stock, including approximately 27.9%, 2.7%, 7.1% and 6.2% of the voting Common Stock. In addition, NationsBanc Investment Corporation ("NationsBank") and Chase Equity Associates will beneficially own in the aggregate 5.9% and 10.1% of the outstanding Common Stock after the Offerings, respectively, in the form of non-voting Class B Common Stock. To the knowledge of the Company, upon consummation of the Offerings, there will be no agreements among such persons relating to the voting of the Common Stock or otherwise relating to corporate governance issues (except that the holders of shares of non-voting Class B Common Stock have agreed that, to the extent such shares are entitled to vote as a class on any matter, they will vote such shares in the same proportion as the votes of the holders of the shares of voting Common Stock on such matter). If such persons were to vote their shares together, these persons would have the ability to exert significant influence over the Company's Board of Directors, and, therefore, the business, policies and affairs of the Company. In addition, by reason of such holdings, these stockholders may have the ability to exert significant influence over the outcome of certain fundamental corporate transactions requiring stockholder approval, including mergers and sales of assets, and the election of the members of the Company's Board of Directors. This influence could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock. See "Certain Transactions", "Principal Stockholders" and "Shares Eligible for Future Sale".

PURCHASERS OF COMMON STOCK IN THE OFFERINGS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price will be substantially higher than the pro forma net tangible book value (deficit) per share of the Company which, as of September 30, 1997, was $(34.94). Purchasers of the shares of Common Stock sold in the Offerings will experience immediate and substantial pro forma net tangible book value dilution of $33.18 per share. See "Dilution".

THE COMPANY DOES NOT PLAN TO PAY DIVIDENDS

     Following the consummation of the Offerings, the Company intends to retain earnings to repay debt and to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Any declaration of dividends in the future will depend upon, among other things, the Company's results of operations, financial condition and capital requirements as well as general business conditions. The Credit Facility also prohibits the Company from making dividend payments to its stockholders. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

LACK OF A PRIOR MARKET, EQUITY MARKET CONDITIONS, AND SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE TRADING PRICE OF THE COMMON STOCK

  NO PRIOR MARKET FOR THE COMMON STOCK

     Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the future or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock was determined by negotiations between the Company and the representatives of the U.S. Underwriters and the International Underwriters and may not be indicative of the market price of the Common Stock after the Offerings. See "Underwriting". From time to time after the Offerings, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the financial markets, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of the Common Stock.

  SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market after the Offerings could adversely affect the market price of the Common Stock. In addition to the 7,500,000 shares of Common Stock offered in the Offerings, up to 6,681,186 shares of Common Stock owned by the current stockholders will be eligible for sale in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), beginning 90 days after the consummation of the Offerings, and an additional 2,331,806 shares of Common Stock will become eligible for sale in the public market under Rule 144 at various dates through November 1998. The remaining 65,625 shares of Common Stock owned by the current stockholders are subject to vesting provisions and will become eligible for sale in the public market under Rule 144 at various times after November 1998 as they become vested. If such stockholders should sell or otherwise dispose of a substantial amount of Common Stock in the public market, the prevailing market price could be adversely affected. However, subject to certain exceptions, the Company and holders of 9,078,617 shares of Common Stock outstanding before the Offerings have agreed not to offer, sell, or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. See "Shares Eligible For Future Sale".

  REGISTRATION RIGHTS

     The holders of 8,076,686 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public, and the holders of 8,766,217 shares have the right to include their shares in a registration statement filed by the Company. In addition, certain of the managers of the Affiliates have the right under certain circumstances to exchange portions of their interests in the Affiliate of which they are a manager for shares of Common Stock. See
"Business -- AMG Structure and Relationship with Affiliates -- Capitalization of Retained Interest". Certain of the managers who have these exchange rights have the right to include the shares of Common Stock received by them in such exchange in a registration statement filed by the Company under the Securities Act. These registration rights may enable such holders to publicly sell shares which would otherwise be ineligible for sale in the public market. The Company also intends to register all of the shares of Common Stock issuable under the Company's stock plans as soon as practicable following the consummation of the Offerings. See "Management -- Compensation, Benefit and Retirement Plans". The sale of a substantial number of shares of Common Stock into the public market following the Offerings, or the availability of such shares for future sale, could adversely affect the market price for the Common Stock and could impair the Company's ability to obtain additional capital in the future through an offering of equity securities should it desire to do so. See "Shares Eligible for Future Sale" and "Underwriting".

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 7,500,000 shares of Common Stock in the Offerings, after deducting the underwriting discount and expenses payable by the Company in connection with the Offerings, will be approximately $163.1 million ($187.8 million if the Underwriters' over-allotment options are exercised in full). The Company intends to use such net proceeds to repay outstanding indebtedness, all of which was incurred to finance portions of the Company's investments in certain Affiliates, as follows: (i) approximately $60.0 million will be used to repay certain subordinated debt which bears interest initially at LIBOR plus 7.25% and matures on April 7, 1998, and (ii) approximately $103.1 million will be used to repay a portion of the outstanding borrowings under the Credit Facility, which bear interest at variable rates based on the prime rate or LIBOR as selected by the Company, and mature on October 9, 2004 and October 9, 2005. The interest rate on indebtedness under the Credit Facility at November 14, 1997 was 8.125% with respect to $118.3 million, 8.25% with respect to $117.0 million and 8.75% with respect to $50.0 million. Upon repayment of such indebtedness, and assuming the Company maintains compliance with certain financial ratios, approximately $17.8 million will be available for future borrowings under the Credit Facility.

                                DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on its Common Stock. The Company currently intends to retain earnings to finance the growth and development of its business, including possible investments, and does not anticipate paying cash dividends for the foreseeable future. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of the Company, as well as other factors the Company's Board of Directors may deem relevant. In addition, the Credit Facility prohibits the Company from making dividend payments to its stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                    DILUTION

     The pro forma net tangible book value (deficit) of the Common Stock at September 30, 1997 before adjustment for the Offerings was $(317.2) million, or $(34.94) per share after giving effect to the Recapitalization. After giving effect to the sale of the 7,500,000 shares of Common Stock in the Offerings at an initial public offering price of $23.50 per share (before deducting the estimated underwriting discounts and commissions and estimated offering expenses), and applying the estimated net proceeds therefrom as set forth in "Use of Proceeds" (with the associated write-off of $6.4 million in debt issuance costs and debt discount), the pro forma net tangible book value (deficit) of the Company at September 30, 1997 would have been $(160.5) million, or $(9.68) per share.

    Initial public offering price per share (1)......................              $ 23.50
         Pro forma net tangible book value (deficit) per share before
           the Offerings.............................................   $(34.94)
         Increase in pro forma net tangible book value per share
           attributable to the Offerings.............................     25.26
                                                                        -------
    As adjusted pro forma net tangible book value (deficit) per share
      after the Offerings............................................                (9.68)
                                                                                   -------
    Dilution in pro forma net tangible book value (deficit) per share
      to new investors (2)(3)........................................              $ 33.18
                                                                                   =======

---------------

(1) Initial public offering price before deduction of underwriting discounts and commissions and estimated expenses of the Offerings to be paid by the Company.

(2) Dilution is determined by subtracting the pro forma net tangible book value per share of Common Stock after the Offerings from the initial public offering price paid by purchasers in the Offerings for a share of Common Stock.

(3) Assumes no exercise of outstanding stock options. As of the date of this Prospectus, there are options outstanding to purchase a total of 92,500 shares of Common Stock at an exercise price of $9.10 per share. See "Management -- Compensation, Benefit and Retirement Plans" and Note 13 of the Notes to the Company's Consolidated Financial Statements. If any of these options were exercised, there would be further dilution to purchasers of Common Stock in the Offerings.

     Assuming the Underwriters' over-allotment options are exercised in full, the pro forma net tangible book value (deficit) at September 30, 1997 would be $(135.7) million or $(7.67) per share, the immediate increase in pro forma net tangible book value of shares owned by existing stockholders would be $27.27 per share, and the immediate dilution to purchasers of shares of Common Stock in the Offerings would be $31.17 per share.

     The following table summarizes, at September 30, 1997, after giving effect to the sale of the shares of Common Stock in the Offerings at an initial public offering price of $23.50 per share, (i) the number and percentage of shares of Common Stock purchased from the Company, (ii) the total cash consideration paid for the Common Stock, and (iii) the average price per share of Common Stock paid by existing stockholders and by purchasers of the Common Stock in the Offerings:

                                                                 TOTAL
                                  SHARES OWNED               CONSIDERATION
                             -----------------------   -------------------------   AVERAGE PRICE
                               NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE     PER SHARE
                             ----------   ----------   ------------   ----------   -------------
    Existing
      stockholders.........   9,078,617       54.8%    $ 86,640,000       33.0%       $  9.54
    New investors..........   7,500,000       45.2      176,250,000       67.0          23.50
                             ----------      -----     ------------      -----
         Total.............  16,578,617      100.0%    $262,890,000      100.0%
                             ==========      =====     ============      =====

                                 CAPITALIZATION

     The following table sets forth at September 30, 1997: (i) the historical capitalization of the Company; (ii) the pro forma capitalization reflecting the Subsequent Investment and the Recent Financing; and (iii) the pro forma capitalization described in clause (ii) as adjusted to give effect to the Recapitalization and sale of the shares of Common Stock in the Offerings (at an initial public offering price of $23.50 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds".

                                                                 SEPTEMBER 30, 1997
                                                     -------------------------------------------
                                                                                      PRO FORMA
                                                     HISTORICAL       PRO FORMA      AS ADJUSTED
                                                     -----------     -----------     -----------
                                                                   (IN THOUSANDS)
Senior debt, current portion.......................   $      --       $   5,500       $      --
Senior debt, long-term portion.....................      63,300         279,800         182,200
Subordinated debt..................................          --          59,600             800
                                                      ---------       ---------       ---------
  Total debt.......................................      63,300         344,900         183,000
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; none issued and outstanding
     historical, pro forma and pro forma as
     adjusted......................................          --              --              --
  Convertible preferred stock, $.01 par value;
     137,396 shares authorized and 125,916 shares
     issued and outstanding historical; 213,935
     shares authorized and 159,249(1) shares issued
     and outstanding pro forma; and none
     authorized, issued or outstanding pro forma as
     adjusted......................................      53,577          84,777              --
  Common Stock, $.01 par value; 17,160,050 shares
     authorized and 1,037,500 shares issued and
     outstanding historical; 10,961,000 shares
     authorized and 1,037,500(2) shares issued and
     outstanding pro forma; and 40,000,000 shares
     authorized and 13,941,817 shares issued and
     outstanding pro forma as adjusted.............          --              --             139
  Class B Common Stock, $.01 par value, non-voting;
     970,150 shares authorized and none issued and
     outstanding historical; 3,342,250 shares
     authorized and none issued and outstanding pro
     forma; and 3,000,000 shares authorized and
     2,636,800 shares issued and outstanding pro
     forma as adjusted.............................          --              --              26
  Additional paid-in capital on common stock.......          15              15         249,576
  Foreign translation adjustment...................         (86)            (86)            (86)
  Accumulated deficit..............................      (4,681)         (4,681)        (11,049)
                                                      ---------       ---------       ---------
          Total stockholders' equity...............      48,825          80,025         238,606
                                                      ---------       ---------       ---------
          Total capitalization.....................   $ 112,125       $ 424,925       $ 421,606
                                                      =========       =========       =========

---------------
(1) Includes the issuance of 5,333 shares of Series C-2 Non-Voting Convertible Preferred Stock and assumes the exercise of warrants to purchase 28,000 shares of Series C-2 Non-Voting Convertible Preferred Stock subsequent to September 30, 1997.

(2) Excludes 92,500 shares of Common Stock reserved for issuance under options outstanding under the 1995 Plan, of which 23,125 shares were issuable at September 30, 1997 upon the exercise of outstanding stock options at $9.10 per share. See "Management--Compensation, Benefit and Retirement Plans".

                       SELECTED PRO FORMA FINANCIAL DATA

     The selected pro forma statement of operations data and balance sheet data set forth below are derived from the unaudited pro forma consolidated statement of operations and balance sheet for the Company as of and for the nine months ended September 30, 1997, and the related notes thereto, as set forth in the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this Prospectus. The selected pro forma data are adjusted to reflect: (i) the Prior Investments (in the case of the selected pro forma statement of operations data) and the Subsequent Investment; (ii) the Recent Financing (as defined below), which was entered into in connection with the Subsequent Investment; and (iii) the Offerings (including the application of the net proceeds therefrom) and the Recapitalization in connection with the Offerings. The selected pro forma statement of operations data for the nine months ended September 30, 1997 assume that each of these transactions occurred on January 1, 1996. The selected pro forma balance sheet data assume that each of these transactions occurred on September 30, 1997.

     The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. The Prior Investments and the Subsequent Investment are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based upon estimates of fair value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Prior Investments were primarily funded with cash received from borrowings under the Company's revolving credit facility and from issuances of the Company's Convertible Preferred Stock. The Subsequent Investment has been funded by: (i) cash received from borrowings ("Senior Debt") under the Company's new $300 million senior credit facility (the "Credit Facility"), (ii) cash received from the issuance of $60 million face amount of subordinated debt (the "Subordinated Debt"), and
(iii) cash received from the issuance of $30 million of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock (clauses (i) - (iii) collectively, the "Recent Financing"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     The selected pro forma financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information and the related notes thereto, and the Consolidated Financial Statements of the Company (including the unaudited information as of and for the nine months ended September 30, 1997) and the related notes thereto, included elsewhere in this Prospectus. The pro forma information is based on the historical data with respect to the Company and the acquired businesses comprising the Prior Investments and the Subsequent Investment, is not necessarily indicative of the results that might have occurred had the transactions reflected actually taken place at the beginning of the period specified and is not intended to be a projection of future results.

                       SELECTED PRO FORMA FINANCIAL DATA

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                  FINANCING                          OFFERING         PRO FORMA
                            HISTORICAL      INVESTMENTS(1)     ADJUSTMENTS(2)      PRO FORMA      ADJUSTMENTS(3)     AS ADJUSTED
                            -----------     --------------     ---------------     ----------     --------------     ------------
                                                  (IN THOUSANDS, EXCEPT WHERE INDICATED AND PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA
Revenues..................   $  53,280         $ 50,579           $      --         $103,859        $       --        $  103,859
Operating expenses:
    Compensation and
      related expenses....      18,900           12,172                  --           31,072                --            31,072
    Amortization of
      intangible assets...       3,121            7,946                  --           11,067               150            11,217
    Depreciation and other
      amortization........       1,059              499                 793            2,351              (234)            2,117
    Other operating
      expenses............      21,228            5,415                  --           26,643                --            26,643
                             ---------         --------           ---------         --------        ----------        ----------
        Total operating
          expenses........      44,308           26,032                 793           71,133               (84)           71,049
                             ---------         --------           ---------         --------        ----------        ----------
Operating income (loss)...       8,972           24,547                (793)          32,726                84            32,810
Non-operating (income) and
  expenses:
    Investment and other
      income..............        (814)             (18)                 --             (832)               --              (832)
    Interest expense......       2,707               36              20,730           23,473           (12,780)           10,693
                             ---------         --------           ---------         --------        ----------        ----------
                                 1,893               18              20,730           22,641           (12,780)            9,861
                             ---------         --------           ---------         --------        ----------        ----------
Income (loss) before
  minority interest and
  income taxes............       7,079           24,529             (21,523)          10,085            12,864            22,949
Minority interest.........      (6,025)          (8,898)                 --          (14,923)              189           (14,734)
                             ---------         --------           ---------         --------        ----------        ----------
Income (loss) before
  income taxes............       1,054           15,631             (21,523)          (4,838)           13,053             8,215
Income taxes..............         221              678                  --              899             2,551             3,450
                             ---------         --------           ---------         --------        ----------        ----------
Net income (loss).........   $     833         $ 14,953           $ (21,523)        $ (5,737)       $   10,502        $    4,765
                             =========         ========           =========         ========        ==========        ==========
Net income (loss) per
  share (4)...............   $    0.12                                              $  (0.63)                         $     0.29
                             =========                                              ========                          ==========
Number of shares used in
  net income (loss) per
  share...................       6,858                                                 9,056                              16,635
                             =========                                              ========                          ==========
OTHER FINANCIAL DATA
Assets under management
  (at period end, in
  millions)...............   $  37,993         $  5,113           $      --         $ 43,106        $       --        $   43,106
EBITDA (5)................       7,941           24,112                  --           32,053               189            32,242
EBITDA as adjusted(5).....       5,013           23,398             (20,730)           7,681            10,418            18,099
Cash flow from (used in)
  operating activities....       6,749           29,107             (20,805)          15,051            10,229            25,280
Cash flow used in
  investing activities....     (27,007)            (370)           (300,325)        (327,702)               --          (327,702)
Cash flow from financing
  activities..............      24,032               --             303,075          327,107                --           327,107
BALANCE SHEET DATA
Current assets............   $  33,331         $  5,385           $   2,500         $ 41,216        $       --        $   41,216
Acquired client
  relationships...........      44,917           98,294                  --          143,211               740           143,951
Goodwill..................      53,545          200,478                  --          254,023             1,109           255,132
Total assets..............     142,400          305,597              11,400          459,397            (3,319)          456,078
Current liabilities.......      17,251            9,697                  --           26,948            (5,500)           21,448
Senior debt...............      63,300          210,600              11,400          285,300          (103,100)          182,200
Subordinated debt.........          --           59,600                  --           59,600           (58,800)              800
Total liabilities.........      84,800          274,397              11,400          370,597          (161,900)          208,697
Minority interest.........       8,775               --                  --            8,775                --             8,775
Preferred stock...........      53,577           31,200                  --           84,777           (84,777)               --
Stockholders' equity......      48,825           31,200                  --           80,025           158,581           238,606

---------------
(1) Gives effect to the recent investment in Tweedy, Browne (the "Subsequent Investment"), which occurred subsequent to September 30, 1997, and, in the case of the selected statement of operations data, to the investments made during the year ended December 31, 1996 and the nine months ended September 30, 1997 (the "Prior Investments"). See notes (B), (C) and (H)-(L) to the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

(2) To adjust for the Recent Financing, which was entered into in connection with the Subsequent Investment. See notes (B), (D) and (M) to the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

(3) To adjust for (i) the sale of Common Stock offered by the Offerings and the application of the net proceeds therefrom, and (ii) the related Recapitalization, consisting of a 50-for-1 stock split of the Common Stock effected in the form of a stock dividend and the issuance of 78,700 shares of Common Stock to shareholders of an Affiliate upon consummation of the Offerings, in each case as of the date of this Prospectus, the exercise of all warrants to purchase shares of the Company's convertible preferred stock (the "Convertible Preferred Stock") and the conversion of all outstanding shares of the Convertible Preferred Stock into shares of Common Stock, in each case upon consummation of the Offerings. See notes (E)-(G) and (N)-(Q) to the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

(4) See note (4) to the Summary Historical and Pro Forma Financial Data included elsewhere in this Prospectus.

(5) See notes (5) and (6) to the Summary Historical and Pro Forma Financial Data included elsewhere in this Prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected consolidated statement of operations data and balance sheet data set forth below are derived in the relevant periods from the consolidated financial statements and the notes thereto of the Company. The Company's consolidated financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants, as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and are included elsewhere in this Prospectus, together with the report of Coopers & Lybrand L.L.P. thereon. The selected consolidated statement of operations data for the nine months ended September 30, 1996 and 1997 and balance sheet data at September 30, 1997, presented below, were derived from the Company's unaudited consolidated financial statements that are included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for the full year. This selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's consolidated financial statements and the notes thereto, and the other financial information included elsewhere in this Prospectus.

                                                                                                        NINE MONTHS
                                                                                                    ENDED SEPTEMBER 30,
                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------      --------------------
                                                               1994        1995         1996         1996         1997
                                                              ------      -------      -------      -------      -------
                                                                (IN THOUSANDS, EXCEPT AS INDICATED AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues....................................................  $5,374      $14,182      $50,384      $32,170      $53,280
Operating expenses:
    Compensation and related expenses.......................   3,591        6,018       21,113       13,421       18,900
    Amortization of intangible assets.......................     774        4,174        8,053        2,518        3,121
    Depreciation and other amortization.....................      19          133          932          653        1,059
    Other operating expenses................................   1,000        2,567       13,115        9,578       21,228
                                                              ------      -------      -------      -------      -------
        Total operating expenses............................   5,384       12,892       43,213       26,170       44,308
Operating income............................................     (10)       1,290        7,171        6,000        8,972
Non-operating (income) and expenses:
    Investment and other income.............................    (966)        (265)        (337)        (763)        (814)
    Interest expense........................................     158        1,244        2,747        2,036        2,707
                                                              ------      -------      -------      -------      -------
                                                                (808)         979        2,410        1,273        1,893
                                                              ------      -------      -------      -------      -------
Income before minority interest, income taxes and
  extraordinary item........................................     798          311        4,761        4,727        7,079
Minority interest (3).......................................    (305)      (2,541)      (5,969)      (3,732)      (6,025)
                                                              ------      -------      -------      -------      -------
Income (loss) before income taxes...........................     493       (2,230)      (1,208)         995        1,054
Income taxes................................................     699          706          181          696          221
                                                              ------      -------      -------      -------      -------
Income (loss) before extraordinary item.....................    (206)      (2,936)      (1,389)         299          833
Extraordinary item..........................................      --           --         (983)        (580)          --
                                                              ------      -------      -------      -------      -------
Net income (loss)...........................................  $ (206)     $(2,936)     $(2,372)     $  (281)     $   833
                                                              ======      =======      =======      =======      =======
Net income (loss) per share (1).............................  $(0.05)     $ (0.58)     $ (0.36)     $ (0.04)     $  0.12
                                                              ======      =======      =======      =======      =======
OTHER FINANCIAL DATA
Assets under management (at period end, in millions)........  $  755      $ 4,615      $19,051      $16,074      $37,993
EBITDA (2)..................................................   1,444        3,321       10,524        6,202        7,941
EBITDA as adjusted(2).......................................     587        1,371        7,596        3,470        5,013
Cash flow from operating activities.........................     818        1,292        6,185        5,122        6,749
Cash flow used in investing activities......................  (6,156)     (37,781)     (29,210)     (28,513)     (27,007)
Cash flow from financing activities.........................   9,509       46,414       15,650       18,419       24,032

                                                                             DECEMBER 31,                  SEPTEMBER
                                                                  ----------------------------------          30,
                                                                   1994         1995          1996            1997
                                                                  -------      -------      --------      ------------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA
Current assets.................................................   $ 4,791      $16,847      $ 23,064        $ 33,331
Acquired client relationships..................................     3,482       18,192        30,663          44,917
Goodwill.......................................................     5,417       26,293        40,809          53,545
Total assets...................................................    13,808       64,699       101,335         142,400
Current liabilities............................................     2,021        4,111        23,591          17,251
Senior debt....................................................        --       18,400        33,400          63,300
Total liabilities..............................................     3,925       26,620        60,856          84,800
Minority interest (3)..........................................        80        1,212         3,490           8,775
Preferred stock................................................    10,004       40,008        42,476          53,577
Stockholders' equity...........................................     9,803       36,867        36,989          48,825

---------------

(1) See note (4) to the Summary Historical and Pro Forma Financial Data included elsewhere in this Prospectus.

(2) See notes (5) and (6) to the Summary Historical and Pro Forma Financial Data included elsewhere in this Prospectus.

(3) See note (3) to the Summary Historical and Pro Forma Financial Data included elsewhere in this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company acquires equity positions in mid-sized investment management firms, and derives its revenues from such firms. AMG has a revenue sharing arrangement with each Affiliate which is contained in the organizational documents of that Affiliate. Each such arrangement allocates a specified percentage of revenues (typically 50-70%) for use by management of that Affiliate in paying operating expenses of the Affiliate, including salaries and bonuses (the "Operating Allocation"). The remaining portion of revenues of the Affiliate, typically 30-50% (the "Owners' Allocation"), is allocated to the owners of that Affiliate (including the Company), generally in proportion to their ownership of the Affiliate.

     One of the purposes of the revenue sharing arrangements is to provide ongoing incentives for the managers of the Affiliates. The revenue sharing arrangements are designed to allow each Affiliate's managers to participate in that firm's growth (through their compensation paid out of the Operating Allocation and their ownership of a portion of the Owners' Allocation) and to make operating expenditures freely within the limits of the Operating Allocation. The portion of the Operating Allocation that is not used to pay salaries and other operating expenses (the "Excess Operating Allocation") is available for payment to the managers and other key employees of such Affiliate in the form of bonuses. The managers of each Affiliate thus have an incentive to increase revenues (thereby increasing the Operating Allocation) and control expenses (thereby increasing the Excess Operating Allocation). The ownership by an Affiliate's management of a portion of the Affiliate, which entitles them to a portion of the Owners' Allocation, provides a further incentive to managers of each Affiliate to increase revenues.

     The revenue sharing arrangements allow AMG to participate in the growth of revenues of each Affiliate, because as revenues increase, the Owners' Allocation also increases. However, the Company participates in that growth to a lesser extent than the managers of the Affiliate, because AMG does not participate in the growth of the Operating Allocation.

     The portion of each Affiliate's revenues which is included in its Operating Allocation and retained by it to pay salaries, bonuses and other operating expenses, as well as the portion of each Affiliate's revenues which is included in its Owners' Allocation and distributed to AMG and the other owners of the Affiliate, are both included as "revenues" on the Company's Consolidated Statements of Operations. The expenses of each Affiliate which are paid out of the Operating Allocation, as well as the holding company expenses of AMG which are paid by the Company out of the amounts of the Owners' Allocation which AMG receives from the Affiliates, are both included in Operating Expenses on the Company's Consolidated Statements of Operations. The portion of each Affiliate's Owners' Allocation which is allocated to owners of the Affiliates other than the Company is included in "minority interest" on the Company's Consolidated Statements of Operations.

     The following diagram depicts the allocation of the Affiliates' revenues.

     [Description of Flow Diagram:]
     [Diagram demonstrating the flow of revenues from an Affiliate to the Company, to management owners of the Affiliate, and to pay operating expenses of the Affiliate.]
     [Diagram begins on the left side of the page with a square with "Affiliate" written inside; an arrow moves from left to right, beginning on the right side of the square, and connects to a rectangle entitled "Revenue Sharing Agreement".]
     [Two arrows originate from the right side of the "Revenue Sharing Agreement" rectangle; one arrow begins at the top right corner and moves diagonally upwards to the right to an oval shape with "Operating Allocation" written inside; the bottom arrow moves diagonally downwards to the right from the lower right corner of the rectangle and connects to an oval shape with "Owners' Allocation" written inside.]
     [Two arrows originate from the right side of the oval titled "Operating Allocation"; one arrow moves diagonally upwards and to the right and connects with another oval shape entitled "Salary and Bonuses to Employees; Other Operating Expenses"; the second arrow, with the words "Excess Operating Allocation" written on the arrow, moves diagonally downwards and to the right to a rectangle entitled "Affiliate Management Equity Holders".]
     [The "Owners' Allocation" oval has two arrows originating on the right side; one arrow, with the words "Owners' Allocation" written on it, moves diagonally upwards and to the right and connects to the rectangle called "Affiliate Management Equity Holders" described above; the second arrow, with the words "Owners' Allocation" written on it, moves diagonally downwards and to the right and connects to a pennant-shaped symbol with "AMG" written inside.]

     The EBITDA Contribution of an Affiliate represents the Owners' Allocation of that Affiliate allocated to AMG before interest, taxes, depreciation and amortization of that Affiliate. EBITDA Contribution does not include holding company expenses of AMG.

     The Affiliates' revenues are derived from the provision of investment management services for fees. Investment management fees are usually determined as a percentage fee charged on periodic values of a client's assets under management. Certain of the Affiliates, including Tweedy, Browne, bill advisory fees for all or a portion of their clients based upon assets under management valued at the beginning of a billing period ("in advance"). Other Affiliates bill advisory fees for all or a portion of their clients based upon assets under management valued at the end of the billing period ("in arrears"). Advisory fees billed in advance will not reflect subsequent changes in the market value of assets under management for that period. Conversely, advisory fees billed in arrears will reflect changes in the market value of assets under management for that period. In addition, several of the Affiliates charge performance-based fees to certain of their clients; these performance-based fees result in payments to the applicable Affiliate if specified levels of investment performance are achieved. All references to "assets under management" include assets directly managed as well as assets underlying overlay strategies which employ futures, options or other derivative securities to achieve a particular investment objective.

     The Company's level of profitability will depend on a variety of factors including principally: (i) the level of Affiliate revenues, which is dependent on the ability of the Affiliates and future affiliates to maintain or increase assets under management by maintaining their existing investment advisory relationships and fee structures, marketing their services successfully to new clients, and obtaining favorable investment results; (ii) the receipt of Owners' Allocation, which is dependent on the ability of the Affiliates and future affiliates to maintain certain levels of operating profit margins; (iii) the availability and cost of the capital with which AMG finances its investments;
(iv) the Company's success in attracting new investments and the terms upon which such transactions are completed; (v) the level of intangible assets and the associated amortization resulting from the Company's investments; (vi) the level of expenses incurred by AMG for holding company operations, including compensation for its employees; and (vii) the level of taxation to which the Company is subject, all of which are, to some extent, dependent on factors which are not in the Company's control, such as general securities market conditions.

     Since its founding in December 1993, the Company has completed ten investments in Affiliates. In September and October 1997, the Company completed investments in GeoCapital and Tweedy, Browne, respectively. The Company also made investments during 1996 and 1997 in First Quadrant (March 1996), Burridge (December 1996) and Gofen and Glossberg (May 1997). The Tweedy, Browne Investment is the Company's largest to date, representing 53% of the Affiliates' pro forma EBITDA Contribution for the nine months ended September 30, 1997.

     In the Tweedy, Browne Investment, AMG paid $300 million in cash for a 71.2% interest in Tweedy, Browne's Owners' Allocation. In August 1997, when the Tweedy, Browne purchase agreement was executed, AMG's interest represented an estimated $30 million of annualized EBITDA Contribution based on Tweedy, Browne's assets under management as of such date. There can be no assurance that the actual EBITDA Contribution of Tweedy, Browne will equal this estimate. On a pro forma basis for the year ended December 31, 1996 and the nine months ended September 30, 1997, Tweedy, Browne's EBITDA Contribution was approximately $21.4 million and $20.6 million, respectively.

     The remaining portion of the firm's Owners' Allocation is owned by the senior management of Tweedy, Browne, including Christopher H. Browne, William H. Browne, and John D. Spears (collectively, the "Original Partners"). In connection with the transaction, the Original Partners signed ten year employment agreements with Tweedy, Browne. In addition, the Original Partners agreed to invest $100 million of the sale proceeds in accounts under Tweedy, Browne's management for a ten year period, bringing the total assets of the Original Partners, former partners and employees of Tweedy, Browne and their respective families under management by the firm to over $300 million (although no fees are paid with respect to most of these assets under management and, other than the $100 million described above, there is no requirement that such funds remain under the management of the firm).

     Pursuant to the Tweedy, Browne Company LLC Limited Liability Company Agreement (the "Tweedy, Browne LLC Agreement"), the management members have certain rights to require the Company to purchase their retained interests in the firm (the "Tweedy, Browne Puts") and AMG has certain rights to require management members to sell their retained interest in the firm (the "Tweedy, Browne Calls"). For the Original Partners, the Tweedy, Browne Puts are exercisable beginning in 2003, with the maximum aggregate percentage of the retained interest which may be sold in any year limited to 2.5% of the firm until 2008, when all of the Original Partners' remaining interests are eligible to be put to AMG. The Tweedy, Browne Calls are exercisable with respect to each management member after they reach a certain defined age, and are limited in any one year to 20% of the maximum interests held by each person. The Tweedy, Browne LLC Agreement provides that, except in limited circumstances (e.g., death or disability), if an Original Partner (or other management member) terminates his employment prior to the agreed upon retirement eligibility date, his interest will be repurchased at a substantial discount to the Fair Value Purchase Price. See "Business -- AMG Structure and Relationship with
Affiliates -- Capitalization of Retained Interest". In a separate provision of the Tweedy, Browne LLC Agreement, the Original Partners agreed to provide for an 8% interest in the firm to be sold to key employees over the five years following AMG's investment (in addition to 2% which was sold to such employees). These employees will be granted Tweedy, Browne Puts with respect to one half of their interest which will be exercisable beginning five years after their issuance subject to annual limitations.

     The Company's investments, including the Tweedy, Browne Investment, have been accounted for under the purchase method of accounting under which goodwill is recorded for the excess of the purchase price for the acquisition of interests in Affiliates over the fair value of the net assets acquired, including acquired client relationships.

     As a result of the series of investments made by the Company, intangible assets (goodwill and acquired client relationships) constitute a substantial percentage of the assets of the Company and the Company's results of operations have included increased charges for amortization of those intangible assets. As of September 30, 1997, the Company's total assets, on a pro forma basis for the inclusion of the Subsequent Investment, were approximately $459.4 million, of which approximately $143.2 million consisted of "acquired client relationships" and $254.0 million consisted of "goodwill" (acquired client relationships and goodwill are collectively referred to as "intangible assets"). The amortization period for intangible assets from each investment is assessed individually, with amortization periods for the Company's investments to date, including the Subsequent Investment occurring after September 30, 1997, ranging from nine to 26 years in the case of acquired client relationships and 15 to 35 years in the case of goodwill. In determining the amortization period for intangible assets acquired, the Company considers a number of factors including: the firm's historical and potential future operating performance; the firm's historical and potential future rates of attrition among clients; the stability and longevity of existing client relationships; the firm's recent, as well as long-term, investment performance; the characteristics of the firm's products and investment styles; the stability and depth of the firm's management team and the firm's history and perceived franchise or brand value. The Company continuously evaluates all components of intangible assets to determine whether there has been any impairment in its carrying value or its useful life. The Company makes such evaluations quarterly on an Affiliate-by-Affiliate basis to assess if facts and circumstances exist which suggest an impairment has occurred in the value of the intangible assets or if the amortization period needs to be shortened. If such a condition exists, the Company will evaluate the recoverability of the intangible asset by preparing a projection of the undiscounted future cash flows of the Affiliate. If impairment is indicated, then the carrying amount of intangible assets, including goodwill, will be reduced to their fair values. See "Risk Factors -- Risks Related to Write-Offs of Acquired Client Relationships and Goodwill".

     While amortization of intangible assets has been charged to the results of operations and is expected to be a continuing material component of the Company's operating expenses, management believes it is important to distinguish this expense from other operating expenses since such amortization does not require the use of cash. Because of this, and because the Company's distributions from its Affiliates are based on their Owners' Allocation, management has provided additional supplemental information in this Prospectus for "cash" related earnings, as an addition to, but not as a substitute for, measures related to net income. Such measures are (i) EBITDA, which the Company believes is useful to investors as an indicator of the Company's ability to service debt, make new investments and meet working capital requirements, and
(ii) EBITDA as adjusted, which the Company believes is useful to investors as another indicator of funds available to the Company, which may be used to make new investments, repay debt obligations, repurchase shares of Common Stock or pay dividends on Common Stock.

RESULTS OF OPERATIONS

  SUPPLEMENTAL PRO FORMA INFORMATION

     Affiliate operations are included in the Company's historical financial statements from their respective dates of acquisition. The Company consolidates Affiliates when it owns a controlling interest and includes in minority interest the portion of capital and Owners' Allocation owned by persons other than the Company. One of the Company's Affiliates, Paradigm, is not controlled by the Company and is accounted for under the equity method.

     Because the Company has made investments in each of the periods for which financial statements are presented, the Company believes that the operating results for these periods are not directly comparable. Substantially all of the changes in the Company's income, expense and balance sheet categories result from the inclusion of the acquired businesses from the dates of their acquisition.

     The Unaudited Pro Forma Consolidated Statements of Operations appearing elsewhere in this Prospectus present the results of operations of the Company for the year ended December 31, 1996 and the nine months ended September 30, 1997, as if the Prior Investments, the Subsequent Investment, the Recent Financing, the Recapitalization and the sale of Common Stock offered in the Offerings and the application of the net proceeds therefrom had occurred on January 1, 1996 (without any cumulative effect). The Unaudited Pro Forma Consolidated Balance Sheet reflects the Subsequent Investment and the Recent Financing as if they had occurred on September 30, 1997. Such Pro Forma Consolidated Financial Statements are based on the historical financial information of the Subsequent Investment and have been adjusted to reflect the new cost basis of net assets acquired and such other adjustments as further described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements. The Unaudited Pro Forma Consolidated Financial Statements are not necessarily indicative of the results that would have occurred had the transactions occurred on the dates indicated or which may be realized in the future.

     The following table presents supplemental unaudited pro forma information prepared on the same basis as the pro forma information appearing in the Unaudited Pro Forma Consolidated Financial Statements described above. Such information is provided to enhance the reader's understanding and evaluation of the effects to the Company of the Tweedy, Browne Investment, the Company's largest investment to date.

                UNAUDITED PRO FORMA SUPPLEMENTAL INFORMATION(1)

                                                    DECEMBER 31, 1996        SEPTEMBER 30, 1997
                                                    -----------------     ------------------------
                                                      (IN MILLIONS)            (IN MILLIONS)
Assets under Management -- at period end:
  Tweedy, Browne..................................      $   3,422                $    5,113
  Other Affiliates................................         24,325                    37,993
                                                        ---------                ----------
     Total........................................      $  27,747                $   43,106
                                                        =========                ==========

                                                       YEAR ENDED               NINE MONTHS
                                                    DECEMBER 31, 1996     ENDED SEPTEMBER 30, 1997
                                                    -----------------     ------------------------
                                                     (IN THOUSANDS)            (IN THOUSANDS)
Revenues:
  Tweedy, Browne..................................      $  39,905                $   38,108
  Other Affiliates................................         81,094                    65,751
                                                        ---------                ----------
     Total........................................      $ 120,999                $  103,859
                                                        =========                ==========
Owners' Allocation(2):
  Tweedy, Browne..................................      $  26,623                $   25,853
  Other Affiliates(3).............................         33,078                    25,144
                                                        ---------                ----------
     Total........................................      $  59,701                $   50,997
                                                        =========                ==========
EBITDA Contribution(4):
  Tweedy, Browne..................................      $  21,374                $   20,566
  Other Affiliates(5).............................         24,036                    18,478
                                                        ---------                ----------
     Total........................................      $  45,410                $   39,044
                                                        =========                ==========
OTHER PRO FORMA FINANCIAL DATA
Reconciliation of EBITDA Contribution to EBITDA:
  Total EBITDA Contribution (as above)............      $  45,410                $   39,044
  Less holding company expenses...................         (5,602)                   (6,802)
                                                        ---------                ----------
  EBITDA..........................................         39,808                    32,242
                                                        ---------                ----------
EBITDA as adjusted(6).............................         24,002                    18,099
Cash flow from operating activities...............         25,343                    25,280
Cash flow used in investing activities............       (358,844)                 (327,702)
Cash flow from financing activities...............        350,624                   327,107

---------------

(1) All amounts are pro forma for the inclusion of the Prior Investments and the Subsequent Investment as if such transactions occurred on January 1, 1996. See Notes to Unaudited Pro Forma Consolidated Financial Statements. In addition, EBITDA Contribution and other pro forma financial data reflect the issuance of shares of Common Stock to the shareholders of an Affiliate in exchange for an additional ownership interest in that Affiliate, resulting in a reduction of minority interest of $189,000.

(2) Owners' Allocation represents the portion of an Affiliate's revenues which is allocated to the owners of that Affiliate, including AMG, generally in proportion to their ownership interest, pursuant to the revenue sharing agreement with such Affiliate. The Company believes that the Owners' Allocation may be useful to investors as an indicator of the revenues an Affiliate has available for distribution to the Company. Owners' Allocation, as calculated by the Company, may not be consistent with comparable computations of Owners' Allocation by other companies with revenue sharing agreements.

(3) No Affiliate other than Tweedy, Browne accounted for more than 16% and 15% of Owners' Allocation for the periods ended December 31, 1996 and September 30, 1997, respectively. No single client relationship accounted for more than 3% of Owners' Allocation for the nine months ended September 30, 1997.

(4) EBITDA Contribution represents the portion of an Affiliate's revenues that is allocated to the Company, after amounts retained by the Affiliate for compensation and day-to-day operating and overhead expenses, but before the interest, tax, depreciation and amortization expenses of the Affiliate. EBITDA Contribution does not include holding company expenses. The Company believes EBITDA Contribution may be useful to investors as an indicator of each Affiliate's contribution to the Company's ability to service debt, to make new investments and to meet working capital requirements. EBITDA Contribution is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA Contribution and EBITDA, as calculated by the Company, may not be consistent with comparable computations by other companies.

(5) No Affiliate other than Tweedy, Browne accounted for more than 16% and 17% of EBITDA Contribution for the periods ended December 31, 1996 and September 30, 1997, respectively. No single client relationship accounted for more than 3% of EBITDA Contribution for the nine months ended September 30, 1997.

(6) EBITDA as adjusted represents earnings after interest expense and income taxes but before depreciation and amortization and extraordinary items. The Company believes that this measure may be useful to investors as another indicator of funds available to the Company, which may be used to make new investments, repay debt obligations, repurchase shares of Common Stock or pay dividends on Common Stock. EBITDA as adjusted, as calculated by the Company, may not be consistent with computations of EBITDA as adjusted by other companies. EBITDA as adjusted is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

     On a pro forma basis for the nine months ended September 30, 1997 assets under management increased $15.4 billion, or 55%, to $43.1 billion from $27.7 billion at December 31, 1996.

     Pro forma consolidated revenues were $103.9 million for the nine months ended September 30, 1997 while pro forma Owners' Allocation and pro forma EBITDA Contribution were $51.0 million and $39.0 million for the same period, respectively. Of the $39.0 million of EBITDA Contribution, $20.6 million was related to Tweedy, Browne, while the remaining $18.4 million was related to the other Affiliates.

     Tweedy, Browne's pro forma EBITDA Contribution was based on revenues of $38.1 million for the nine months ended September 30, 1997 which were partially based upon advisory fees billed in advance. For the other Affiliates, the $18.4 million of EBITDA Contribution was based on revenues of $65.8 million for the nine months ended September 30, 1997. The consolidated pro forma EBITDA Contribution did not increase proportionately to the increase in assets under management for the same period, in part because the fees for Tweedy, Browne and certain other Affiliates were billed in advance rather than in arrears.

  HISTORICAL

     NINE MONTHS ENDED SEPTEMBER 30, 1997 AS COMPARED TO SEPTEMBER 30, 1996

     As a result of the factors described below, the Company had net income of $833,000 for the nine months ended September 30, 1997 compared to a net loss of $281,000 for the nine months ended September 30, 1996. The net loss for the nine months ended September 30, 1996 resulted primarily from an extraordinary loss of $580,000, net of related tax benefit, from the early extinguishment of debt.

     Assets under management increased by $21.9 billion to $38.0 billion at September 30, 1997 from $16.1 billion at September 30, 1996 in part due to the investments made in Burridge, Gofen and Glossberg and GeoCapital which were completed in December 1996, May 1997 and September 1997, respectively. Excluding the initial assets under management of these Affiliates at the respective dates of the Company's investments, assets under management increased by $14.9 billion, as a result of $4.1 billion in market appreciation and $10.8 billion from net new sales.

     Consolidated revenues increased by $21.1 million to $53.3 million for the nine months ended September 30, 1997 from $32.2 million for the nine months ended September 30, 1996. Since September 30, 1996 the Company invested in Burridge in December 1996 and Gofen and Glossberg in May 1997 and included their results from their respective purchase dates. In addition, the Company invested in First Quadrant in March 1996 and its results were included in the results for the nine months ended September 30, 1996 from its purchase date. Revenues from these investments accounted for $21.7 million of the increase in revenues from 1996 to 1997 and were partially offset by a $2.5 million decline in revenues at Systematic following a period during 1996 of net client asset withdrawals. Performance-based fees, primarily earned by First Quadrant, increased by $6.0 million to $11.0 million for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The Company completed its investment in GeoCapital on September 30, 1997 and, therefore, GeoCapital's operating results were not included in either period.

     Compensation and related expenses increased by $5.5 million to $18.9 million for the nine months ended September 30, 1997 from $13.4 million for the nine months ended September 30, 1996. The inclusion of the First Quadrant, Burridge and Gofen and Glossberg investments accounted for $4.2 million of this increase and the remainder was due to increased compensation and related expenses at AMG and other Affiliates, including the costs of new hires to support the Company's growth.

     Amortization of intangible assets increased by $602,000 to $3.1 million for the nine months ended September 30, 1997 from $2.5 million for the nine months ended September 30, 1996 as a result of the inclusion of the First Quadrant, Burridge and Gofen and Glossberg investments.

     Selling, general and administrative expenses increased by $10.2 million to $17.8 million for the nine months ended September 30, 1997 from $7.6 million for the nine months ended September 30, 1996. The First Quadrant, Burridge and Gofen and Glossberg investments accounted for $8.2 million of this increase and the remainder was primarily due to increases in AMG and other Affiliates' selling, general and administrative expenses.

     Other operating expenses increased by approximately $1.5 million to $3.5 million for the nine months ended September 30, 1997 from $2.0 million for the nine months ended September 30, 1996. The First Quadrant, Burridge and Gofen and Glossberg investments accounted for most of this increase.

     Minority interest increased by $2.3 million to $6.0 million for the nine months ended September 30, 1997 from $3.7 million for the nine months ended September 30, 1996 as a result of the addition of new Affiliates as described above and the Owners' Allocation growth at the Company's Affiliates.

     EBITDA increased by $1.7 million to $7.9 million for the nine months ended September 30, 1997 from $6.2 million for the nine months ended September 30, 1996 as a result of the inclusion of new Affiliates as described above and revenue growth.

     Interest expense increased $671,000 to $2.7 million for the nine months ended September 30, 1997 from $2.0 million for the nine months ended September 30, 1996 as a result of the increased indebtedness incurred in connection with the investments described above.

     Income tax expense of $221,000 for the nine months ended September 30, 1997 consisted of current provisions for state and local income taxes and a deferred provision for future tax liabilities. For the nine months ended September 30, 1997, the Company did not accrue a current provision for federal income taxes as a result of its utilization of historical net operating loss carryforwards. As a result of the above, the effective tax rate for the nine months ended September 30, 1997 was 21%. Income tax expense of $696,000 consisted of $596,000 of deferred taxes for the effects of timing differences between the recognition of deductions for book and tax purposes primarily related to accelerated amortization of certain intangible assets and $100,000 of current state and local taxes.

     EBITDA as adjusted increased by $1.5 million to $5.0 million for the nine months ended September 30, 1997 from $3.5 million for the nine months ended September 30, 1996 as a result of the factors affecting net income as described above, before non-cash expenses such as amortization of intangible assets, depreciation and extraordinary items of $4.2 million for the nine months ended September 30, 1997 and $3.8 million for the nine months ended September 30, 1996.

     YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net loss was $2.4 million for the year ended December 31, 1996 compared to $2.9 million for the year ended December 31, 1995. The change was a result of the higher operating income from Affiliates in 1996 which was offset by an extraordinary item of $983,000 and higher depreciation and amortization, interest and minority interest expenses resulting from the inclusion of certain Affiliate results for a full year in 1996 compared to a partial period in 1995 and from the inclusion of First Quadrant's results from its acquisition date in March 1996.

     Assets under management increased by $14.5 billion to $19.1 billion at December 31, 1996 from $4.6 billion at December 31, 1995, primarily as a result of the investments made in First Quadrant and Burridge which were completed in March 1996 and December 1996, respectively. Excluding the initial assets under management of these Affiliates at their date of investment, assets under management increased by $2.0 billion as a result of new sales of $495.0 million and $1.5 billion in market appreciation.

     Consolidated revenues increased $36.2 million to $50.4 million for the year ended December 31, 1996 from $14.2 million for the year ended December 31, 1995. Of this increase, $25.5 million was attributable to the investment in First Quadrant in March 1996. In addition, for the year ended December 31, 1996, the results of Systematic, Paradigm, Skyline and Renaissance were included for the full period. Each of those Affiliates was only included for a portion of the year ended December 31, 1995. Performance-based fees increased by $11.8 million to $13.2 million for the year ended December 31, 1996 primarily due to the inclusion of First Quadrant which earned performance fees of $11.5 million for the period ended December 31, 1996. The Company completed its investment in Burridge on December 31, 1996.

     Compensation and related expenses increased $15.1 million to $21.1 million for the year ended December 31, 1996 from $6.0 million for the year ended December 31, 1995. Of this increase, $8.1 million was attributable to the inclusion of First Quadrant. As noted above, for the year ended December 31, 1996, the expenses of each of Systematic, Skyline and Renaissance were included for the full period. In addition, $1.1 million was attributable to the increased compensation costs of AMG personnel, including the cost of new hires to support the Company's growth.

     The amortization of intangible assets increased by $3.9 million to $8.1 million for the year ended December 31, 1996 from $4.2 million for the year ended December 31, 1995. Of this increase, approximately $700,000 was attributable to the First Quadrant investment and $1.2 million was due to the inclusion of the other recently acquired Affiliates for the full period. In the year ended December 31, 1996, the Company also recognized an impairment loss of $4.6 million in connection with its investment in Systematic which is included in amortization of intangible assets. The loss reflects the write down of the Company's intangible assets to its net realizable value following a period of net client asset withdrawals. In the year ended December 31, 1995, AMG also recognized $2.5 million of impairment loss amortization in connection with its Hartwell investment following a loss of client assets.

     Selling, general and administrative expenses increased from $2.2 million for the year ended December 31, 1995 to $10.9 million for the year ended December 31, 1996 for the reasons stated above related to the periods of inclusion in the results of operations of the new Affiliates and due to $1.8 million of higher selling, general and administrative expenses incurred by AMG relating to its investment activities.

     Other operating expenses increased from $330,000 for the year ended December 31, 1995 to $2.3 million for the year ended December 31, 1996. This $2.0 million increase was primarily due to the inclusion of operations for the First Quadrant investment for nine months and the Renaissance investment for a full year in 1996.

     Minority interest increased by $3.5 million to $6.0 million for the year ended December 31, 1996 from $2.5 million for the year ended December 31, 1995, as a result of the addition of new Affiliates during the year and revenue growth at the Company's Affiliates.

     EBITDA increased $7.2 million to $10.5 million for the year ended December 31, 1996 from $3.3 million for the year ended December 31, 1995 as a result of the inclusion of new Affiliates as described above and revenue growth.

     Interest expense increased from $1.2 million for the year ended December 31, 1995 to $2.7 million for the year ended December 31, 1996. The increase in the interest expense was due to the incurrence of $16.1 million of average bank borrowings by the Company in connection with the Systematic, Paradigm, Skyline and Renaissance transactions and $16.0 million of average bank borrowings incurred in connection with the 1996 investment in First Quadrant for the nine months ended December 31, 1996.

     Income tax expense was $181,000 for the year ended December 31, 1996 compared to $706,000 for the year ended December 31, 1995. The Company did not accrue a current provision for federal income taxes in 1996 as a result of its utilization of net operating loss carryforwards. The net operating loss carryforwards resulted from prior periods of net losses from operations. The Company has established a valuation allowance against the resulting net deferred tax asset. The effective tax rate for the year ended December 31, 1996 was 15% compared to 32% for the year ended December 31, 1995. The 1995 provision for taxes included $445,000 for state and local income taxes and $261,000 of federal income taxes. The federal income tax provision included $201,000 of deferred taxes for the effects of timing differences between the recognition of deductions for book and tax purposes primarily related to the accelerated amortization of certain intangible assets.

     EBITDA as adjusted increased by $6.2 million to $7.6 million for the year ended December 31, 1996 from $1.4 million for the year ended December 31, 1995, as a result of factors affecting net income as described above before non-cash charges such as amortization of intangible assets, depreciation and extraordinary items of $10.0 million for the year ended December 31, 1996 and $4.3 million for the year ended December 31, 1995.

     YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO DECEMBER 31, 1994

     Net loss was $2.9 million for the year ended December 31, 1995 compared to $206,000 for the year ended December 31, 1994. The change occurred as a result of higher amortization of intangible assets and interest expense and was partially offset by higher operating income from Affiliates.

     Assets under management increased by $3.8 billion to $4.6 billion at December 31, 1995 from $755.0 million at December 31, 1994, primarily as a result of the investments made in Systematic, Paradigm, Skyline and Renaissance which were completed in May 1995, May 1995, August 1995 and November 1995, respectively. Excluding the assets under management of these Affiliates at the dates of investment, assets under management decreased by $21.6 million as a result of net client out flows of $320.6 million and was partially offset by $299.0 million of market appreciation.

     Consolidated revenues increased $8.8 million to $14.2 million for the year ended December 31, 1995 from $5.4 million for the year ended December 31, 1994. Substantially all of this increase was attributable to investments in Affiliates after December 31, 1994. In addition, for the year ended December 31, 1995, the results of Hartwell were included for the full year. Hartwell, the only Affiliate included in the results of operations for the year ended December 31, 1994, was acquired in a series of transactions in 1994. Performance fees were $1.4 million for the year ended December 31, 1995. There were no performance fees for the year ended December 31, 1994.

     Compensation and related benefits expenses increased $2.4 million to $6.0 million for the year ended December 31, 1995 from $3.6 million for the year ended December 31, 1994 due to the inclusion of the new Affiliates. In addition, for the year ended December 31, 1995, the results of Hartwell were included for the full year.

     The amortization of intangible assets increased by $3.4 million to $4.2 million for the year ended December 31, 1995 from $774,000 for the year ended December 31, 1994. Of this increase, $900,000, or 26%, was attributable to the investments in Affiliates during the year ended December 31, 1995 and $2.5 million was attributable to an accelerated write-off of intangible assets for the Hartwell investment following a loss of client assets.

     Minority interest increased $2.2 million to $2.5 million for the year ended December 31, 1995 from $305,000 for the year ended December 31, 1994, as a result of the addition of new Affiliates during the year and revenue growth at the Company's Affiliates.

     EBITDA increased by $1.9 million to $3.3 million for the year ended December 31, 1995 from $1.4 million for the year ended December 31, 1994 as a result of the inclusion of new Affiliates as described above and revenue growth.

     Interest expense increased $1.0 million to $1.2 million for the year ended December 31, 1995 from $158,000 for the year ended December 31, 1994. The increase in interest expense was due to the incurrence of additional indebtedness by the Company in connection with the investments consummated during 1995.

     Income tax expense was $706,000 for the year ended December 31, 1995 compared to $699,000 for the year ended December 31, 1994. The tax provision for 1994 included $335,000 of federal income taxes primarily relating to Hartwell prior to its inclusion in the Company's consolidated federal income tax return. The remaining $364,000 of income taxes in 1994 related to state and local taxes, primarily relating to Hartwell. The 1995 provision for taxes included $261,000 in federal income taxes including $201,000 in federal deferred taxes relating to timing differences in connection with the recognition of deductions for intangible assets.

     EBITDA as adjusted increased by approximately $800,000 to $1.4 million for the year ended December 31, 1995 from $587,000 for the year ended December 31, 1994 as a result of factors affecting net income as described above before non-cash charges such as amortization of intangible assets, depreciation and extraordinary items of $4.3 million for the year ended Decem-ber 31, 1995 and $793,000 for the year ended December 31, 1994 and from the inclusion of Affiliates for the whole period which were acquired during the previous year.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has met its cash requirements primarily through cash generated by its operating activities, bank borrowings, and the issuance by the Company of equity and debt securities in private placement transactions. See "Certain Transactions". The Company anticipates that it will use cash flow from its operating activities to repay debt and to finance its working capital needs and will use bank borrowings and issue equity securities to finance future affiliate investments. The Company's principal uses of cash have been to make investments in Affiliates, to retire indebtedness, and to support the Company's and its Affiliates' operating activities. The Company expects that its principal use of funds for the foreseeable future will be for investments in additional affiliates, repayments of debt, including interest payments on outstanding debt, distributions of the Owners' Allocation to owners of Affiliates other than AMG, additional investments in existing Affiliates including upon the exercise of Puts (as defined herein) and for working capital purposes. The Company does not expect to make commitments for material capital expenditures.

     Net cash flow from operating activities was $6.2 million, $1.3 million and $818,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and $6.7 million and $5.1 million for the nine months ended September 30, 1997 and 1996, respectively.

     Net cash flow used in investing activities was $29.2 million, $37.8 million and $6.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. Of these amounts, $25.6 million, $38.0 million and $6.5 million, respectively, were used to make investments in Affiliates. Net cash flow used in investing activities was $27.0 million and $28.5 million for the nine months ended September 30, 1997 and 1996, respectively. Of these amounts, $25.6 million and $25.2 million, respectively, were used to make investments in Affiliates.

     At September 30, 1997 the Company had outstanding borrowings under its then existing lines of credit of $63.3 million, all of which were subsequently repaid in October 1997 with proceeds from the Credit Facility described below.

     In October 1997 the Company completed its investment in Tweedy, Browne, which required approximately $298.0 million in cash (including transaction costs). See "Unaudited Pro Forma Consolidated Financial Statements".

     The Company obtained the financing for the Subsequent Investment pursuant to (i) borrowings under the Credit Facility (the "Senior Debt"), (ii) $60.0 million face amount of Subordinated Bridge Notes (the "Subordinated Debt") and
(iii) $30.0 million from the issuance of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock (clauses (i) - (iii) collectively, the "Recent Financing"). The Credit Facility includes $200.0 million in revolving credit with a 7-year maturity, $50.0 million of 7-year Tranche A and $50.0 million of 8-year Tranche B term loans. Interest on the $200.0 million revolving credit and the Tranche A term loan is based on LIBOR plus up to 2.5% based upon the Company's ratio of Senior Debt to EBITDA (adjusted for certain items). Interest on the Tranche B term loan is based upon LIBOR plus a margin of 3%. The Subordinated Debt bears interest initially at LIBOR plus 7.25% which margin increases by 1/2 of 1% every quarter to a maximum cash paying rate of 15% and a maximum total interest rate of 17%. Interest accruing above 15% will be added to the face amount of the Subordinated Debt.

     The Tranche A and Tranche B term loans can be prepaid without penalty at any time and the Subordinated Debt can be prepaid without penalty within six months of its issuance out of proceeds from an initial public offering. Principal repayments, if not otherwise retired from the proceeds of the Offerings, are required on the term loans in aggregate semi-annual amounts of $2.75 million during the first four years of the loans, $5.25 million during the fifth and sixth years, $16.75 million during the seventh year and $11.75 million during the eighth year.

     The Company intends to retire the Subordinated Debt, repay the $100.0 million of term loans under the Credit Facility and to repay approximately $3.1 million of the revolving credit portion of the Credit Facility with the net proceeds of the Offerings. As a result, upon completion of the Offerings and the application of the net proceeds therefrom and assuming the Company maintains compliance with certain financial ratios, the Company will have approximately $182.2 million of indebtedness outstanding under the Credit Facility, with approximately $17.8 million available under the Credit Facility for future investments and working capital needs. The Company plans to seek additional borrowing capacity to fund such needs through the replacement of the existing Credit Facility with a new credit facility. There can be no assurance, however, that the Company will succeed in obtaining all or any portion of such replacement financing, and the Company cannot predict at this time the terms of such financing, if obtained.

     The Company's borrowings under the Credit Facility are collateralized by pledges of all of its interests in Affiliates (including all interests in Affiliates which are directly held by the Company, as well as all interests in Affiliates which are indirectly held by the Company through wholly-owned subsidiaries), representing in excess of 97% of the Company's assets at September 30, 1997 on a pro forma basis. The credit agreement (the "Credit Agreement") evidencing the Credit Facility contains a number of negative covenants, including those which prevent the Company and its Affiliates from:
(i) incurring additional indebtedness (with certain enumerated exceptions, including additional borrowings under the Credit Facility and borrowings which constitute Subordinated Indebtedness (as that term is defined in the Credit Agreement)), (ii) creating any liens or encumbrances on any of their assets (with certain enumerated exceptions), (iii) selling assets outside the ordinary course of business or making certain fundamental changes with respect to the Company or any of its subsidiaries, including a restriction on the Company's ability to transfer interests in its subsidiaries if, as a result of such transfer, the Company would own less than 51% of such subsidiary, and (iv) declaring or paying dividends on the Common Stock of the Company. The Credit Agreement also requires the Company to comply with certain financial covenants on an ongoing basis. These include a covenant requiring minimum stockholders' equity of $36.0 million (plus 85% of net proceeds from offerings of equity and Subordinated Indebtedness (as such term is defined in the Credit Agreement) and 50% of quarterly net income after the date of the Credit Agreement (subject to certain adjustments in the case of any net losses)); a covenant requiring that Consolidated EBITDA (as such term is defined in the Credit Agreement) exceed interest expense by 1.75 to 1.0 (rising to 2.25 in 1999 and 3.0 thereafter); and a covenant requiring that senior debt not exceed Adjusted EBITDA (as such term is defined in the Credit Agreement) during any trailing twelve-month period by more than 6.5 to 1.0 (declining to 4.5 on October 1, 1998 and 3.5 on June 30,
1999). As of the date of this Prospectus, the Company remains in compliance with each of the foregoing financial covenants. The Company's ability to borrow under the Credit Agreement is conditioned upon its compliance with the requirements of that agreement, and any non-compliance with those requirements could give rise to a default entitling the lenders to accelerate all outstanding borrowings under that agreement.

     As part of the Recent Financing, the Company also issued to Chase Equity Associates 5,333 shares of Series C-2 Non-Voting Convertible Preferred Stock and warrants to purchase at nominal cost 28,000 shares of Series C-2 Non-Voting Convertible Preferred Stock for aggregate cash consideration of $30.0 million. As partial consideration in the GeoCapital investment, the Company issued 10,667 shares of Class D Convertible Preferred Stock valued at $9.6 million. See "Certain Transactions".

     Net cash flow from financing activities was $15.7 million, $46.4 million, and $9.5 million for the years ended December 31, 1996, 1995 and 1994, respectively, and was $24.0 million and $18.4 million for the nine months ended September 30, 1997 and 1996, respectively. The principal sources of cash from financing activities has been from borrowings under senior credit facilities and private placements of the Company's equity securities.

     The uses of cash from financing activities were for the repayment of bank debt, repayment of notes issued as purchase price consideration and for payment of debt issuance costs.

     The Company's cash flows from equity issuances were $2.5 million, $30.0 million and $10.0 million for the years ended December 31, 1996, 1995 and 1994, respectively, and $2.5 million for the nine months ended September 30, 1996. The 1996 cash flows from equity issuances were from the issuance and sale of 3,703 shares of Series B-1 Voting Convertible Preferred Stock in an exempt offering under Rule 701(c) of the Securities Act of 1933, as amended (the "Securities Act"), to officers, employees and consultants of Affiliates. The 1995 cash flows from equity issuances were from 19,403 shares of Series B-2 Non-Voting Convertible Preferred Stock sold to NationsBank for $13.0 million, 10,448 shares of Series B-1 Voting Convertible Preferred Stock sold primarily to The Hartford and TA Associates for an aggregate of $7.0 million, and 40,000 shares of Class A Convertible Preferred Stock sold primarily to TA Associates for $10.0 million. The 1994 cash flows from equity issuances were from 40,000 shares of Class A Convertible Preferred Stock sold primarily to TA Associates.

     In March 1996, the Company replaced its then-existing $50.0 million credit facility with a $125.0 million credit facility (the "1996 Credit Facility"). The 1996 Credit Facility provided for borrowings to finance the Company's investment activities and for limited amounts of working capital. The indebtedness under the 1996 Credit Facility had a stated maturity of March 6, 2001, and accrued interest at fluctuating rates based on the prime rate or LIBOR, plus a margin ranging from 1.00% to 2.25% depending on the Company's Senior Debt to EBITDA (adjusted for certain items), as selected by the Company in connection with each borrowing under the 1996 Credit Facility. The 1996 Credit Facility was replaced by the Credit Facility as part of the Recent Financing described above.

     The Company estimates that it will have approximately $182.2 million in outstanding indebtedness under the Credit Facility following the completion of the Offerings and the application of the net proceeds therefrom. See "Capitalization" and "Use of Proceeds".

     In order to provide the funds necessary for the Company to continue to acquire interests in investment management firms including its Affiliates upon the exercise of Puts, it will be necessary for the Company to incur, from time to time, additional long-term bank debt and/or issue equity or debt securities, depending on market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the Company.

INTEREST RATE SENSITIVITY

     The Company's revenues are derived almost exclusively from fees which are based on the values of assets managed. Such values are affected by changes in the broader financial markets which are, in part, affected by changing interest rates. The Company cannot predict the effects that interest rates or changes in interest rates may have on either the broader financial markets or its assets under management and associated fees.

     With respect to its debt financings, the Company is exposed to potential fluctuations in the amount of interest expense resulting from changing interest rates. The Company seeks to offset such exposure in part by entering into interest rate hedging contracts. See "-- Interest Rate Hedging Contracts".

     The Company's annual interest expense increases or decreases by $228,000 for each 1/8 of 1% change in interest rates assuming LIBOR is between 5% and 6.67%.

INTEREST RATE HEDGING CONTRACTS

     The Company seeks to offset its exposure under its debt financing arrangements to changing interest rates by entering into interest rate hedging contracts. As of November 14, 1997, the Company is a party, with two major commercial banks as counterparties, to $185.0 million notional amount of swap contracts which are designed to limit interest rate increases on the Company's borrowings and are linked to the three-month LIBOR. The swap contracts, upon quarterly reset dates, cap interest rates on the notional amounts at rates ranging between 6.67% and 6.78%. When LIBOR is at or below 5%, the Company's floating interest rate debt is swapped for fixed rate debt at rates ranging between 6.67% and 6.78%. The Company generally borrows at LIBOR and pays an additional interest margin as described above. The hedging contracts limit the effects of the Company's payment of interest at equivalent LIBOR rates of 6.78% or less on up to $185.0 million of indebtedness. However, there can be no assurance that the Company will continue to maintain such hedging contracts at their existing levels of coverage or that the amount of coverage maintained will cover all of the Company's indebtedness outstanding at any such time. In addition, as noted above, the Company's existing hedging contracts subject the Company to the risk of payments of higher interest rates when prevailing LIBOR rates are at 5% or less. Therefore, there can be no assurance that the hedging contracts will meet their overall objective of reducing the Company's interest expense. In addition, there can be no assurance that the Company will be successful in obtaining hedging contracts in the future on any new indebtedness.

RECENT ACCOUNTING DEVELOPMENTS

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. In June 1997, the FASB issued Statement of Financial Standards No. 130, Reporting Comprehensive Income ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. FAS 128 and FAS 130 are effective for fiscal years beginning after December 15, 1997. Early application is permitted for FAS 130 but not for FAS 128. If comparative financial statements are presented for earlier periods, those statements must be restated to reflect the application of FAS 128 and FAS 130. The Company intends to comply with the disclosure requirements of these pronouncements in 1998.

ECONOMIC AND MARKET CONDITIONS

     The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. For example, between January 1, 1995 and September 30, 1997, the S&P 500 Index appreciated at a compound annual rate in excess of 30% while, according to the Federal Reserve Board and the Investment Company Institute, aggregate assets under management of mutual and pension funds grew at a compound annual rate approaching 20% for the period January 1, 1995 to December 31, 1996. The financial markets and businesses operating in the securities industry, however, are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond the control of the Company. There can be no assurance that broader market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a corresponding decline in performance by the Affiliates and may adversely affect assets under management and/or fees at the Affiliate level, which would reduce cash flow distributions to the Company.

INTERNATIONAL OPERATIONS

     First Quadrant Limited is organized and headquartered in London, England. In the future, the Company may seek to invest in other investment management firms which are located and/or conduct a significant part of their operations outside of the United States. There are certain risks inherent in doing business internationally, such as changes in applicable laws and regulatory requirements, difficulties in staffing and managing foreign operations, longer payment cycles, difficulties in collecting investment advisory fees receivable, political instability, fluctuations in currency exchange rates, expatriation controls and potential adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on First Quadrant Limited or other non-U.S. investment management firms in which the Company may invest in the future and, consequently, on the Company's business, financial condition and results of operations.

INFLATION

     The Company does not believe that inflation or changing prices have had a material impact on its results of operations.

                                    BUSINESS

OVERVIEW

     AMG is an asset management holding company which acquires majority interests in mid-sized investment management firms. The Company's strategy is to generate growth through investments in new affiliates, as well as through the internal growth of existing affiliated firms. With the completion of its investment in Tweedy, Browne, the Company's most recent and largest investment to date, AMG has grown since its founding in December 1993 to ten investment management firms with over $40 billion in assets under management.

     The Company was founded in December 1993 by William J. Nutt, the Company's President, Chief Executive Officer and Chairman of the Board of Directors, and TA Associates, a Boston-based private equity investment firm. Mr. Nutt has extensive previous experience in the money management industry, including as President of The Boston Company, a leading institutional asset manager, administrator and adviser of mutual funds, and private banking institution.

     AMG was established to address the succession and transition issues facing the founders and principal owners of many mid-sized investment management firms. Before AMG, succession planning alternatives for mid-sized firms were typically limited to (i) internal transfers to firm employees (at prices generally below fair market value), or (ii) the sale of 100% of the firm's equity, which often failed to provide adequate incentives for succeeding management to grow the firm.

     AMG has developed an innovative transaction structure which it believes addresses the succession planning needs of growing mid-sized investment management firms. The Company believes that the AMG Structure appeals to target firms for both financial and operational reasons:

     - The AMG Structure allows owners of mid-sized investment management firms to sell a portion of their interest, while ongoing management retains a significant ownership interest, with the opportunity to realize value for that interest in the future.

     - The AMG Structure provides management of each Affiliate with autonomy over the day-to-day operations of their firm, and includes a revenue sharing arrangement which provides that a specified percentage of revenues are retained to pay operating expenses at the discretion of the Affiliate's management.

     The Company believes that the AMG Structure distinguishes AMG from other acquirors of investment management firms which generally seek to own 100% of their target firms and, in many cases, seek to participate in the day-to-day management of such firms. AMG believes that the opportunity for managers of each Affiliate to realize the value of their retained equity interest makes the AMG Structure particularly appealing to managers of firms who anticipate strong future growth and provides those managers with an ongoing incentive to continue to grow their firm.

     AMG's Affiliates have achieved substantial internal growth in assets under management. For the nine months ended September 30, 1997, the Affiliates increased their assets under management 55%. Tweedy, Browne, AMG's largest Affiliate, based on EBITDA Contribution*, achieved growth of 49% in assets under management for the same period.

     The table below depicts the pro forma change in the Company's assets under management (assuming all Affiliates were included for the entire periods presented).

                                                              YEAR ENDED          NINE MONTHS
                                                             DECEMBER 31,     ENDED SEPTEMBER 30,
                                                                 1996                1997
                                                             ------------     -------------------
                                                                        (IN MILLIONS)
Assets under management -- beginning.......................    $ 24,549             $27,747
Net new sales..............................................         666              10,668
Market appreciation........................................       2,532               4,691
                                                               --------             -------
Assets under management -- ending..........................    $ 27,747             $43,106
                                                               ========             =======

     The Affiliates manage assets across a diverse range of investment styles, asset classes and client types, with significant participation in fast-growing segments such as equities, global investments and mutual funds. For the nine months ended September 30, 1997, investments in equity securities represented 84% of EBITDA Contribution, while global investments represented 37% of EBITDA Contribution. For the same period, mutual fund assets represented 29% of EBITDA Contribution. Other asset classes, including fixed income, represented 16% of EBITDA Contribution; domestic investments represented 63% of EBITDA Contribution; and institutional, high net worth and other client types represented 71% of EBITDA Contribution for the same period. The three largest Affiliate mutual funds, Tweedy, Browne American Value, Tweedy, Browne Global Value and Skyline Special Equities, which represented approximately 95% of the Company's total mutual fund assets under management at September 30, 1997, are each rated "five stars", by Morningstar, Inc., and these funds' assets increased 122%, 60% and 111%, respectively, for the nine months ended September 30, 1997.
---------------
* EBITDA Contribution represents the portion of an Affiliate's revenues that is allocated to the Company, after amounts retained by the Affiliate for compensation and day-to-day operating and overhead expenses, but before the interest, tax, depreciation and amortization expenses of the Affiliate. EBITDA Contribution does not include holding company expenses. The Company believes that EBITDA Contribution may be useful to investors as an indicator of each Affiliate's contribution to the Company's ability to service debt, to make new investments and to meet working capital requirements. EBITDA Contribution is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA Contribution and EBITDA, as calculated by the Company, may not be consistent with comparable computations by other companies.

     The following table provides the pro forma composition of the Company's assets under management and relative EBITDA Contribution of the Affiliates for the nine months ended September 30, 1997.

          PRO FORMA ASSETS UNDER MANAGEMENT AND EBITDA CONTRIBUTION(1)

                                                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                                      ---------------------------------------------------------------
                                                     PERCENTAGE                            PERCENTAGE
                                                      OF TOTAL                              OF TOTAL
                                      ASSETS UNDER   ----------               EBITDA       ----------
                                       MANAGEMENT                          CONTRIBUTION
                                      ------------                        --------------
                                          (IN                             (IN THOUSANDS)
                                       MILLIONS)
CLIENT TYPE:
Institutional........................  $   34,312         80%               $   18,645          48%
Mutual fund..........................       3,176          7                    11,490          29
High net worth.......................       4,949         11                     6,220          16
Other................................         669          2                     2,689           7
                                       ----------        ---                ----------         ---
     Total...........................  $   43,106        100%               $   39,044         100%
                                       ==========        ===                ==========         ===
ASSET CLASS:
Equity...............................  $   23,215         54%               $   32,856          84%
Fixed income.........................       2,608          6                     1,586           4
Tactical asset allocation............      17,283         40                     4,602          12
                                       ----------        ---                ----------         ---
     Total...........................  $   43,106        100%               $   39,044         100%
                                       ==========        ===                ==========         ===
GEOGRAPHY:
Domestic investments.................  $   22,742         53%               $   24,579          63%
Global investments...................      20,364         47                    14,465          37
                                       ----------        ---                ----------         ---
     Total...........................  $   43,106        100%               $   39,044         100%
                                       ==========        ===                ==========         ===
OTHER PRO FORMA FINANCIAL DATA:
Reconciliation of EBITDA Contribution to EBITDA:
  Total EBITDA Contribution (as above).........................             $   39,044
  Less holding company expenses................................                 (6,802)
                                                                            ----------
  EBITDA.......................................................                 32,242
                                                                            ----------
EBITDA as adjusted(2)..........................................                 18,099
Cash flow from operating activities............................                 25,280
Cash flow used in investing activities.........................               (327,702)
Cash flow from financing activities............................                327,107

---------------
(1) EBITDA Contribution represents the portion of an Affiliate's revenues that is allocated to the Company, after amounts retained by the Affiliate for compensation and day-to-day operating and overhead expenses, but before the interest, tax, depreciation and amortization expenses of the Affiliate. EBITDA Contribution does not include holding company expenses. The Company believes that EBITDA Contribution may be useful to investors as an indicator of each Affiliate's contribution to the Company's ability to service debt, to make new investments and to meet working capital requirements. EBITDA Contribution is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA Contribution and EBITDA, as calculated by the Company, may not be consistent with comparable computations by other companies. In addition, EBITDA Contribution reflects the issuance of shares of Common Stock to the shareholders of an Affiliate in exchange for an additional ownership interest in that Affiliate, resulting in a reduction in minority interest of $189,000.

(2) EBITDA as adjusted represents earnings after interest expense and income taxes but before depreciation and amortization and extraordinary items. The Company believes that this measure may be useful to investors as another indicator of funds available to the Company, which may be used to make new investments, repay debt obligations, repurchase shares of Common Stock or pay dividends on Common Stock. EBITDA as adjusted, as calculated by the Company, may not be consistent with computations of EBITDA as adjusted by other companies. EBITDA as adjusted is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

     On an historical basis, the Company had net income of $833,000 and net loss after extraordinary item of $281,000 for the nine months ended September 30, 1997 and 1996, respectively, a net loss after extraordinary item of $2.4 million for the year ended December 31, 1996 and a net loss of $2.9 million for the year ended December 31, 1995.

THE INDUSTRY

  ASSETS UNDER MANAGEMENT

     The investment management sector is one of the fastest growing sectors in the financial services industry. According to U.S. Federal Reserve "Flow of Funds Account" data, from 1986-1996, mutual fund assets under management grew at a compound annual growth rate of approximately 25.3%, while the aggregate assets managed on behalf of pension funds increased at a compound annual growth rate of approximately 11.9%. These assets, which totaled over $8.6 trillion in 1996, represent only a portion of the funds available for investment management. In addition, substantial assets are managed on behalf of individuals in separate accounts, for foundations and endowments, as a portion of certain insurance contracts such as variable annuity plans and on behalf of corporations and other financial intermediaries. The Company believes that demographic trends and the ongoing disintermediation of bank deposits and life insurance reserves will result in continued growth of the investment management industry.

  INVESTMENT ADVISERS

     The growth in industry assets under management has resulted in a significant increase in the number of investment management firms within AMG's principal targeted size range of $500 million to $10.0 billion of assets under management. Within this size range, the Company has identified over 1,000 investment management firms in the United States, and over 200 additional investment management firms in Canada, the United Kingdom and in other European and Asian countries. AMG believes that, in the coming years, a substantial number of investment opportunities will arise as founders of such firms approach retirement age and begin to plan for succession. The Company also anticipates that there will be significant additional investment opportunities among firms which are currently wholly-owned by larger entities. AMG believes that it is well positioned to take advantage of these investment opportunities because it has a management team with substantial industry experience and expertise in structuring and negotiating transactions, as well as a highly organized process for identifying and contacting investment prospects.

HOLDING COMPANY OPERATIONS

     AMG's management performs two primary functions: (i) implementing the Company's strategy of growth through acquisitions of interests in prospective affiliates; and (ii) supporting, enhancing, and monitoring the activities of the existing Affiliates.

  ACQUISITION OF INTERESTS IN PROSPECTIVE AFFILIATES

     The acquisition of interests in new affiliates is a primary element of AMG's growth strategy. AMG management is responsible for each step in the new investment process, including identification and contact of potential affiliates, and the valuation, structuring and negotiation of transactions. In general, the Company seeks to initiate its contacts with potential affiliates on an exclusive basis and does not actively seek to participate in competitive auction processes or employ investment bankers or finders. Of the Company's ten Affiliates, three were represented by investment bankers while the remaining seven were transactions initiated by AMG management.

     AMG's management identifies and develops relationships with promising potential affiliates based on a thorough understanding of its principal target universe, mid-sized investment management firms. Using its proprietary database -- comprised of data from third party vendors, public and industry sources, and AMG research -- AMG screens and prioritizes prospects within its target universe. AMG also utilizes the database to monitor the level and frequency of interaction with potential affiliates. AMG's database and contact management system enhances the Company's ability to identify promising potential affiliates and to develop and maintain relationships with these firms.

     AMG's management seeks to increase awareness of AMG's approach to investing by sending periodic mailings to 5,000 individuals involved in the industry and by actively participating in conferences and seminars related to succession planning for investment management firms. Such activities lead to a substantial number of unsolicited calls to AMG by firms which are considering succession planning issues. In addition, AMG management maintains an active calling program in order to develop relationships with prospective affiliates. In the past two years, AMG management has had discussions with over 400 firms, including visits to over 300 of these firms. The Company believes that it has established ongoing relationships with a substantial number of firms which will be considering succession planning alternatives in the future.

     Once discussions with a target firm lead to transaction negotiations, AMG's management team performs all of the functions related to the valuation, structuring, and negotiation of the transaction. The Company's management team includes professionals with substantial experience in mergers and acquisitions of investment management firms.

     Upon the negotiation and execution of definitive agreements, the firm contacts its clients to notify them and seek their consent to the transaction (which constitutes an assignment of the firm's investment advisory contracts) as required by the Investment Advisers Act and, with respect to mutual fund clients, seeks new contracts (as required by the Investment Company Act) through a proxy process.

  AFFILIATE SUPPORT

     In addition to its new investment efforts, AMG seeks to support and enhance the growth and operations of its Affiliates. AMG believes that the management of each Affiliate is in the best position to assess its firm's needs and opportunities, and that the autonomy and culture of each Affiliate should be preserved. However, when requested by Affiliate management, AMG provides strategic, marketing, and operational assistance. The Company believes that these support services are attractive to the Affiliates because such services otherwise may not be as accessible or as affordable to mid-sized investment management firms.

     In addition to the diverse industry experience and knowledge of AMG's senior management, AMG maintains relationships with numerous consultants whose specific expertise enhances AMG's ability to offer a wide range of assistance. Specific Affiliate support initiatives have included: new product development, marketing material development, institutional sales assistance, recruiting, compensation evaluation, regulatory compliance audits, client satisfaction surveys, and evaluation of acquisitions of other firms by Affiliates. The Company also endeavors to negotiate discounted pricing on products and services useful to the operations of the Affiliates. For example, AMG has arranged discounts on services such as sales training seminars, sponsored conferences, public relations services, audit and tax services, insurance, and retirement benefits.

     Where appropriate, AMG may assist Affiliates by facilitating access to the various resources and distribution channels of AMG's institutional investors, TA Associates, NationsBank, The Hartford, and Chase Equity Associates. For example, one of Skyline's mutual funds is made available through the NationsBanc Investments, Inc. no-load mutual fund program. Similarly, The Hartford has provided initial "seed capital" for new products at Systematic and Skyline, as well as made certain fund products available for sale to clients of its retirement planning programs. In addition, TA Associates, which in the past has introduced opportunities for new affiliate investments to the Company, has also introduced certain of the Affiliates to a number of large pension plans and endowments which are limited partners of various private equity funds sponsored by TA Associates.

AMG STRUCTURE AND RELATIONSHIP WITH AFFILIATES

     As part of AMG's investment structure, each of the Affiliates is (and the Company believes that each future affiliate will be) organized as a separate and largely autonomous limited liability company or partnership. Each Affiliate operates under its own limited liability company agreement or partnership agreement (such Affiliate's "organizational document"), which includes provisions regarding the use of the Affiliate's revenues and the management of the Affiliate. The organizational document of each Affiliate also gives management owners the ability to realize the value of their retained equity interests in the future.

  OPERATIONAL AUTONOMY OF AFFILIATES

     The management provisions in each organizational document are jointly developed by AMG and the Affiliate's senior management at the time AMG makes its investment. These provisions, while varying among Affiliates, provide for delegation to the Affiliate's management team of the power and authority to carry on the day-to-day operation and management of the Affiliate, including matters relating to personnel, investment management policies and fee structures, product development, client relationships and employee compensation programs. AMG does, however, retain the authority to prevent certain specified types of actions which AMG believes could adversely affect cash distributions to AMG. For instance, none of the Affiliates may incur material indebtedness without the consent of AMG. AMG itself does not manage investments for clients, does not provide any investment management services and is not registered as an investment adviser under federal or state law.

  REVENUE SHARING ARRANGEMENTS

     AMG has a revenue sharing arrangement with each Affiliate which is contained in the organizational documents of that Affiliate. Each such arrangement allocates a specified percentage of revenues (typically 50-70%) for use by management of that Affiliate in paying operating expenses of the Affiliate, including salaries and bonuses (the "Operating Allocation"). The percentage of revenues included in each Affiliate's Operating Allocation is determined by the Company and the managers of the Affiliate at the time of the Company's investment, based on the Affiliate's historical and projected operating margins. The remaining portion of revenues of the Affiliate (typically 30-50%) is allocated to the owners of that Affiliate (including AMG), generally in proportion to their ownership of the Affiliate. The Company defines the portion of revenues that is allocated to the owners of each Affiliate as the "Owners' Allocation" because it is the portion of both revenues and cash flow which the Affiliate's management is prohibited from spending on operating expenses (under the Affiliate's organizational document) without the prior consent of AMG.

     One of the purposes of the revenue sharing arrangements is to provide ongoing incentives for the managers of the Affiliates. The revenue sharing arrangements are designed to allow each Affiliate's managers to participate in their firm's growth (through their compensation from the Operating Allocation and their ownership of a portion of the Owners' Allocation) and to make operating expenditures freely within the limits of the Operating Allocation. The portion of the Operating Allocation that is not used to pay salaries and other operating expenses (the "Excess Operating Allocation") is available for payment to the managers and other key employees of such Affiliate in the form of bonuses. The managers of each Affiliate thus have an incentive to both increase revenues (thereby increasing the Operating Allocation) and to control expenses (thereby increasing the Excess Operating Allocation). The ownership by an Affiliate's management of a portion of the Affiliate, which entitles them to a portion of the Owners' Allocation, provides a further incentive to managers of each Affiliate to increase revenues.

     The revenue sharing arrangements allow AMG to participate in the growth of revenues of each Affiliate, because as revenues increase, the Owners' Allocation also increases. However, the Company participates in that growth to a lesser extent than the managers of the Affiliate, because AMG does not participate in the growth of the Operating Allocation. In addition, according to the organizational documents of the Affiliates, the allocations and distributions to AMG generally take priority over the allocations and distributions to the management owners of the Affiliates, to further protect the Company if there are any expenses in excess of the Operating Allocation of the Affiliate. Thus, if an Affiliate's expenses exceed its Operating Allocation, the excess expenses first reduce the portion of the Owners' Allocation allocated to the Affiliate's management owners, until that portion is eliminated, and then reduce the portion allocated to AMG.

     The following diagram depicts the allocation of the Affiliates' revenues.

     [Description of Flow Diagram:]
     [Diagram demonstrating the flow of revenues from an Affiliate to the Company, to management owners of the Affiliate, and to pay operating expenses of the Affiliate.]
     [Diagram begins on the left side of the page with a square with "Affiliate" written inside; an arrow moves from left to right, beginning on the right side of the square, and connects to a rectangle entitled "Revenue Sharing Agreement".]
     [Two arrows originate from the right side of the "Revenue Sharing Agreement" rectangle; one arrow begins at the top right corner and moves diagonally upwards to the right to an oval shape with "Operating Allocation" written inside; the bottom arrow moves diagonally downwards to the right from the lower right corner of the rectangle and connects to an oval shape with "Owners' Allocation" written inside.]
     [Two arrows originate from the right side of the oval titled "Operating Allocation"; one arrow moves diagonally upwards and to the right and connects with another oval shape entitled "Salary and Bonuses to Employees; Other Operating Expenses"; the second arrow, with the words "Excess Operating Allocation" written on the arrow, moves diagonally downwards and to the right to a rectangle entitled "Affiliate Management Equity Holders".]
     [The "Owners' Allocation" oval has two arrows originating on the right side; one arrow, with the words "Owners' Allocation" written on it, moves diagonally upwards and to the right and connects to the rectangle called "Affiliate Management Equity Holders" described above; the second arrow, with the words "Owners' Allocation" written on it, moves diagonally downwards and to the right and connects to a pennant-shaped symbol with "AMG" written inside.]

     When AMG makes an investment in an Affiliate, the organizational document of the Affiliate includes provisions which divide revenues of the firm into the Owners' Allocation and the Operating Allocation by allocating a certain percentage to the Operating Allocation and allocating a certain percentage to the Owners' Allocation. Before agreeing to these allocations, AMG examines the revenue and expense base of the firm and only agrees to a division of revenues if AMG believes that the allocation to the Operating Allocation both (i) is sufficient to provide for the payment of all operating expenses of the Affiliate, including salaries and bonuses, and (ii) includes some Excess Operating Allocation to provide a cushion against an increase in expenses, or a decrease in revenues which is not accompanied by a corresponding decrease in operating expenses. While the Company and its management have significant experience in the asset management industry, there can be no assurance that the Company will successfully anticipate changes in the revenue and expense base of any firm and, therefore, no assurance that the agreed-upon allocation of revenues to the Operating Allocation will be sufficient to pay for all operating expenses, including salaries and bonuses of the Affiliate.

  CAPITALIZATION OF RETAINED INTEREST

     The incentive effect of retained equity is an integral part of the AMG Structure. In order to maximize this incentive effect, the organizational documents of each Affiliate (other than Paradigm) include various provisions for the management owners of that Affiliate to periodically realize the equity value they have created, by requiring the Company to purchase portions of their interests in the Affiliate ("Puts"). In addition, the organizational documents of certain of the Affiliates provide

AMG with the ability to require the management owners to sell portions of their interests in the Affiliate to AMG ("Calls"). Finally, the organizational documents of each Affiliate include provisions obligating each management owner to sell his or her remaining interests after the termination of his or her employment with the Affiliate. Underlying all of these provisions is AMG's basic philosophy that the Company should maintain an ownership level in each Affiliate (and, conversely, the ownership level of management of that Affiliate) within a range that the Company believes offers the management of that Affiliate sufficient incentives to grow and improve their business to create equity value for themselves.

     The Puts are designed to let the management owners of an Affiliate realize portions of the equity value they have created prior to their retirement. In addition, as an alternative to simply purchasing all of a management owner's interest in the Affiliate following the termination of his or her employment, the Puts enable AMG to purchase additional interests in the Affiliates at a more gradual rate. The Company believes that a more gradual purchase of interests in Affiliates will make it easier for AMG to keep its ownership of each Affiliate within a desired range, by transferring purchased interests in the Affiliate to more junior members of that Affiliate's management. In most cases, the Puts do not become exercisable for a period of several years from the date of AMG's investment in an Affiliate, and once exercisable, are generally limited in the aggregate to a percentage of a given management owner's ownership interests. The most common formulation among all the Affiliates is that a management owner's Puts (i) do not commence for five years from the date of AMG's investment (or, if later, the date he or she purchased his or her interest in the Affiliate),
(ii) are limited, in the aggregate, to fifty percent of the interests he or she holds in the Affiliate, and (iii) are limited, in any twelve-month period, to ten percent of the greatest interest he or she held in the Affiliate. In addition, the organizational documents of most Affiliates contain a limitation on the maximum aggregate amount that management of any Affiliate may require AMG to purchase pursuant to their Puts in any given twelve-month period. The purchase price for Puts is based on a multiple of the Owners' Allocation of the Affiliate at the time the Put is exercised, with the multiple having been determined at the time AMG made its initial investment (the "Fair Value Purchase Price").

     The Calls are designed to provide the Company and management members of the Affiliates with the assurance that a mechanism exists for AMG to facilitate a certain degree of transition within the senior management team after an agreed-upon period of time. While the Calls vary in each specific instance, in all cases, the timing, mechanism and price are agreed upon when AMG makes its investment, with the price generally being the Fair Value Purchase Price.

     The organizational documents of each Affiliate provide that the management owners will realize the remaining equity value they have created upon the termination of their employment with the Affiliate. In general, upon a management owner's retirement after an agreed-upon number of years, or upon his or her earlier death, permanent incapacity or termination without cause (but with AMG's consent), that management owner is required to sell to AMG (and AMG is required to purchase from the management owner) his or her remaining interests for the Fair Value Purchase Price. In general, if a management owner quits early or is terminated for cause, his or her interests will be purchased by AMG at a reduced multiple which represents a substantial discount to the Fair Value Purchase Price, and if he or she quits or is terminated for cause within the first several years following AMG's investment (or, if later, the date he or she purchased his or her interest in the Affiliate) he or she generally receives nothing for his or her retained interest.

     To the extent of the proceeds of any key-man life insurance or lump-sum disability insurance which are collected by an Affiliate upon the death or permanent incapacity of a management owner, the Affiliate, rather than AMG, would purchase that management owner's interests. A purchase by an Affiliate would have the effect of ratably increasing the ownership percentage of AMG and each of the remaining management owners, whereas the purchase by AMG only increases AMG's ownership percentage. The organizational documents of most of the Affiliates provide for the purchase of such insurance, to the extent requested by AMG, with the premiums to be paid by all owners (including AMG and management) as a deduction to the Owners' Allocation of the Affiliate.

     In general, the organizational documents of each Affiliate provide the management owners with the opportunity to receive the purchase price for Puts, or sales upon termination of employment, in cash or in shares of Common Stock of AMG. The most common formulation of the right to receive the purchase price in shares of Common Stock of AMG is as follows: AMG will exchange a number of shares of Common Stock as is equal in value to seventy-five percent of the Owners' Allocation purchased in the transaction, multiplied by the multiple of EBITDA at which AMG Common Stock is then trading in the public market.

     The Company believes that its investment structure, which permits management of each Affiliate to receive ownership interests in the Affiliate and to have AMG purchase such interests in accordance with a predetermined pricing formula, provides each Affiliate with an important incentive and recruiting tool. The Company also believes that the AMG Structure, which allows individuals to determine, within agreed upon limits, when to sell their interests and which permits additional issuances to future generations of management of each Affiliate, will enable the Affiliates to continue to grow as successive generations of management assume control of their firm.

THE AFFILIATES

     In general, the Affiliates derive revenues by charging fees to their clients which are typically based on the market value of assets under management. In some instances, however, the Affiliates may derive revenues from fees based on investment performance.

     AMG's Affiliates are listed below in alphabetical order. Unless otherwise indicated, AMG holds a majority ownership interest in each such Affiliate.

                                                              AMG'S
                                                        EQUITY OWNERSHIP           ASSETS UNDER
                      PRINCIPAL          DATE OF        PERCENTAGE AS OF         MANAGEMENT AS OF
    AFFILIATE        LOCATION(S)       INVESTMENT      SEPTEMBER 30, 1997       SEPTEMBER 30, 1997
------------------  --------------   ---------------  ---------------------    ---------------------
                                                                                   (IN MILLIONS)
Burridge..........  Chicago          December 1996             55.0%                  $ 1,514
First Quadrant....  Pasadena, CA;    March 1996                66.2                    24,559(1)
                    London
GeoCapital........  New York         September 1997            60.0                     2,375
Gofen and
  Glossberg.......  Chicago          May 1997                  55.0                     3,626
Hartwell..........  New York         May 1994                  75.8                       344
Paradigm..........  New York         May 1995                  30.0                     1,871
Renaissance.......  Cincinnati       November 1995             66.7                     1,463
Skyline...........  Chicago          August 1995               64.0                     1,238
Systematic........  Fort Lee, NJ     May 1995                  90.7                     1,003
Tweedy, Browne....  New York;        October 1997              71.2                     5,113
                    London
                                                                                      -------
     Total........                                                                    $43,106
                                                                                      =======

---------------

(1) Includes directly managed assets of $8.0 billion and $16.6 billion of assets indirectly managed using overlay strategies ("overlay strategies") which employ futures, options or other derivative securities to achieve a particular investment objective. These overlay strategies are intended to add incremental value to the underlying portfolios, which may or may not be directly managed by First Quadrant, and generate advisory fees which are generally at the lower end of the range of those generated by First Quadrant's directly managed portfolios.

  BURRIDGE

     Burridge, founded in 1986, is a Chicago-based firm which specializes in the management of mid-capitalization growth equity portfolios. Burridge's clients include corporate, Taft-Hartley, and public pension plans, as well as foundations, endowments and individuals. The firm applies its investment strategy through a combination of separate accounts, regional and national wrap-fee programs, and a recently introduced mutual fund. Burridge's management team is led by Chairman, Richard M. Burridge, President and Chief Executive Officer, John H. Streur, Jr., and Vice-Chairman, Kenneth M. Arenberg.

     Burridge utilizes proven valuation disciplines to invest in mid-capitalization stocks with superior projected earnings growth based upon fundamental company analysis. Burridge concentrates its analysis on companies which fit the following criteria: (i) a focus on one business line; (ii) an increasing market share; (iii) a strong balance sheet; (iv) superior projected earnings growth; and (v) a proven, shareholder-oriented management team. Burridge constructs a fully invested portfolio of the 35 most attractive of such companies prioritized on anticipated earnings growth relative to their price/earnings ratios. On average, these securities are held for approximately three years, resulting in a low turnover ratio.

  FIRST QUADRANT

     First Quadrant, one of the largest quantitative investment managers in the world, specializes in asset allocation and style management on a global basis. First Quadrant, L.P. is headed by Robert D. Arnott, its Chief Executive Officer, a recognized leader in the field of quantitative investing, and its sister company, First Quadrant Limited, is led by William A. R. Goodsall. First Quadrant employs a highly disciplined quantitative methodology to guide its investment strategy. First Quadrant seeks to add value by assessing relative valuations across major segments of the portfolio: among asset classes, across global markets, between equity styles, and in currency allocation.

     First Quadrant's management pioneered the application of style management strategies to the U.S. and major international equity markets. The firm has also pioneered a global approach to tactical asset allocation, and the Company believes it maintains a leading market share in these two products. First Quadrant offers various tailored approaches in each of the following product areas: U.S. tactical asset allocation; global tactical asset allocation (developed and/or emerging markets); U.S. equity style management; global equity style management (multi- or specific country strategies); currency management strategies; and policy allocation control strategies.

     With an emphasis on research and publishing, the firm applies advanced information technology and artificial intelligence techniques to leverage traditional econometric methods in building quantitative investment systems. First Quadrant is also committed to continued innovation and product development in applying these techniques to new markets and products. Coupled with First Quadrant's management's focus on providing superior service to their large institutional clients, this innovation and performance has led to significant growth in First Quadrant's business. First Quadrant provides its services to large domestic and international corporate and public entities and pension plans. First Quadrant, L.P. has offices in Pasadena and Boston, while First Quadrant Limited is based in London. First Quadrant also maintains joint ventures with firms in Toronto, Tokyo and Paris.

  GEOCAPITAL

     Founded in 1979, GeoCapital invests in domestic small-capitalization equities on behalf of corporations, retirement programs, foundations, high net worth individuals and private partnerships. With principal offices in New York, the firm is led by its Chairman and Chief Investment Officer, Irwin Lieber, and its President, Barry K. Fingerhut.

     GeoCapital's investment approach is to manage fully invested portfolios which blend two kinds of stocks: "growth companies" that create, commercialize, and market new technologies and services, and "special situation" companies with undervalued or unrecognized assets or earnings. GeoCapital believes that the combination of these two types of investments in a single portfolio can lessen the market risks, while providing the superior returns of investing in small companies. Utilizing their own independent fundamental analysis, GeoCapital's management studies a company from the bottom up beginning with its strategic, financial, and management strengths. Above all,

GeoCapital evaluates and monitors a company's management, both before and after an investment is made. A typical investment is held for three to five years, to give either the growth or special situation stock time to realize its inherent value.

  GOFEN AND GLOSSBERG

     Gofen and Glossberg is one of the oldest and most respected investment counseling firms in the United States. Founded in 1932, the firm has a long history of managing assets for prominent individuals, families, retirement plans, foundations and endowments. Based in Chicago, the firm is led by its President, William H. Gofen, and its Executive Vice President, Joseph B. Glossberg.

     Gofen and Glossberg custom tailors portfolios to meet the specific financial goals of each client. With the perspective that comes from managing client portfolios through numerous market cycles, Gofen and Glossberg takes a longer term approach to portfolio management (typically three to five year growth targets) in order to preserve capital while encouraging growth. Portfolio managers at Gofen and Glossberg build investment portfolios around a solid nucleus of common stocks and/or fixed income securities. The firm invests in quality companies that have strong management, a dominant market share or proprietary products and services, and growing income or cash flow.

  HARTWELL

     Founded in 1961, Hartwell is a New York-based growth stock manager, whose clients include high net worth individuals, an offshore hedge fund and several large private foundations. The management team is led by William C. Miller, IV.

     Hartwell applies a fundamental, bottom-up approach to investing in stocks of growth companies. The firm uses a disciplined stock selection process to identify stocks of companies with strong fundamental characteristics and exposure to longer term secular trends, which the portfolio managers believe can lead to sales and earnings growth in excess of 20% per year.

     Hartwell's investment professionals tailor portfolio construction to meet specific client needs. On a standardized basis, Hartwell offers three products: small-capitalization growth, medium-to large-capitalization growth and balanced accounts.

  PARADIGM

     Paradigm is a leader in equity style management, with an investment approach that combines passive management technology with active management insights. Paradigm's sophisticated investment process typically begins by identifying several portfolio management styles from a prototypical set of active managers who exemplify certain risk and return characteristics of the chosen styles. The process then takes the aggregate portfolios and, using a sophisticated optimization model, arrives at a smaller portfolio of stocks with risk and return characteristics that match the larger group. Paradigm offers six styles which employ this investment process: large-capitalization growth; large-capitalization value; mid-capitalization growth; mid-capitalization value; small-capitalization growth; and small-capitalization value.

     Based in New York, Paradigm is led by James E. Francis, President and Chief Executive Officer. Paradigm has a diversified client list of public and private endowments and Taft-Hartley plans. AMG holds less than a 50% ownership interest in Paradigm, which is a minority-owned business.

  RENAISSANCE

     Based in Cincinnati, Ohio, Renaissance provides quantitatively-based investment management strategies to a variety of institutional and individual clients. The firm is led by managing directors Michael A. Schroer, Donald W. Kennedy and Paul A. Radomski.

     Renaissance employs a quantitative approach to its equity, fixed income, and tactical allocation decisions. The stock selection decision is characterized by companies that have a demonstrated ability in sustaining above-average levels of profitability and below-average levels of debt. Valuation standards are further applied to determine stock-price momentum and trends in a company's earnings. Balanced and tactical asset allocation begins with a series of asset allocation models which measure and consistently monitor the relative attractiveness of cash, bonds, and equities. The models then assign an expected capital return period for each asset class which is the final measure of investment value.

     Renaissance offers large-capitalization and small-capitalization growth and American depositary receipt equity products in addition to balanced, tactical asset allocation and fixed income strategies. The firm's dynamic and flexible process allows the investment manager to customize portfolios to include client-specific needs.

  SKYLINE

     Skyline is a Chicago-based firm which specializes in small-capitalization and mid-capitalization value equities. Skyline manages assets for institutional clients, as well as two no-load mutual funds, Skyline Special Equities and Skyline Special Equities II. The firm is led by its President, William Dutton, who was named Morningstar Portfolio Manager of the Year in 1992.

     Skyline manages equities in three value-driven portfolio styles: Small Cap Value, Small Cap Value II, and Skyline Select. The Small Cap Value approach holds stocks of small-capitalization companies ($100 million to $700 million in market capitalization). The Small Cap Value II approach holds stocks of small-capitalization to mid-capitalization companies ($400 million to $2 billion in market capitalization). The Skyline Select portfolios combines select holdings of both the Small Cap Value and Small Cap Value II series ($100 million to $2 billion in market capitalization). Each of these three strategies leads to selections of stocks which have a low price to trailing earnings multiple relative to the market, attractive earnings prospects (typically in the 10% to 20% per year range) as estimated by fundamental, in-house research, and are under-followed by the broader marketplace.

  SYSTEMATIC

     Located in Fort Lee, New Jersey, Systematic manages assets on behalf of a variety of corporations, jointly-trusteed and public pension funds as well as for high net worth individuals, principally through wrap programs. Systematic is led by its President, Charles J. Mohr, and its Chief Investment Officer Gyanendra (Joe) Joshi. Systematic offers three products: core value equity, small-capitalization value equity, and free cash flow value equity.

     Systematic's core value equity investment approach begins with a disciplined strategy of selecting large-capitalization, low price/earnings stocks that have reported earnings in excess of consensus expectations. A quantitative screen is applied and overlayed with intensive fundamental analysis to create an equally weighted portfolio of approximately 50 to 60 stocks.

     Systematic's small-capitalization value and free cash flow value equity products quantify a firm's true free cash flow and then identify stocks that are trading at a discount to the median market multiple of free cash flow. Fundamental analysis is applied to a focused list of approximately 125 stocks for the free cash flow product and 100 stocks for the small-capitalization value product from which the portfolio managers select a portfolio of approximately 40 to 50 stocks.

  TWEEDY, BROWNE

     Tweedy, Browne is recognized as a leading practitioner of the value-oriented investment approach first advocated by Benjamin Graham. Tweedy, Browne manages domestic, international and global equity portfolios for institutions, individuals, partnerships, and mutual funds. The firm, which is the successor to Tweedy & Co., a brokerage firm founded in 1920, is led by Christopher H. Browne, William H. Browne and John D. Spears. Based in New York, the firm also maintains a research office in London.

     Tweedy, Browne's investment philosophy is to invest in companies at a substantial discount to their true business value. The firm does not attempt to time markets or focus on particular market sectors, but rather emphasizes a long-term, low turnover strategy grounded in individual stock selection.

     Tweedy, Browne applies its value-oriented investment strategy to international, as well as domestic equities, with global assets representing approximately 43% of total assets under management at September 30, 1997. The firm established its two no-load mutual funds, Tweedy, Browne American Value, and Tweedy, Browne Global Value, in 1993. The funds, which are each rated "five stars" by Morningstar, Inc., represent approximately 50% of Tweedy, Browne's total assets under management at September 30, 1997.

COMPETITION

     The Company operates as an asset management holding company organized to invest in mid-sized investment management firms. The Company is aware of several other holding companies which have been organized to invest in or acquire investment management firms, and the Company views these firms as among its competitors. The Company believes that the market for investments in asset management companies is and will continue to remain highly competitive. The Company competes with many purchasers of investment management firms, including other investment management holding companies, insurance companies, broker-dealers, banks and private equity firms. Many of these companies, both privately and publicly held, have longer operating histories and greater resources than the Company, which may make them more attractive to the owners of firms in which AMG is considering an investment and may enable them to offer greater consideration to such owners. Certain of the Company's principal stockholders also pursue investments in, and acquisitions of, investment management firms, and the Company may, from time to time, encounter competition from such principal stockholders with respect to certain investments. The Company believes that important factors affecting its ability to compete for future investments are (i) the degree to which target firms view the AMG Structure as preferable, financially and operationally, to acquisition or investment arrangements offered by other potential purchasers, (ii) the market value of AMG's Common Stock, which may be a form of consideration in acquisitions, and (iii) the reputation and performance of the existing Affiliates and future affiliates, by which target firms will judge AMG and its future prospects.

     The Affiliates compete with a large number of domestic and foreign investment management firms, including public companies, subsidiaries of commercial banks, and insurance companies. Many of these firms have greater resources and assets under management than any of the Affiliates, and offer a broader array of investment products and services than any of the Affiliates. From time to time, Affiliates may also compete with the other Affiliates for clients. In addition, there are relatively few barriers to entry by new investment management firms, especially in the institutional managed accounts business. AMG believes that the most important factors affecting its Affiliates' ability to compete for clients are (i) the products offered, (ii) the abilities, performance records and reputation of its Affiliates and their management teams,
(iii) the management fees charged, (iv) the level of client service offered, and
(v) the development of new investment strategies and marketing. The importance of these factors can vary depending on the type of investment management service involved. Each Affiliate's ability to retain and increase assets under management would be adversely affected if client accounts underperform in comparison to relevant benchmarks, or if key management or employees leave the Affiliate. The ability of each Affiliate to compete with other investment management firms is also dependent, in part, on the relative attractiveness of their respective investment philosophies and methods under then prevailing market conditions.

GOVERNMENT REGULATION

     Virtually all aspects of the Affiliates' businesses are subject to extensive regulation. Each Affiliate (other than First Quadrant Limited) is registered with the Commission as an investment adviser under the Investment Advisers Act. As an investment adviser, each such Affiliate is subject to the provisions of the Investment Advisers Act and the Commission's regulations promulgated thereunder. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, recordkeeping, operational, and disclosure obligations. Each of the Affiliates (other than First Quadrant Limited) is, as an investment adviser, also subject to regulation under the securities laws and fiduciary laws of certain states. Each of the mutual funds for which Tweedy, Browne, Skyline, and Burridge are advisors, and Renaissance and Systematic are subadvisors, is registered with the Commission under the Investment Company Act, shares of each such fund are registered with the Commission under the Securities Act, and the shares of each such fund are qualified for sale (or exempt from such qualification) under the laws of each state and the District of Columbia to the extent such shares are sold in any of such jurisdictions. As an adviser or subadviser to a registered investment company, each such Affiliate is subject to requirements under the 1940 Act and the Commission's regulations promulgated thereunder. Each Affiliate is also subject to ERISA, and to regulations promulgated thereunder, insofar as they are "fiduciaries" under ERISA with respect to certain of their clients. ERISA and the applicable provisions of the Code impose certain duties on persons who are fiduciaries under ERISA, and prohibit certain transactions involving the assets of each ERISA plan which is a client of an Affiliate, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans. Each of First Quadrant, L.P. and Renaissance are also registered with the Commodity Futures Trading Commission as a Commodity Trading Advisor and each is a member of the National Futures Association. Tweedy, Browne is registered as a broker-dealer under the Exchange Act and is subject to regulation by the Commission, the National Association of Securities Dealers, Inc. and other federal and state agencies. As a registered broker-dealer, Tweedy, Browne is subject to the Commission's net capital rules. Under certain circumstances, these rules may limit the ability of Tweedy, Browne to make distributions to the Company.

     A number of the Affiliates are subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. For example, First Quadrant Limited, located in London, is a member of the Investment Management Regulatory Organisation of the United Kingdom, and Tweedy, Browne and other Affiliates are investment advisers to certain funds which are organized under non-U.S. jurisdictions, including Luxembourg (where they are regulated by the Institute Monetaire Luxembourgeois) and Bermuda (where they are regulated by the Bermuda Monetary Authority).

     Under the Investment Advisers Act, every investment advisory contract between a registered investment adviser and its clients must provide that it may not be assigned by the investment adviser without the consent of the client. In addition, under the Investment Company Act, each contract with a registered investment company must provide that it terminates upon its assignment. Under both the Investment Advisers Act and the Investment Company Act, an investment advisory contract is deemed to have been assigned in the case of a direct "assignment" of the contract as well as in the case of a sale, directly or indirectly, of a "controlling block" of the adviser's voting securities. Such an assignment may be deemed to take place when a firm is acquired by AMG. Prior to AMG's investment, each Affiliate sought to obtain the consent of its clients to the assignment of the advisory contracts which results from the acquisition (and, in the case of mutual fund clients, sought to obtain new advisory contracts on substantially the same terms). Each investment consummated thus far has been, and the Company expects that each future investment will be, conditioned on the obtaining of such consents (and, to the extent applicable, new contracts) from substantially all of the clients of the acquired firm. The change of control provisions may limit the ability of AMG to issue Common Stock or to be acquired by a third party.

     The foregoing laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict any of the Affiliates from conducting their business in the event that they fail to comply with such laws and regulations. Possible sanctions that may be imposed in the event of such noncompliance include the suspension of individual employees, limitations on the Affiliate's business activities for specified periods of time, revocation of the Affiliate's registration as an investment adviser, commodity trading adviser and/or other registrations, and other censures and fines. Changes in these laws or regulations could have a material adverse impact on the profitability and mode of operations of the Company and each of its Affiliates.

     The officers, directors and employees of AMG and each of the Affiliates may, from time to time, own securities which are also owned by one or more of the Affiliates' clients. Each Affiliate and AMG has internal policies with respect to individual investments and requires reports of securities transactions and restricts certain transactions so as to minimize possible conflicts of interest.

EMPLOYEES

     As of September 30, 1997, the Company and its Affiliates employed approximately 310 persons, approximately 293 of which are full-time employees. The Company and its Affiliates are not subject to any collective bargaining agreements and the Company believes that its labor relations are good.

PROPERTIES

     AMG's executive offices are located at Two International Place, 23rd Floor, Boston, Massachusetts 02110. In Boston, AMG occupies 4,413 square feet under a lease which expires in July 2000. Each of the Affiliates also leases office space in the cities in which they conduct business.

LEGAL PROCEEDINGS

     From time to time, the Company and its Affiliates may be parties to various claims, suits and complaints. Currently, there are no such claims, suits or complaints which, in the opinion of management, would have a material adverse effect on the Company's financial position, liquidity or results of operations.

CORPORATE LIABILITY AND INSURANCE

     The businesses of the Affiliates entail the inherent risk of liability related to litigation from clients and actions taken by regulatory agencies. In addition, the Company faces liability both directly as a control person, and indirectly as a direct or indirect general partner of certain of the Affiliates. To protect its overall operations from such potential liabilities, the Company and each of its Affiliates, other than Hartwell, maintains errors and omissions and general liability insurance in amounts which the Company and its Affiliates' management consider appropriate. There can be no assurance, however, that a claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide coverage, or that such coverage will continue to be available with sufficient limits or at a reasonable cost. A judgment against one of the Affiliates or the Company in excess of available coverage could have a material adverse effect on the Company. See "Risk Factors -- Exposure to Liability".

TRADEMARKS

     "Affiliated Managers Group" is a registered trademark of the Company, with registration expiring October 2007. "Skyline Fund", the Skyline logo, Skyline Special Equities Portfolio and Skyline Special Equities II are all registered marks of the Company, with registrations expiring between November 2002 and April 2009.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The names, ages and positions of each of the executive officers of the Company, as well as a description of their business experience and past employment are as set forth below:

             NAME                AGE                       POSITION
------------------------------   ---    -----------------------------------------------
William J. Nutt...............   52     President, Chief Executive Officer and Chairman
                                        of the Board of Directors
Sean M. Healey................   36     Executive Vice President
Levon Chertavian, Jr. ........   38     Senior Vice President, Affiliate Support
Nathaniel Dalton..............   31     Senior Vice President, General Counsel and
                                        Secretary
Brian J. Girvan...............   42     Senior Vice President, Chief Financial Officer
                                        and Treasurer
Seth W. Brennan...............   27     Vice President
Jeffrey S. Murphy.............   31     Vice President

     William J. Nutt founded the Company in December 1993 and has served as its Chairman, President and Chief Executive Officer since that time. Mr. Nutt began his career at the law firm of Ballard, Spahr, Andrews & Ingersoll in Philadelphia, where he was a Partner until he joined The Boston Company in 1982. As Senior Executive Vice President of that firm, Mr. Nutt built The Boston Company's mutual fund administration, distribution and custody business serving over 45 fund sponsors with assets of $119.0 billion. In 1989, he became President, assuming overall responsibility for The Boston Company's $36.0 billion institutional money management business, its $190.0 billion master trustee and custodian business, and the personal banking and trust business of the Boston Safe Deposit and Trust Company. Mr. Nutt received a J.D. from the University of Pennsylvania and a B.A. from Grove City College. From 1991 to 1994, Mr. Nutt served on the Executive Committee of the Board of Governors of the Investment Company Institute.

     Sean M. Healey joined the Company as its Executive Vice President in 1995. Prior to joining AMG, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. In eight years at Goldman Sachs, Mr. Healey had substantial experience advising clients and executing transactions in the investment management and related industries. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin and an A.B. from Harvard College.

     Levon Chertavian, Jr. joined the Company as a Senior Vice President of Affiliate Support in 1995. Mr. Chertavian was formerly President of USAffinity Advisers, the mutual fund operation of TransNational Group. Prior to Trans National Group, Mr. Chertavian held positions with Bain & Company, Fidelity Investments, Bankers Trust Company and Equitable Life. Mr. Chertavian received an M.B.A. from the Harvard Business School and a B.A. from Bowdoin College.

     Nathaniel Dalton joined the Company as a Senior Vice President and General Counsel in 1996. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin, Procter & Hoar LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

     Brian J. Girvan joined the Company as a Senior Vice President and Chief Financial Officer in 1997. Mr. Girvan possesses twenty years of experience in senior roles primarily within leading asset management firms. Most recently he was Chief Financial Officer of Fidelity Investments Institutional Services. Prior to that, Mr. Girvan served in various roles including Chief Financial Officer at PIMCO Advisors L.P. and Thomson Advisory Group L.P. Before joining Thomson Advisory Group, Mr. Girvan was a Vice President at Thomson McKinnon Securities and was an auditor with Coopers

& Lybrand. Mr. Girvan received a B.S. (B.B.A.) from Manhattan College and is a member of the American Institute of Certified Public Accountants.

     Seth W. Brennan joined the Company as an Assistant Vice President in 1995, and became a Vice President in 1996. Prior to joining AMG, Mr. Brennan was a Financial Analyst in the Global Insurance Investment Banking Group at Morgan Stanley & Co. Incorporated. Before joining Morgan Stanley, Mr. Brennan was a Financial Analyst in the Financial Institutions Group at Wasserstein, Perella & Co. Mr. Brennan received a B.A. from Hamilton College.

     Jeffrey S. Murphy joined the Company as an Assistant Vice President in 1995, and became a Vice President in 1996. Prior to joining AMG, Mr. Murphy was a Financial Analyst at United Asset Management Corporation, and prior to that, Mr. Murphy was the Assistant Controller of TA Associates, Inc. Mr. Murphy received a B.S. in Business Administration from Northeastern University.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the cash compensation awarded to the Company's Chief Executive Officer and the Company's four (4) other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers").

                        1996 SUMMARY COMPENSATION TABLE

                                                             1996 ANNUAL
                                                             COMPENSATION
                                                         --------------------       ALL OTHER
             NAME AND PRINCIPAL POSITION                  SALARY      BONUS      COMPENSATION(1)
------------------------------------------------------   --------    --------    ----------------
William J. Nutt, Chairman, President and Chief
  Executive Officer...................................   $354,350    $315,000        $ 26,750
Sean M. Healey, Executive Vice President..............    270,460     277,500          26,750
Levon Chertavian, Jr., Senior Vice President..........    159,227     116,667          24,813
Nathaniel Dalton, Senior Vice President (2)...........     98,498     100,000          17,068
Seth W. Brennan, Vice President.......................     56,277      55,000          15,806

---------------

(1) Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $22,500 on behalf of each of Messrs. Nutt, Healey and Chertavian, $14,755 on behalf of Mr. Dalton and $14,375 on behalf of Mr. Brennan; and (ii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies for the benefit of the Named Executive Officers in the amount of $4,250 on behalf of Messrs. Nutt and Healey, $2,313 on behalf of Messrs. Chertavian and Dalton and $1,431 on behalf of Mr. Brennan.

(2) Mr. Dalton's employment with the Company commenced in May 1996.

DIRECTORS

     The names, ages and a description of the business experience, principal occupation and past employment during at least the last five years of each of the directors of the Company are set forth below.

                                         NAME                                    AGE
        ----------------------------------------------------------------------   ---
        William J. Nutt(1)....................................................   52
        Richard E. Floor(2)...................................................   57
        Roger B. Kafker(2)(3).................................................   35
        P. Andrews McLane(1)(3)...............................................   50
        John M. B. O'Connor(1)(3).............................................   43
        W. W. Walker, Jr.(2)(3)...............................................   50

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Messrs. McLane, Kafker, Walker and O'Connor were elected as directors in accordance with the terms of a certain Amended and Restated Stockholders' Agreement dated as of October 9, 1997 (the "Stockholders' Agreement") among the Company and certain of the Company's stockholders, including TA Associates, NationsBank, The Hartford and Chase Equity Associates, which was entered into in connection with the recent equity investment by Chase Equity Associates in the Company. These provisions of the Stockholders' Agreement will be terminated upon consummation of the Offerings.

     For Mr. Nutt's biographical information, see information under "--Executive Officers".

     Richard E. Floor has been a director of the Company since its formation. A professional corporation of which Mr. Floor is the sole stockholder is and has been a partner at the law firm of Goodwin, Procter & Hoar LLP or its predecessor since 1975. Mr. Floor is also a director of Town & Country Corporation, a jewelry manufacturer, and New America High Income Fund, a closed-end investment company.

     Roger B. Kafker has been a director of the Company since its formation. Mr. Kafker has been associated with TA Associates, Inc. or its predecessor since 1989 and became a Principal of that firm in 1994 and a Managing Director in 1995. Mr. Kafker is also a director of ANSYS Inc., a software company, Boron, LePore & Associates, Inc., a service provider to the pharmaceutical industry, and Monarch Dental Corporation, a dental practice management company.

     P. Andrews McLane has been a director of the Company since its formation. He has been at TA Associates, Inc. or its predecessors since 1979, where he is a Managing Director and a member of the firm's Executive Committee. Mr. McLane leads TA Associates' investment activities in the asset management industry. Mr. McLane is also a director of Altamira Management Ltd, an investment management firm based in Toronto, Canada, and Allegis Realty Investors, LLC, a real estate investment management firm.

     John M. B. O'Connor has been a director of the Company since October 9, 1997. Mr. O'Connor is a General Partner of Chase Capital Partners which he joined in May 1995. Mr. O'Connor has been employed by Chase Manhattan Corporation or its predecessors since 1987 in a variety of senior investment banking positions including management of Corporate Securities Sales, Trading and Research. Mr. O'Connor is also a director of United States Corrections Corporation, a correctional services company, and Hamilton Services Limited, a technology and insurance services provider to insurance and reinsurance companies.

     W. W. Walker, Jr. has been a director of the Company since April 1997. Since 1972, Mr. Walker has been employed by NationsBank, N.A. or its predecessor, where he has held positions in various departments including corporate banking, private placements, syndications and project finance.

Mr. Walker founded NationsBank Capital Investors in 1993 and is presently a Managing Director of that group.

     The number of members of the Board of Directors of the Company is currently fixed at six. Within 90 days after the completion of the Offerings, the Company intends to expand the Board of Directors and elect at least two additional Directors who will not be officers or employees of the Company.

     The Company's Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results, considers the adequacy of internal accounting procedures and considers the effect of such procedures on the accountants' independence. The Audit Committee will consist, upon consummation of the Offerings, of Messrs. Floor, Kafker and Walker. The Compensation Committee, which will consist, upon consummation of the Offerings, of Messrs. Nutt, McLane and O'Connor, reviews and recommends the compensation arrangements for all directors and officers, except that Mr. Nutt does not participate in the recommendation of his compensation arrangements.

COMPENSATION OF DIRECTORS

     Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors ("Independent Directors") do not currently receive a fee for their service as directors, although the Board of Directors may determine to pay such a fee in the future. Also, Independent Directors may be entitled to receive options to purchase shares of Common Stock. See "-- The 1997 Stock Plan".

     All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

COMPENSATION, BENEFIT AND RETIREMENT PLANS

     The Company currently has in place the following stock plans: The Affiliated Managers Group, Inc. 1994 Incentive Stock Plan, The Affiliated Managers Group, Inc. 1995 Incentive Stock Plan, The Affiliated Managers Group, Inc. 1995 Stock Purchase Plan, and The Affiliated Managers Group, Inc. 1997 Stock Option and Incentive Plan (collectively, the "Plans"). Upon consummation of the Offerings and after giving effect to the grants made in connection with the Offerings, under the Plans, the Company will have (i) awarded options to purchase up to 672,500 shares of Common Stock, or approximately 4.1% of the outstanding Common Stock of the Company, to members of senior management, (ii) issued 337,500 shares of restricted Common Stock, or approximately 2.0% of the outstanding Common Stock of the Company, to members of senior management, (iii) issued for sale 184,150 shares of Common Stock, or approximately 1.1% of the outstanding Common Stock of the Company, to certain officers, managers of Affiliates and consultants and advisors of the Company, and (iv) reserved 2,523,850 shares, or approximately 13.2% of the outstanding Common Stock of the Company (including shares reserved under the Plans), for issuance under the Plans. Overall, members of the Company's senior management own an aggregate 1,657,046 shares of Common Stock (on a fully diluted basis and giving effect to the Recapitalization and including shares of stock purchased outside of the Plans), or approximately 9.6% of the outstanding Common Stock of the Company. The following is a brief summary of each of the Plans.

  THE 1994 PLAN

     On March 31, 1994, the Board of Directors adopted, and the stockholders of the Company subsequently approved, the Affiliated Managers Group, Inc. 1994 Incentive Stock Plan. On November 7, 1995, the Board of Directors adopted, and the stockholders of the Company approved, an amendment and restatement of the 1994 Incentive Stock Plan (as so amended and restated, the "1994 Plan") pursuant to which the number of shares of Common Stock reserved under the 1994 Plan was reduced to 125,000.

     The 1994 Plan permits (i) the grant of options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") ("Incentive Options"),
(ii) the grant of options that do not so qualify ("Non-Qualified Options"), and
(iii) the issuance of stock which may be subject to certain restrictions ("Restricted Stock"). The 1994 Plan was designed and intended as a performance incentive for officers, employees, consultants and other key persons performing services for the Company to encourage such persons to acquire or increase a proprietary interest in the success and progress of the Company. As of September 30, 1997, no options had been awarded under the 1994 Plan, and the Company had issued an aggregate of 125,000 shares of Restricted Stock under the 1994 Plan. The Company does not intend to make any grants under the 1994 Plan after the consummation of the Offerings.

  THE 1995 PLAN

     On November 7, 1995, the Board of Directors adopted, and the stockholders of the Company subsequently approved, the Affiliated Managers Group, Inc. 1995 Incentive Stock Plan, under which 425,000 shares of Common Stock were authorized and reserved for issuance. In May 1997, the Board of Directors voted to amend and restate, and the stockholders of the Company subsequently approved the amendment and restatement of, the 1995 Incentive Stock Plan (as so amended and restated, the "1995 Plan"). Under the 1995 Plan, a total of 425,000 shares of Common Stock are authorized and reserved for issuance.

     The 1995 Plan permits (i) the grant of Incentive Options, (ii) the grant of Non-Qualified Options, and (iii) the issuance of Restricted Stock. Like the 1994 Plan, the 1995 Plan was designed and intended as a performance incentive for officers, employees, consultants and other key persons performing services for the Company to encourage such persons to acquire or increase a proprietary interest in the success and progress of the Company. In May 1997, the Company granted options to purchase an aggregate of 1,850 shares of Class A Convertible Preferred Stock (carrying a $250 per share liquidation preference and convertible into an aggregate of 92,500 shares of Common Stock) at an exercise price of $455 per share (or $9.10 per underlying share of Common Stock), consisting of options to purchase 500, 500, 200, 300, 250 and 100 shares of Class A Convertible Preferred Stock granted to Messrs. Nutt, Healey, Chertavian, Dalton, Brennan and Murphy, respectively. As of September 30, 1997, the Company had issued an aggregate 212,500 shares of Restricted Stock under the 1995 Plan. The Company does not intend to make any grants under the 1995 Plan after the consummation of the Offerings.

  THE 1997 STOCK PLAN

     The 1997 Stock Option and Incentive Plan (the "1997 Stock Plan") was adopted by the Board of Directors in October 1997 and was subsequently approved by the Company's stockholders. The 1997 Stock Plan permits (i) the grant of Incentive Options, (ii) the grant of Non-Qualified Options, (iii) the grant of stock appreciation rights, (iv) the issuance or sale of Common Stock with vesting or other restrictions, (v) the issuance or sale of Common Stock without restrictions ("Unrestricted Stock"), (vi) the grant of the right to receive Common Stock in the future with or without vesting or other restrictions ("Deferred Stock Awards"), (vii) the grant of Common Stock upon the attainment of specified performance goals ("Performance Share Awards"), and (viii) the grant of the right to receive cash dividends with the holders of the Common Stock as if the recipient held a specified number of shares of the Common Stock ("Dividend Equivalent Rights"). These grants may be made to officers and other employees, directors, advisors, consultants and other key persons of the Company and its subsidiaries. The 1997 Stock Plan provides for the issuance of 1,750,000 shares of Common Stock. Certain Incentive Options and Non-Qualified Options will be granted to employees in connection with the Offerings. See "-- New Plan Benefits". On and after the date the 1997 Stock Plan becomes subject to Section 162(m) of the Code, options or stock appreciation rights with respect to no more than 700,000 shares of Common Stock may be granted to any one individual in any calendar year.

     The following summary description is qualified in its entirety by the 1997 Stock Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     PLAN ADMINISTRATION; ELIGIBILITY. The 1997 Stock Plan is administered by the Board of Directors or the Compensation Committee (the "Administrator"). If the 1997 Stock Plan is administered by the Compensation Committee, then all members of the Compensation Committee must be "non-employee directors" as that term is defined under the rules promulgated by the Commission. On and after the date the 1997 Stock Plan becomes subject to Section 162(m) of the Code, all members of the Compensation Committee must be "outside directors" as defined in
Section 162(m) of the Code and the regulations promulgated thereunder.

     The Administrator has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1997 Stock Plan.

     Persons eligible to participate in the 1997 Stock Plan will be those officers, employees and other key persons, such as consultants, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Administrator. Independent Directors will also be eligible for certain awards under the 1997 Stock Plan.

     STOCK OPTIONS. The 1997 Stock Plan permits the granting of (i) Incentive Options and (ii) Non-Qualified Options. Only employees of the Company and its subsidiaries may be granted Incentive Options. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant in the case of Incentive Options, and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of Non-Qualified Options. Employees participating in the 1997 Stock Plan may, however, elect, with the consent of the Administrator, to receive discounted Non-Qualified Options in lieu of cash bonuses. In the case of such grants, the option exercise price may be less than 85% of the fair market value of the Common Stock on the date of grant.

     STOCK OPTIONS GRANTED TO INDEPENDENT DIRECTORS. The 1997 Stock Plan contemplates the grant to each additional Independent Director of a Non-Qualified Option upon his or her initial election to the Board of Directors. The exercise price of each such Non-Qualified Option would be the fair market value of the Common Stock on the date of grant, and each such grant would be subject to vesting requirements as determined by the Administrator. The Administrator may also grant additional Non-Qualified Options to Independent Directors.

     STOCK APPRECIATION RIGHTS. The Administrator may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Administrator.

     RESTRICTED STOCK. The Administrator may also award shares of Restricted Stock to officers, other employees and key persons of the Company. The conditions and restrictions applicable to the Restricted Stock may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. These conditions and restric-tions, as well as the purchase price of shares of Restricted Stock, will be determined by the Administrator. If the performance goals and other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

     UNRESTRICTED STOCK. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) of Unrestricted Stock to employees and key persons in recognition of past services or other valid consideration, and shares of Unrestricted Stock may be issued in lieu of cash compensation to be paid to such employees and key persons.

     DEFERRED STOCK AWARDS. The Administrator may also award Deferred Stock Awards which are ultimately payable in the form of shares of Unrestricted Stock. The Deferred Stock Awards may be subject to such conditions and restrictions as the Administrator may determine, including the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. If the performance goals and other restrictions are not attained, the participants will forfeit their Deferred Stock Awards.

     Subject to the consent of the Administrator, an Independent Director, an employee or key person of the Company may make an irrevocable election to receive a portion of his fees or compensation in Deferred Stock Awards (valued at fair market value on the date the cash compensation would otherwise be paid).

     PERFORMANCE SHARE AWARDS. The Administrator may also grant Performance Share Awards to employees or other key persons of the Company entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Administrator shall determine.

     DIVIDEND EQUIVALENT RIGHTS. The Administrator may grant Dividend Equivalent Rights, which give the recipient the right to receive credits for dividends that would be paid if the grantee had held specified shares of Common Stock. Dividend Equivalent Rights may be settled in cash, shares, or a combination thereof.

     AMENDMENTS AND TERMINATION. The Board of Directors may at any time amend or discontinue the 1997 Stock Plan and the Administrator may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No such action may be taken, however, which adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the 1997 Stock Plan shall be subject to approval by the Company's stockholders if and to the extent required by the Code to preserve the qualified status of Incentive Options or to preserve tax deductibility of compensation earned under stock options and stock appreciation rights.

     CHANGE IN CONTROL PROVISIONS. The 1997 Stock Plan provides that in the event of a sale of all or substantially all of the assets or Common Stock of the Company, a merger or consolidation which results in a change in control of the Company or the liquidation or dissolution of the Company (a "Change in Control"), all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

     NEW PLAN BENEFITS. Approximately 310 employees and 5 non-employee directors are currently eligible to participate in the 1997 Stock Plan. The table below shows the options that will be granted to employees in connection with the Offerings.

                                1997 STOCK PLAN

                                                                           NUMBER OF SHARES
                         NAME AND POSITION                            UNDERLYING STOCK OPTIONS(1)
--------------------------------------------------------------------  ---------------------------
William J. Nutt, Chairman, President and Chief Executive Officer....            180,000
Sean M. Healey, Executive Vice President............................            170,000
Levon Chertavian, Jr., Senior Vice President........................             30,000
Nathaniel Dalton, Senior Vice President.............................             57,500
Brian J. Girvan, Senior Vice President..............................             57,500
Seth W. Brennan, Vice President.....................................             50,000
Jeffrey S. Murphy, Vice President...................................             35,000
Executive Group (7 persons).........................................            580,000
Non-Executive Officer Employee Group (2 persons)....................             10,000

---------------
(1) All options will be granted to the employees with an exercise price equal to the initial public offering price per share. In general, the options will be exercisable over seven years, with 15% exercisable at the end of each of the first six anniversaries of the date of grant and 10% exercisable on the seventh anniversary. The exercisability of these options will be accelerated upon a change in control (as defined in the 1997 Stock Plan) and upon the achievement with respect to any future calendar quarter of a level of pro forma EBITDA as adjusted per share which, on a comparable basis, equals or exceeds 2.44 times adjusted pro forma EBITDA as adjusted per share for the quarter ended September 30, 1997.

     TAX ASPECTS UNDER THE CODE. The following is a summary of the principal Federal income tax consequences of option grants under the 1997 Stock Plan. It does not describe all Federal tax consequences under the 1997 Stock Plan, nor does it describe state or local tax consequences.

     Incentive Options. Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the employee generally will realize ordinary income in the year of disposition, and, provided the Company complies with applicable withholding requirements, the Company will receive a corresponding deduction, in an amount equal to the excess of (i) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over (ii) the option price. Any additional gain realized on the disposition of the shares acquired upon exercise of the option will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss depending upon the holding period for such shares. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirement, the amount of the employee's ordinary income (and the Company's deductions) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee' tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.

     Special rules apply if an employee surrenders shares of Common Stock in payment of the exercise price of an Incentive Option.

     An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-Qualified Option for Federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

     Non-Qualified Options. There are no Federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the shares. The optionee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Company will be entitled to a Federal income tax deduction in an amount equal to such excess. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such shares.

     Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of a Non-Qualified Option.

  1995 STOCK PURCHASE PLAN

     On November 28, 1995, the Board of Directors adopted the Affiliated Managers Group, Inc. 1995 Stock Purchase Plan (the "1995 Purchase Plan"), under which 4,477 shares of Series B-1 Voting Convertible Preferred Stock of the Company (convertible into 223,850 shares of Common Stock) were authorized for issuance. The 1995 Purchase Plan was designed to provide certain employees, directors, general partners, officers, consultants and advisors with the opportunity to purchase shares of capital stock of the Company. In June 1996, the Company issued an aggregate 3,703 shares of Series B-1 Voting Convertible Preferred Stock (which are convertible, in the aggregate, into 185,150 shares of Common Stock immediately prior to the Offerings), to certain members of management and advisors of the Company, including 150 and 38 shares of Series B-1 Voting Convertible Preferred Stock (convertible into 7,500 and 1,900 shares of Common Stock, respectively) to Mr. Chertavian and Mr. Murphy, respectively, as well as managers of certain Affiliates, for an aggregate consideration of approximately $2.5 million (the "1996 Offering"). In connection with the 1996 Offering, each of the purchasers executed a stock purchase and restriction agreement pursuant to which the shares purchased by each such purchaser are subject to certain restrictions on transfer. There are currently 774 shares of Series B-1 Voting Convertible Preferred Stock (convertible into 38,700 shares of Common Stock) available for issuance and sale under the 1995 Purchase Plan. The Company does not intend to issue any additional shares of stock under the 1995 Purchase Plan.

KEY EXECUTIVE LIFE INSURANCE

     The Company currently maintains, and is the sole beneficiary of, $10,000,000 in life insurance policies on William J. Nutt and a $2,000,000 life insurance policy on Sean M. Healey. In addition, the Company and the Affiliates carry life insurance policies on the lives of certain key members of management of the Affiliates in amounts which the Company considers sufficient to repurchase such individuals' direct or indirect interest in the applicable Affiliate. The Company also currently maintains, and is the sole beneficiary of, additional life insurance policies on the lives of certain key members of management of the Affiliates. These key executive life insurance policies range from $100,000 to $10,000,000. See "Business -- AMG Structure and Relationship with Affiliates -- Capitalization of Retained Interest" and "Risk
Factors -- Reliance on Key Management".

PENSION AND PROFIT SHARING PLANS

     The Company currently maintains the Affiliated Managers Group, Inc. 401(k) Profit Sharing Plan (the "Profit Sharing Plan"). Under the Profit Sharing Plan, qualifying employees of the Company and the participating Affiliates are able to both accumulate savings by means of a salary reduction, as well as participate in the profits of their participating employer (either the Company or the applicable Affiliate). Any contributions by the Company under the Profit Sharing Plan are determined annually by the Compensation Committee, while contributions by participating Affiliates are determined by their respective management teams and funded out of such respective Affiliate's Operating Allocation. Certain of the Affiliates maintain their own 401(k) and profit sharing plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since January 1, 1996, the Company's executive compensation decisions have been made by the Compensation Committee of the Board of Directors, consisting of Messrs. McLane and Floor, neither of whom is an employee of the Company. Upon consummation of the Offerings, the Company's Compensation Committee will consist of Messrs. McLane, Nutt and O'Connor. After the Offerings, the Compensation Committee will review and recommend executive compensation arrangements for all officers and employees other than Mr. Nutt, and the members of the Compensation Committee other than Mr. Nutt will review and recommend all executive compensation arrangements with respect to Mr. Nutt.

                              CERTAIN TRANSACTIONS

     In August 1997, the Company entered into a series of transactions in connection with the Tweedy, Browne Investment, including:

          (i) entering into a Preferred Stock and Warrant Purchase Agreement (the "Preferred Stock Purchase Agreement") with Chase Equity Associates, whereby on October 9, 1997, Chase Equity Associates invested $30 million in the Company and acquired 5,333 shares of Series C-2 Non-Voting Convertible Preferred Stock of the Company and warrants to purchase up to an additional 28,000 shares of Series C-2 Non-Voting Convertible Preferred Stock of the Company (convertible into 266,650 and 1,400,000 shares of Common Stock, respectively); and

          (ii) entering into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Chase Equity Associates, whereby on October 9, 1997, Chase Equity Associates invested $60 million and acquired senior subordinated notes (the "Subordinated Notes"). In addition, warrants to purchase Class B Common Stock (the "Class B Warrants") of the Company were issued into an escrow, to be issued to the holders of the Subordinated Notes, if such Subordinated Notes were not paid on or prior to April 7, 1998.

     In connection with these transactions, on October 9, 1997, the Company entered into an Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") with TA Associates, NationsBank, The Hartford, Chase Equity Associates and certain members of senior management and their transferees (collectively, the "Investors").

     Pursuant to the terms of the Stockholders' Agreement, (i) each Investor and the holders of shares of Class B Common Stock after exercise of the Class B Warrants (the "Warrant Shareholders") received from the Investors holding shares of Class A Convertible Preferred Stock of the Company (the "Class A Investors"), and the Class A Investors granted to the other Investors and the Warrant Shareholders, rights (the "Class A Co-Sale Rights") to participate on a pro rata basis in certain resales of shares of Class A Convertible Preferred Stock (or Common Stock issuable upon conversion thereof), (ii) the Investors holding shares of Class B Preferred Stock of the Company (the "Class B Investors") and the Investors holding shares of Class C Preferred Stock of the Company (the "Class C Investors") agreed to certain restrictions on transfers of shares,
(iii) each Class B Investor and each Class C Investor granted to the Warrant Shareholders rights

(the "Warrant Shareholder Co-Sale Rights") to participate on a pro-rata basis in certain resales of shares of capital stock, (iv) each Investor agreed to sell such Investor's shares of capital stock in the Company in certain circumstances if a majority-in-interest of the stockholders negotiated such a sale with an unaffiliated third party, (v) Chase Equity Associates granted to NationsBank a right (the "Right of First Offer") to purchase its shares of capital stock and Class B Warrants in certain circumstances, (vi) each Investor and Warrant Shareholder received "piggy-back" registration rights, (vii) each Investor and Warrant Shareholder received demand registration rights, (viii) each Investor and Warrant Shareholder was granted participation rights with respect to certain future issuances of securities by the Company, and (ix) each Investor agreed to elect one individual nominated by the Class C Investors, one individual nominated by NationsBank and The Hartford, and two individuals nominated by TA Associates to the Board of Directors. Messrs. O'Connor, Walker, Kafker and McLane have been elected as directors of the Company pursuant to the Stockholders' Agreement. Each of the rights of the Warrant Shareholders under the Stockholders' Agreement are of no force or effect unless or until the Class B Warrants become eligible to be released from escrow. The Class B Warrants will terminate unexercised in connection with the repayment of the Subordinated Debt.

     Effective upon and subject to the consummation of the Offerings, provisions of the Stockholders' Agreement relating to the participation rights, the Class A Co-Sale Rights, the Warrant Shareholder Co-Sale Rights, the Right of First Offer, the restrictions on transfer of shares, and the election of the directors will terminate in accordance with their terms.

     In connection with these transactions, the Company has paid certain fees to Chase Equity Associates, including (i) a facility fee of $1.2 million, (ii) a commitment fee of approximately $45,000 and (iii) a take down fee of $1.2 million. Chase Equity Associates is a limited partnership whose sole limited partner is an affiliate of Chase Manhattan Corporation (the parent company of The Chase Manhattan Bank) and whose sole general partner has as its partners certain employees of The Chase Manhattan Bank (including John M. B. O'Connor, a director of the Company) and an affiliate of Chase Manhattan Corporation.

     In October 1997, the Company entered into the Credit Facility. In connection with entering into the Credit Facility, the Company has paid Chase Securities Inc. an underwriting fee of $6 million. In addition, in connection with the Credit Facility, the Company agreed to pay The Chase Manhattan Bank an annual administrative agency fee of $75,000. The Company also paid The Chase Manhattan Bank a commitment fee of approximately $437,500 for the period June 26, 1997 through October 1997.

     Chase Securities Inc., an affiliate of The Chase Manhattan Bank and Chase Equity Associates, is a participant in the underwriting syndicate in the U.S. Offering.

     In September 1997, the Company paid $14.4 million in cash and issued an aggregate of approximately 10,667 shares of Class D Convertible Preferred Stock (convertible into 533,331 shares of Common Stock) with a value of approximately $9.6 million in connection with the merger of GeoCapital Corporation with and into a wholly owned subsidiary of the Company. The stockholders of GeoCapital Corporation were Irwin Lieber and Barry K. Fingerhut and members of their immediate families. Before giving effect to the Offerings, Messrs. Lieber and Fingerhut and their families are the sole holders of the Class D Convertible Preferred Stock.

     In June 1996, a retirement plan for the benefit of Mr. Chertavian, an executive officer of the Company, invested $100,500 to purchase 150 shares of the Company's Series B-1 Voting Convertible Preferred Stock (convertible into 7,500 shares of Common Stock) pursuant to an offering under the Company's 1995 Stock Purchase Plan.

     In August 1995, the Skyline Funds, for which Skyline provides investment advisory services, retained Funds Distributor, Inc., as a distributor of shares in the Skyline Funds. Mr. Nutt is Chairman of Funds Distributor, Inc., and the Chairman and Chief Executive Officer and majority stockholder of its parent, Boston Institutional Group, Inc. Since January 1996, the Skyline Funds have paid Funds Distributor, Inc. approximately $175,000.

     In December 1996, the Burridge Capital Development Fund, for which Burridge provides investment advisory services, retained Funds Distributor, Inc., as a distributor of shares in the Burridge Capital Development Fund. Since this time, the Burridge Capital Development Fund has paid Funds Distributor, Inc. approximately $82,000.

     Since January 1996, the Company has retained Goodwin, Procter & Hoar LLP (and its predecessor Goodwin, Procter & Hoar) for certain legal services. Richard E. Floor, a director of the Company, is the sole shareholder of Richard
E. Floor, P.C., which is a partner in Goodwin, Procter & Hoar LLP and was a partner in its predecessor.

     The Company believes that all of the transactions identified above were conducted on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of October 15, 1997 and as adjusted to reflect the sale of the shares of Common Stock in the Offerings certain information regarding the beneficial ownership of Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Exchange
Act) known by the Company to beneficially own more than 5% of the Common Stock,
(ii) each Named Executive Officer, (iii) each director of the Company and (iv) all directors and executive officers as a group (12 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws, where applicable.

                                                                                 PERCENTAGE OF SHARES
                                                                                 BENEFICIALLY OWNED(2)
                                                             NUMBER OF          -----------------------
                                                        SHARES BENEFICIALLY      BEFORE         AFTER
             NAME OF BENEFICIAL OWNER(1)                     OWNED(2)           OFFERINGS     OFFERINGS
------------------------------------------------------  -------------------     ---------     ---------
TA Associates Group (3)...............................       3,895,106             42.9%         23.5%
Chase Equity Associates, L.P. (4) ....................       1,666,650             18.4          10.1
NationsBanc Investment Corporation (4)................         970,150             10.7           5.9
William J. Nutt (5)...................................         540,793              6.0           3.3
Hartford Accident and Indemnity Company...............         373,150              4.1           2.3
Sean M. Healey (6)....................................         248,519              2.7           1.5
Levon Chertavian, Jr. (7).............................          85,833             *             *
Nathaniel Dalton (8)..................................          55,000             *             *
Brian J. Girvan (9)...................................          50,000             *             *
Seth W. Brennan (10)..................................          21,667             *             *
Jeffrey S. Murphy (11)................................          13,567             *             *
Richard E. Floor......................................          41,492             *             *
Roger B. Kafker (12)..................................           5,972             *             *
P. Andrews McLane (13)................................           5,972             *             *
John M. B. O'Connor (14)..............................       1,666,650             18.4          10.1
W. W. Walker, Jr. ....................................        --                  --            --
All directors and executive officers
  as a group (12 persons) (15)........................       2,735,465             30.0%         16.5%

---------------
     *  Less than 1%

 (1) The address of the TA Associates Group and Messrs. Kafker and McLane is c/o TA Associates, Inc., High Street Tower, Suite 2500, 125 High Street, Boston, Massachusetts 02110-2720. The address of Chase Equity Associates, L.P. and Mr. O'Connor is 380 Madison Avenue, 12th Floor, New York, New York 10017. The address of NationsBanc Investment Corporation and Mr. Walker is c/o NationsBank Capital Investors, NationsBank Corporate Center, 10th Floor, 100 North Tryon Street, Charlotte, North Carolina 28255. The address of Hartford Accident and Indemnity Company is 200 Hopmeadow Street, P.O. Box 2999, Simsbury, Connecticut 06104. The address of Mr. Floor is c/o Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109. The address of all other listed stockholders is c/o Affiliated Managers Group, Inc., Two International Place, 23rd Floor, Boston, Massachusetts 02110.

 (2) In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of October 15, 1997 are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, such shares of stock subject to options or warrants that are currently exercisable or that become exercisable within 60 days are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person. As of October 15, 1997 a total of 9,109,450 shares of Common Stock were either outstanding or subject to options, warrants or other convertible securities that are exercisable or that will become exercisable within 60 days.

 (3) Includes (i) 2,596,756 shares of Common Stock owned by Advent VII L.P.,
     (ii) 533,956 shares of Common Stock owned by Advent Atlantic and Pacific II L.P., (iii) 192,525 shares of Common Stock owned by Advent Industrial II L.P., (iv) 259,691 shares of Common Stock owned by Advent New York L.P. and
     (v) 42,841 shares of Common Stock owned by TA Venture Investors Limited Partnership. The foregoing partnerships are part of an affiliated group of investment partnerships referred to, collectively, as the TA Associates Group. The general partner of Advent VII L.P. is TA Associates VII L.P. The general partner of each of Advent Industrial II L.P. and Advent New York L.P. is TA Associates VI L.P. The general partner of Advent Atlantic and Pacific II L.P. is TA Associates AAP II Partners L.P. The general partner of each of TA Associates VII L.P., TA Associates VI L.P. and TA Associates AAP II Partners L.P. is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all the shares of Common Stock held of record by the named investment partnerships, with the exception of those shares held by TA Venture Investors Limited Partnership; individually no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc. (including Messrs. Kafker and McLane, directors of the Company) comprise the general partners of TA Venture Investors Limited Partnership. In such capacity, Messrs. Kafker and McLane may be deemed to share voting and investment power with respect to the 42,841 shares of Common Stock held of record by TA Venture Investors Limited Partnership. Messrs. Kafker and McLane disclaim beneficial ownership of such shares, except in the case of Mr. Kafker to the extent of 5,972 shares as to which he holds a pecuniary interest and in the case of Mr. McLane to the extent of 5,972 shares as to which he holds a pecuniary interest. Also includes (i) 201,964 shares of Common Stock held by Chestnut III Limited Partnership and (ii) 67,373 shares of Common Stock held by Chestnut Capital International III L.P. TA Associates, Inc. indirectly has voting and investment power with respect to these shares pursuant to a proxy.

 (4) The 1,666,650 shares beneficially owned by Chase Equity Associates, L.P. and the 970,150 shares beneficially owned by NationsBanc Investment Corporation are shares of non-voting Class B Common Stock. See "Description of Capital Stock -- Class B Common Stock".

 (5) Includes (i) 381,986 shares of restricted Common Stock, 352,405 of which have vested, 11,646 of which will vest in annual installments through March 1999, and 17,935 of which will vest on January 1, 1998, and (ii) 8,333 shares of Common Stock subject to options exercisable within 60 days. Excludes (i) 196,667 shares subject to unvested options and (ii) 199,992 shares held by irrevocable trusts for the benefit of members of Mr. Nutt's immediate family of which Mr. Nutt is not a trustee, as to which shares Mr. Nutt disclaims beneficial ownership.

 (6) Includes (i) 235,000 shares of restricted Common Stock, 217,500 of which have vested and 17,500 of which will vest in annual installments through March 1999, and (ii) 8,333 shares of Common Stock subject to options exercisable within 60 days. Excludes 186,667 shares subject to unvested options.

 (7) Includes (i) 75,000 shares of restricted Common Stock, 50,000 of which have vested, 12,500 of which will vest in annual installments through March 1999, and 12,500 of which will vest in August 1998, and (ii) 3,333 shares of Common Stock subject to options exercisable within 60 days. Excludes 36,667 shares subject to unvested options.

 (8) Includes (i) 50,000 shares of restricted Common Stock, 25,000 of which have vested and 25,000 of which will vest in equal annual installments through May 1999, and (ii) 5,000 shares of Common Stock subject to options exercisable within 60 days. Excludes 67,500 shares subject to unvested options.

 (9) Includes 50,000 shares of restricted Common Stock, 12,500 of which have vested and 37,500 of which will vest in equal annual installments through February 2000. Excludes 57,500 shares subject to unvested options.

(10) Includes (i) 17,500 shares of restricted Common Stock, 8,750 of which have vested and 8,750 of which will vest in equal annual installments through March 1999, and (ii) 4,167 shares of Common Stock subject to options exercisable within 60 days. Excludes 58,333 shares subject to unvested options.

(11) Includes (i) 10,000 shares of restricted Common Stock, 5,000 of which have vested and 5,000 of which will vest in equal annual installments through March 1999, and (ii) 1,667 shares of Common Stock subject to options exercisable within 60 days. Excludes 38,333 shares subject to unvested options.

(12) Includes 5,972 shares beneficially owned by Mr. Kafker through TA Venture Investors Limited Partnership, all of which shares are included in the 3,895,106 shares described in footnote (3) above. Does not include any shares owned by Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent Industrial II L.P., Advent New York L.P., Chestnut III Limited Partnership or Chestnut Capital International III L.P., of which shares Mr. Kafker disclaims beneficial ownership.

(13) Includes 5,972 shares of Common Stock beneficially owned by Mr. McLane through TA Venture Investors Limited Partnership, all of which shares are included in the 3,895,106 shares described in footnote (3) above. Does not include any shares owned by Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent Industrial II L.P., Advent New York L.P., Chestnut III Limited Partnership or Chestnut Capital International III L.P., of which shares Mr. McLane disclaims beneficial ownership.

(14) Includes 1,666,650 shares of Class B Common Stock beneficially owned by Chase Equity Associates, L.P., of which Mr. O'Connor disclaims beneficial ownership.

(15) Includes 819,486 shares of Common Stock held by executive officers and directors which are subject to vesting and repurchase in certain circumstances.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Immediately upon consummation of the Offerings, the Company will file and cause to become effective an Amended and Restated Certificate of Incorporation (the "Certificate"), which has previously been adopted by the Board of Directors and approved by the stockholders of the Company. Pursuant to the Certificate, the Company is authorized to issue (i) 40,000,000 shares of Common Stock, (ii) 3,000,000 shares of Class B Common Stock, and (iii) 5,000,000 shares of undesignated preferred stock, par value $.01 per share (the "Preferred Stock"). Immediately upon consummation of the Offerings, approximately 13,941,817 shares of Common Stock will be issued and outstanding, 2,636,800 shares of Class B Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate and the Company's Amended and Restated By-laws (the "By-laws"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

  COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

     The holders of Common Stock and Class B Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, with each share of Common Stock and each share of Class B Common Stock sharing equally in such dividends. If dividends are declared which are payable in shares of Common Stock or shares of Class B Common Stock, dividends shall be declared which are payable at the same rate in both classes of stock and the dividends payable in shares of Common Stock shall be payable to the holders of shares of Common Stock, and the dividends payable in shares of Class B Common Stock shall be payable to the holders of shares of Class B Common Stock. See "Dividend Policy". The possible issuance of Preferred Stock with a preference over Common Stock and Class B Common Stock as to dividends could impact the dividend rights of holders of Common Stock and Class B Common Stock. All outstanding shares of Common Stock and Class B Common Stock, including the shares offered by this Prospectus, are, or will be upon consummation of the Offerings, fully paid and non-assessable.

     The By-laws provide, subject to the rights of the holders of the Preferred Stock, if and when issued, that the number of directors shall be fixed by the Board of Directors. Subject to any rights of the holders of Preferred Stock, if and when issued, to elect directors, and to remove any director whom the holders of any such Preferred Stock had the right to elect, any director of the Company may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

  CLASS B COMMON STOCK

     Holders of Class B Common Stock generally have the same rights and privileges as holders of Common Stock, except that holders of Class B Common Stock do not have any voting rights other than those which may be provided by applicable law. Each share of Class B Common Stock is convertible, at the option of the holder thereof, into one share of Common Stock (subject to adjustment to reflect any dividend in Common Stock or Class B Common Stock); provided, that such conversion is not inconsistent with any regulation, rule or other requirement of any governmental authority applicable to such holder at such time.

  UNDESIGNATED PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 5,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding stock of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  GENERAL

     A number of provisions of the Company's Certificate and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, including those which grant the Board of Directors the ability to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. Certain of these provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors of the Company believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect".

  MEETINGS OF STOCKHOLDERS

     The By-laws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the By-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

  INDEMNIFICATION AND LIMITATION OF LIABILITY

     The By-laws of the Company provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-laws of the Company also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

  AMENDMENT OF THE CERTIFICATE

     The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter must be approved by the holders of a majority of the total votes eligible to be cast by holders of Common Stock with respect to such amendment or repeal.

  AMENDMENT OF BY-LAWS

     The Certificate provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of Common Stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of Common Stock with respect to such amendment or repeal.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the Offerings, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in the person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (A) the owner of 15% or more of the outstanding voting stock of the corporation or (B) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that, with certain limited exceptions, such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate nor the By-laws contains any such exclusion.

REGISTRATION RIGHTS

     Pursuant to the terms of the Stockholders' Agreement, holders of 8,076,686 shares of Common Stock, including TA Associates, NationsBank, The Hartford, Chase Equity Associates and certain members of senior management of the Company, have the right in certain circumstances to require the Company to register shares of Common Stock under the Securities Act for resale to the public. The Stockholders' Agreement also provides that holders of 8,076,686 shares of Common Stock have the right to include their shares of Common Stock in a registration statement filed by the Company. See "Certain Transactions". The holders of an additional 689,531 shares of Common Stock also have the right to include their shares of Common Stock in a registration statement filed by the Company. In addition, a number of managers of the Affiliates have registration rights under the transaction documents pursuant to which AMG made its investment in each such Affiliate. These registration rights relate to shares of Common Stock which such managers acquire upon the exchange of certain of their interests in the respective Affiliates. See "Business -- AMG Structure and Relationship with Affiliates -- Capitalization of Retained Interest". Each of such manager's rights are subject to the right of an underwriter participating in the offering to limit the number of shares included in the registration. All expenses relating to the filing of such registration statements, excluding underwriting discounts and selling expenses, will be paid by the Company. The foregoing rights will be waived in connection with the Offerings but will remain in effect following the Offerings.

TRANSFER AGENT AND REGISTRAR

     The Company has selected ChaseMellon Shareholder Services L.L.C. as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, the Company will have a total of 16,578,617 shares of Common Stock outstanding. Of these shares, the 7,500,000 shares sold in the Offerings will be freely transferable without restriction or registration under the Securities Act, except for any shares held by "affiliates" of the Company, as that term is used under the Securities Act and the regulations promulgated thereunder, and except to the extent such shares are subject to the agreements with the Underwriters described below. The remaining 9,078,617 shares, held by officers, directors, employees and other stockholders of the Company and its Affiliates, were sold by the Company in private transactions in reliance on exemptions from the registration requirements of the Securities Act and will be "restricted securities" within the meaning of Rule 144 ("Rule 144") adopted under the Securities Act (the "Restricted Shares"). Of these Restricted Shares, 8,766,217 shares of Common Stock will be subject to the registration rights of certain stockholders. See "Description of Capital Stock -- Registration Rights".

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned Restricted Shares for at least one year (as computed under Rule 144) is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of Common Stock then outstanding (approximately 165,786 shares after giving effect to the Offerings), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner of sale and notice requirements, and to the availability of current public information about the Company. In addition, under Rule 144(k), a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (as computed under Rule 144), will be entitled to sell such shares under Rule 144(k) without regard to the volume requirements described above. Rule 144 also provides that affiliates that are selling shares of Common Stock that are not Restricted Shares must nonetheless comply with the provisions of Rule 144 other than the holding period requirement.

     Beginning 180 days after the date of this Prospectus, upon the expiration of certain agreements entered into between the Underwriters and certain of the Company's officers, directors, stockholders and holders of outstanding options or warrants (the "Lock-up Agreements"), the Company believes that 75,000 of the Restricted Shares will be eligible for sale in the public market pursuant to Rule 144(k) and 6,646,561 additional Restricted Shares will be eligible for sale in the public market subject to the provisions of Rule 144 referred to above. Of the remaining 2,357,056 Restricted Shares, the Company estimates that 2,291,431 shares will become eligible for sale pursuant to Rule 144 at various dates through November 1998. The remaining 65,625 Restricted Shares will become eligible for sale in the public market under Rule 144 (including paragraph (k) thereof) at various times after November 1998 as they become vested.

     Under the 1995 Plan and the 1997 Stock Plan, there are an aggregate of 2,175,000 shares of Common Stock reserved for issuance. As of the Effective Date, options to purchase 682,500 shares have been granted pursuant to the 1995 Plan and the 1997 Stock Plan, and all of such options remain outstanding. Beginning 180 days after the date of this Prospectus, upon the expiration of the Lock-up Agreements, 43,681 of these option shares, if exercised, will be eligible for sale in the public market in accordance with the requirements of Rule 701, to the extent the options are exercised. Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to the exercise of options outstanding prior to the Offerings or the grant of Common Stock prior to the Offerings pursuant to written compensation plans or contracts may be resold by persons other than affiliates beginning 90 days after the date of the Offerings, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of the Offerings, subject to all provisions of Rule 144 except its one-year minimum holding period requirement. Of the option shares of Common Stock described above, all of such shares of Common Stock are held by affiliates of the Company.

     As soon as practicable following the Offerings, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock reserved for issuance under the 1995 Plan and the 1997 Stock Plan. If the Company files one or more registration statements on Form S-8, non-affiliate holders of shares registered under the Form S-8 that are issuable upon exercise of stock options granted pursuant to the 1995 Plan and the 1997 Stock Plan will be eligible to sell such shares in the public market without regard to the restrictions of Rule 144, subject to the Lock-Up Agreements, as applicable. Affiliates will continue to be subject to certain limitations on sale, including the volume restrictions described above, as well as the Lock-up Agreements.

     The Lock-up Agreements provide that the holders of all of the outstanding shares of Common Stock prior to the Offerings will not, without the prior written consent of the Underwriters, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock beneficially owned or otherwise held or any securities convertible into, derivative of or exercisable or exchangeable for such Common Stock during the 180-day period commencing on the Effective Date. In addition, the Company has also agreed that the Company will not, without the prior written consent of the Underwriters, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock (other than pursuant to employee stock option or purchase plans existing, or on the conversion or exchange of convertible or exchangeable securities or the exercise of warrants outstanding, on the date of this Prospectus) or any securities of the Company which are substantially similar to the shares of Common Stock, or which are convertible into or exercisable or exchangeable for Common Stock or any such other securities during the 180-day period commencing on the date of this Prospectus, except for (i) shares of Common Stock offered in connection with the Offerings and (ii) shares of Common Stock or such other securities issued as consideration in future investments, provided that such securities are made subject to such 180-day restriction.

     Prior to the Offerings, there has been no public market for the Company's Common Stock. No prediction can be made as to the effect, if any, that sales of shares of Common Stock into the public market or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock into the public market after the restrictions described above lapse could adversely affect the prevailing market price and the ability of the Company to obtain equity capital in the future. See "Risk Factors -- Shares Eligible for Future Sale".

                             VALIDITY OF SECURITIES

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, and for the Underwriters by Sullivan & Cromwell, New York, New York. Partners (or, in the case of partners which are professional corporations, the sole stockholders of such corporations) of Goodwin, Procter & Hoar LLP own an aggregate of 43,392 shares of Common Stock.

                                    EXPERTS

     The financial statements included in this Prospectus listed on page F-1 for Affiliated Managers Group, Inc., Gofen and Glossberg, Inc., The Burridge Group Inc., GeoCapital Corporation and Tweedy, Browne Company L.P. have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined statements of income of First Quadrant Institutional and First Quadrant Limited for the period from January 1, 1996 to March 25, 1996 and for the year ended December 31, 1995 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not necessarily complete. With respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in all respects by such reference.

     The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public referrals section of the Commission at its Washington address upon payment of the prescribed fees. The Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") System. The electronically filed documents, which also include reports, proxy statements and other information, are maintained by the Commission and may be found at the World Wide Web site http://www.sec.gov. The Common Stock has been approved for listing, subject to notice of issuance, on the NYSE. Certain reports, proxy statements and other information of listed companies can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company intends to furnish to its stockholders annual reports containing audited financial statements for each fiscal year.

                      (This page intentionally left blank)

                 AFFILIATED MANAGERS GROUP, INC. AND AFFILIATES
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                  PAGE
                                                                                                  ----
THE COMPANY
AFFILIATED MANAGERS GROUP, INC.
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997............    F-3
  Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 31,
    1996 and for the Nine Months Ended September 30, 1997......................................    F-4
  Notes to Unaudited Pro Forma Consolidated Financial Statements...............................    F-6
  Report of Independent Accountants............................................................   F-10
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
    (Unaudited)................................................................................   F-11
  Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996
    and for the Nine Months Ended September 30, 1996 and 1997 (Unaudited)......................   F-12
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996
    and for the Nine Months Ended September 30, 1996 and 1997 (Unaudited)......................   F-13
  Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31,
    1994, 1995 and 1996 and for the Nine Months Ended September 30, 1997 (Unaudited)...........   F-14
  Notes to Consolidated Financial Statements...................................................   F-15
PRIOR INVESTMENTS
GOFEN AND GLOSSBERG, INC.
  Report of Independent Accountants............................................................   F-30
  Statements of Financial Condition as of December 31, 1996 and 1995...........................   F-31
  Statements of Operations for the Years Ended December 31, 1996 and 1995......................   F-32
  Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1996 and
    1995.......................................................................................   F-33
  Statements of Cash Flows for the Years Ended December 31, 1996 and 1995......................   F-34
  Notes to Financial Statements................................................................   F-35
THE BURRIDGE GROUP INC.
  Report of Independent Accountants............................................................   F-38
  Statements of Operations for the Period January 1, 1996 to December 30, 1996 and for the
    Years Ended December 31, 1995 and 1994.....................................................   F-39
  Statements of Changes in Shareholders' Equity for the Period January 1, 1996 to December 30,
    1996 and for the Years Ended December 31, 1995 and 1994....................................   F-40
  Statements of Cash Flows for the Period January 1, 1996 to December 30, 1996 and for the
    Years Ended December 31, 1995 and 1994.....................................................   F-41
  Notes to Financial Statements................................................................   F-42
FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED
  Independent Auditors' Report.................................................................   F-45
  Combined Statements of Income for the Period January 1, 1996 through 1996 and for the Year
    Ended December 31, 1995....................................................................   F-46
  Notes to Combined Statements of Income.......................................................   F-47
GEOCAPITAL CORPORATION
  Report of Independent Accountants............................................................   F-51
  Balance Sheets as of September 30, 1996 and 1995.............................................   F-52
  Statements of Income and Retained Earnings for the Years Ended September 30, 1996, 1995 and
    1994.......................................................................................   F-53
  Statements of Cash Flow for the Years Ended September 30, 1996, 1995 and 1994................   F-54
  Notes to Financial Statements................................................................   F-55
SUBSEQUENT INVESTMENT
TWEEDY, BROWNE COMPANY L.P.
  Report of Independent Accountants............................................................   F-59
  Balance Sheets as of December 31, 1996 and September 30, 1996 and 1995.......................   F-60
  Statements of Operations for the period October 1, 1996 through December 31, 1996 and the
    Years Ended September 30, 1996, 1995 and 1994..............................................   F-61
  Statements of Changes in Partners' Capital for the period October 1, 1996 through December
    31, 1996 and the Years Ended September 30, 1996 and 1995...................................   F-62
  Statements of Cash Flows for the period October 1, 1996 through December 31, 1996 and the
    Years Ended September 30, 1996, 1995 and 1994..............................................   F-63
  Notes to Financial Statements................................................................   F-64

                        AFFILIATED MANAGERS GROUP, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth the unaudited pro forma consolidated statements of operations for the Company for the year ended December 31, 1996 and the nine months ended September 30, 1997, and the unaudited pro forma consolidated balance sheet of the Company as of September 30, 1997, after giving effect to: (i) the investments made during the year ended December 31, 1996 and the nine months ended September 30, 1997 (the "Prior Investments"); (ii) the recent investment in Tweedy, Browne (the "Subsequent Investment"), which occurred subsequent to September 30, 1997; (iii) the Company's Recent Financing (as defined below), which was entered into in connection with the Subsequent Investment; (iv) a 50-for-1 stock split of the Common Stock effected in the form of a stock dividend as of the date of this Prospectus, the exercise of all warrants to purchase Shares of the Company's convertible preferred stock (the "Convertible Preferred Stock") and the conversion of all outstanding shares of the Convertible Preferred Stock into shares of Common Stock upon consummation of the Offerings and the issuance of 78,700 shares of Common Stock to shareholders of an Affiliate (the "Recapitalization"); and (v) the sale of Common Stock offered in the Offerings and the application of the net proceeds therefrom. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 assume that each of the transactions occurred on January 1, 1996. The unaudited pro forma consolidated balance sheet assumes that each of these transactions occurred on September 30, 1997.

     The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. The Prior Investments and the Subsequent Investment are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the fair value of net assets acquired, primarily acquired client relationships, and any remaining excess purchase price over net assets acquired is categorized as goodwill. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Prior Investments were primarily funded with cash received from borrowings under the Company's revolving credit facility and from issuances of the Company's Convertible Preferred Stock. The Subsequent Investment has been funded by: (i) cash received from borrowings ("Senior Debt") under the Credit Facility, (ii) cash received from the issuance of $60 million face amount of subordinated debt (the "Subordinated Debt"), and (iii) cash received from the issuance of $30 million of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock (clauses (i) - (iii) collectively, the "Recent Financing"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

     The unaudited pro forma consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company (including the unaudited information as of and for the nine months ended September 30, 1997) and the related notes thereto included elsewhere in this Prospectus. The unaudited pro forma consolidated financial information is based on the historical data with respect to the Company and the acquired businesses comprising the Prior Investments and the Subsequent Investment, and is not necessarily indicative of the results that might have occurred had such transactions actually taken place at the beginning of the period specified and is not intended to be a projection of future results.

                        AFFILIATED MANAGERS GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                SUBSEQUENT
                                   HISTORICAL   INVESTMENT     FINANCING      PRO FORMA    OFFERING           PRO FORMA
                                      (A)           (B)       ADJUSTMENTS     COMBINED    ADJUSTMENTS        AS ADJUSTED
                                   ----------   -----------   -----------     ---------   -----------        -----------
             ASSETS
Cash and cash equivalents........   $ 10,442     $   2,647      $ 2,425(D)    $ 15,514     $      --          $  15,514
Investment advisory fees
  receivable.....................     19,580         2,734           --         22,314            --             22,314
Prepaid expenses and other
  current assets.................      3,309             4           75(D)       3,388            --              3,388
                                    --------     ---------      -------       --------     ---------           --------
      Total current assets.......     33,331         5,385        2,500         41,216            --             41,216
Fixed assets, net................      4,071           640           --          4,711            --              4,711
Secured demand notes
  receivable.....................         --           800           --            800            --                800
Equity investment in Affiliate...      1,211            --           --          1,211            --              1,211
Acquired client relationships,
  net of accumulated
  amortization...................     44,917        98,294(C)        --        143,211           740(E)         143,951
Goodwill, net of accumulated
  amortization...................     53,545       200,478(C)        --        254,023         1,109(E)         255,132
Other assets.....................      5,325            --        8,900(D)      14,225        (5,168)(F)          9,057
                                    --------     ---------      -------       --------     ---------           --------
      Total assets...............   $142,400     $ 305,597      $11,400       $459,397     $  (3,319)         $ 456,078
                                    ========     =========      =======       ========     =========           ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Accounts payable and accrued
  liabilities....................   $ 17,251     $   4,197      $    --       $ 21,448     $      --          $  21,448
Senior debt -- current portion...         --         5,500           --          5,500        (5,500)(G)             --
                                    --------     ---------      -------       --------     ---------           --------
      Total current
        liabilities..............     17,251         9,697           --         26,948        (5,500)            21,448
Senior debt......................     63,300       205,100       11,400(D)     279,800       (97,600)(G)        182,200
Other long-term liabilities......      4,249            --           --          4,249            --              4,249
Subordinated debt................         --        59,600           --         59,600       (58,800)(G)(F)         800
                                    --------     ---------      -------       --------     ---------           --------
      Total liabilities..........     84,800       274,397       11,400        370,597      (161,900)           208,697
                                    --------     ---------      -------       --------     ---------           --------
Minority interest................      8,775            --           --          8,775            --              8,775
Stockholders' equity:
  Preferred stock................     53,577        31,200           --         84,777       (84,777)(G)             --
  Common stock...................         15            --           --             15       249,726(G)(E)      249,741
  Foreign translation
    adjustment...................        (86)           --           --            (86)           --                (86)
  Accumulated deficit............     (4,681)           --           --         (4,681)       (6,368)(F)        (11,049)
                                    --------     ---------      -------       --------     ---------           --------
      Total stockholders'
        equity...................     48,825        31,200           --         80,025       158,581            238,606
                                    --------     ---------      -------       --------     ---------           --------
      Total liabilities and
        stockholders' equity.....   $142,400     $ 305,597      $11,400       $459,397     $  (3,319)         $ 456,078
                                    ========     =========      =======       ========     =========           ========

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  PRIOR       SUBSEQUENT    ADJUSTMENTS
                                               INVESTMENTS    INVESTMENT        FOR          FINANCING
                                 HISTORICAL        (H)           (I)        INVESTMENTS      ADJUSTMENTS     PRO FORMA
                                 ----------    -----------    ----------    -----------      ----------      ---------
Revenues......................    $ 50,384       $29,997       $ 36,942      $   3,676(J)     $     --       $120,999
Operating expenses:
 Compensation and related
   expenses...................      21,113        21,494          5,402         (9,917)(J)          --         38,092
 Amortization of intangible
   assets.....................       8,053            --             --         11,277(K)           --         19,330
 Depreciation and other
   amortization...............         932           308            328             --           1,078(M)       2,646
 Other operating expenses.....      13,115         7,253          5,623             --              --         25,991
                                  --------       -------       --------      ---------        --------       --------
   Total operating expenses...      43,213        29,055         11,353          1,360           1,078         86,059
                                  --------       -------       --------      ---------        --------       --------
Operating income (loss).......       7,171           942         25,589          2,316          (1,078)        34,940
Non-operating (income) and
 expenses:
 Investment and other income..        (337)          (93)            (1)            --              --           (431)
 Interest expense.............       2,747            --             48             --          28,501(M)      31,296
                                  --------       -------       --------      ---------        --------       --------
                                     2,410           (93)            47             --          28,501         30,865
                                  --------       -------       --------      ---------        --------       --------
Income (loss) before minority
 interest and income taxes....       4,761         1,035         25,542          2,316         (29,579)         4,075
Minority interest.............      (5,969)           --             --        (11,570)(J)          --        (17,539)
                                  --------       -------       --------      ---------        --------       --------
Income (loss) before income
 taxes........................      (1,208)        1,035         25,542         (9,254)        (29,579)       (13,464)
Income taxes..................         181           604            938           (604)(L)          --          1,119
                                  --------       -------       --------      ---------        --------       --------
Net income (loss).............    $ (1,389)      $   431       $ 24,604      $  (8,650)       $(29,579)      $(14,583)
                                  ========       =======       ========      =========        ========       ========
Net income (loss) per share...    $  (0.21)(R)                                                               $  (1.63)(Q)
                                  ========                                                                   ========
Number of shares used in net
 income (loss) per share......       6,634                                                                      8,920(Q)
                                  ========                                                                   ========

                                                PRO FORMA
                                 OFFERING          AS
                                ADJUSTMENTS     ADJUSTED
                                ----------      ---------
                                 <C
Revenues......................   $     --       $120,999
Operating expenses:
 Compensation and related
   expenses...................         --         38,092
 Amortization of intangible
   assets.....................        200(N)      19,530
 Depreciation and other
   amortization...............       (312)(O)      2,334
 Other operating expenses.....         --         25,991
                                 --------        -------
   Total operating expenses...       (112)        85,947
                                 --------        -------
Operating income (loss).......        112         35,052
Non-operating (income) and
 expenses:
 Investment and other income..         --           (431)
 Interest expense.............    (17,039)(O)     14,257
                                 --------        -------
                                  (17,039)        13,826
                                 --------        -------
Income (loss) before minority
 interest and income taxes....     17,151         21,226
Minority interest.............         --        (17,539)
                                 --------        -------
Income (loss) before income
 taxes........................     17,151          3,687
Income taxes..................        430(P)       1,549
                                 --------        -------
Net income (loss).............   $ 16,721       $  2,138
                                 ========        =======
Net income (loss) per share...                  $   0.13 (Q)
                                                 =======
Number of shares used in net
 income (loss) per share......                    16,498 (Q)
                                                 =======

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       PRIOR      SUBSEQUENT   ADJUSTMENTS                                              PRO FORMA
                                    INVESTMENTS   INVESTMENT       FOR         FINANCING                  OFFERING         AS
                       HISTORICAL       (H)          (I)       INVESTMENTS    ADJUSTMENTS    PRO FORMA   ADJUSTMENTS    ADJUSTED
                       ----------   -----------   ----------   -----------    -----------    ---------   -----------    ---------
Revenues.............   $ 53,280      $11,566      $ 35,519     $   3,494(J)   $      --     $103,859     $      --     $103,859
Operating expenses:
  Compensation and
    related
    expenses.........     18,900        9,539         5,735        (3,102)(J)         --       31,072            --       31,072
  Amortization of
    intangible
    assets...........      3,121           --            --         7,946(K)          --       11,067           150(N)    11,217
  Depreciation and
    other
    amortization.....      1,059           26           473            --            793(M)     2,351          (234)(O)    2,117
  Other operating
    expenses.........     21,228        1,496         3,919            --             --       26,643            --       26,643
                        --------      -------      --------     ---------      ---------     --------     ---------     --------
    Total operating
      expenses.......     44,308       11,061        10,127         4,844            793       71,133           (84)      71,049
                        --------      -------      --------     ---------      ---------     --------     ---------     --------
Operating income
  (loss).............      8,972          505        25,392        (1,350)          (793)      32,726            84       32,810
Non-operating
  (income) and
  expenses:
  Investment and
    other income.....       (814)         (10)           (8)           --             --         (832)           --         (832)
  Interest expense...      2,707           --            36            --         20,730(M)    23,473       (12,780)(O)   10,693
                        --------      -------      --------     ---------      ---------     --------     ---------     --------
                           1,893          (10)           28            --         20,730       22,641       (12,780)       9,861
                        --------      -------      --------     ---------      ---------     --------     ---------     --------
Income (loss) before
  minority interest
  and income taxes...      7,079          515        25,364        (1,350)       (21,523)      10,085        12,864       22,949
Minority interest....     (6,025)          --            --        (8,898)(J)         --      (14,923)          189(N)   (14,734)
                        --------      -------      --------     ---------      ---------     --------     ---------     --------
Income (loss) before
  income taxes.......      1,054          515        25,364       (10,248)       (21,523)      (4,838)       13,053        8,215
Income taxes.........        221           94           678           (94)(L)         --          899         2,551(P)     3,450
                        --------      -------      --------     ---------      ---------     --------     ---------     --------
Net income (loss)....   $    833      $   421      $ 24,686     $ (10,154)     $ (21,523)    $ (5,737)    $  10,502     $  4,765
                        ========      =======      ========     =========      =========     ========     =========     ========
Net income (loss) per
  share..............   $   0.12                                                             $  (0.63) (Q)              $   0.29 (Q)
                        ========                                                             ========                   ========
Number of shares used
  in net income
  (loss) per share...      6,858                                                                9,056 (Q)                 16,635 (Q)
                        ========                                                             ========                   ========

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA CONSOLIDATED BALANCE SHEET

     The accompanying pro forma consolidated balance sheet as of September 30, 1997 gives effect to the Subsequent Investment and the adjustments as a result of the Offerings. The estimated fair market values reflected below are based on the assumption that the Subsequent Investment had occurred on September 30, 1997 after giving effect to the new cost basis, including intangible assets, in the net assets acquired and to the minimum amounts of cash, net working capital and net worth contractually required to remain in the business acquired. The estimated fair market values reflected below use estimates and make assumptions about purchase price allocation for the Subsequent Investment and are subject to revision but, in management's opinion, such revisions are not expected to be material.

     (A) Represents the historical unaudited consolidated condensed balance sheet of the Company at September 30, 1997.

     (B) Reflects the Subsequent Investment as if such investment had occurred on September 30, 1997. The consideration paid for the Subsequent Investment, net of cash acquired and including transaction costs, consisted of $298.0 million in cash. In conjunction with the Subsequent Investment certain senior employees have entered into long-term employment and non-competition agreements with Tweedy, Browne and the Company.

     The estimated fair market value of the assets and liabilities of the Subsequent Investment is as follows:

                              NET ASSETS ACQUIRED

                                 DESCRIPTION                            TWEEDY, BROWNE
        -------------------------------------------------------------   --------------
                                                                        (IN THOUSANDS)
        Accounts receivable..........................................      $  2,734
        Other current assets.........................................             4
        Fixed assets, net............................................           640
        Secured demand note receivables..............................           800
        Acquired client relationships................................        98,294
        Goodwill.....................................................       200,478
        Accounts payable and accrued liabilities.....................        (4,197)
        Subordinated debt............................................          (800)
                                                                           --------
             Total...................................................      $297,953
                                                                           ========

     Net assets acquired are as shown net of $2.5 million of cash acquired and includes capitalized transaction costs (see note C below).

     In determining the carrying value and associated amortization periods of intangible assets, the Company considers the attributes of each of the businesses in which it invests. (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 -- "Acquired Client Relationships and Goodwill" to the Company's consolidated financial statements.)

                        AFFILIATED MANAGERS GROUP, INC.

     The Company financed the purchase price of the Subsequent Investment as follows (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources").

                        FINANCING FOR CONSIDERATION PAID

                                 DESCRIPTION                                    TWEEDY, BROWNE
-----------------------------------------------------------------------------   --------------
                                                                                (IN THOUSANDS)
Senior debt..................................................................      $210,500
Subordinated debt............................................................        58,800
Class C Convertible Preferred Stock and warrants.............................        31,200
Cash acquired................................................................        (2,547)
                                                                                   --------
     Total...................................................................      $297,953
                                                                                   ========

     (C) The purchase price of the Company's investments have been allocated to acquired client relationships based on the net present value of client relationships existing at the acquisition date. The excess of purchase price for the acquisition of Affiliates over the fair value of the net assets acquired, including acquired client relationships, was classified as goodwill. (see Note
(K) to the Unaudited Pro Forma Consolidated Financial Statements and Note 1 --"Acquired Client Relationships and Goodwill" to the Company's consolidated financial statements.) The purchase price of the Company's investments also includes $500,000 of estimated capitalized transaction costs in connection with the Subsequent Investment.

     (D) Includes $8.9 million of estimated capitalized debt issuance costs and $75,000 of prepaid Senior Debt fees borrowed in connection with the Senior Debt and the Subordinated Debt and $2.4 million borrowed for working capital purposes.

     (E) Reflects the issuance of 78,700 shares of Common Stock issued to shareholders of an Affiliate upon consummation of the Offerings in exchange for an additional purchased interest in the Affiliate. (See Note (N) below.)

     (F) Reflects the amortization of $1.2 million in debt discount in connection with the retired Subordinated Debt, the write-off of $418,000 of capitalized debt issuance costs related to the Company's outstanding Senior Debt, which was retired with the proceeds from the Recent Financing, and the write-off of $6.0 million of capitalized debt issuance costs related to the repayment of Senior Debt and the retirement of Subordinated Debt incurred in connection with the Subsequent Investment with the application of the net proceeds of the Offerings.

     (G) Reflects the issuance of 7,500,000 shares of the Company's Common Stock, par value $.01 per share, at a price of $23.50 per share in the Offerings, resulting in a combined net increase of $163.1 million to Common Stock and Additional Paid-In Capital on Common Stock. Gross proceeds to the Company are expected to be $176.3 million and transaction costs, including the underwriting discount, are expected to be $13.2 million. Also reflects the application of the net proceeds of the proposed Offerings to retire $5.5 million of current portion of Senior Debt, $97.6 million of long-term portion of Senior Debt and $60.0 million face amount of Subordinated Debt after amortization of $1.2 million of debt discount.

     Also reflects the conversion of the Company's Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock into Common Stock immediately prior to the Offerings. Upon the closing of the Offerings, $84.8 million of Convertible Preferred Stock will be

                        AFFILIATED MANAGERS GROUP, INC.

converted at the specified conversion prices into Common Stock which would represent an increase of $80,000 to Common Stock and $84.7 million to Additional Paid-In Capital on Common Stock.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 are presented as if each of the following transactions and events had occurred on January 1, 1996: (i) the Prior Investments and the Subsequent Investment, (ii) the Recent Financing and (iii) the proposed Offerings and application of proceeds therefrom. The Unaudited Pro Forma Consolidated Statements of Operations reflect the historical operations of each acquired entity, as adjusted to reflect certain pro forma adjustments primarily relating to: (i) increases in revenues from significant investment advisory contracts with managed funds, previously managed directly by certain key employees, which were entered into in connection with the investments in Tweedy, Browne and GeoCapital, (ii) reductions in expenses from discretionary compensation plans and arrangements to give effect to the contractually agreed upon cash flow distribution obligations of the Affiliate, (iii) amortization of intangible assets arising in connection with the acquisitions, (iv) interest expense related to debt incurred to finance such acquisitions and (v) tax effects of the above.

     (H) Reflects the combined historical results of the Prior Investments beginning January 1, 1996 and ending on the date of investment.

     (I) Reflects the historical results of operations of Tweedy, Browne as if the Subsequent Investment occurred on January 1, 1996.

     (J) Reflects the pro forma increase in revenues from significant investment advisory contracts entered into by the acquired businesses on assets managed directly by certain key employees of the acquired businesses prior to AMG's investment, and the reduction in compensation expense from discretionary compensation plans and arrangements, and increases in minority interest expense to give effect to accrued cash flow distributions as determined under the organizational documents of the businesses comprising the Prior Investments and the Subsequent Investment.

     (K) Reflects adjustments for increased amortization expense of the Company's intangible assets for each of the Prior Investments and Subsequent Investment as if they had been acquired on January 1, 1996. The amortization period for intangible assets from each investment is assessed individually, with amortization periods for the Company's investments to date, including the Subsequent Investment occurring after September 30, 1997, ranging from nine to 26 years in the case of acquired client relationships and 15 to 35 years for goodwill. The expected useful lives of acquired client relationships is analyzed separately for each acquired Affiliate and determined based on an analysis of the historical and potential future attrition rates of each Affiliate's existing clients, as well as a consideration of the specific attributes of the business of each Affiliate. In determining the amortization period for goodwill acquired, the Company considers a number of factors for each investment including: the firm's historical and potential future operating performance; the firm's historical and potential future rates of attrition among clients; the stability and longevity of existing client relationships; the firm's recent, as well as long-term, investment performance; the characteristics of the firm's products and investment styles; the stability and depth of the firm's management team and the firm's history and perceived franchise or brand value. (see Note (C) to the Unaudited Pro Forma Consolidated Financial Statements and Note 1 -- "Acquired Client Relationships and Goodwill" to the Company's consolidated financial statements.)

                        AFFILIATED MANAGERS GROUP, INC.

     (L) Reflects, upon AMG's investment, the elimination of income taxes based upon the pre-acquisition conversion into a limited partnership or limited liability company form from corporate form.

     (M) Reflects the additional interest expense and amortization of debt issuance costs of $28.5 million and $1.1 million, respectively, for the year ended December 31, 1996 and $20.7 million and $793,000, respectively, for the nine months ended September 30, 1997, which would have been incurred by the Company assuming (i) the Prior Investments and the Subsequent Investment had occurred on January 1, 1996, (ii) the Recent Financing occurred as of January 1, 1996 and (iii) such Recent Financing amounts and the associated interest rates had remained unchanged for the year ended December 31, 1996 and for the nine months ended September 30, 1997. The borrowings made as part of the Recent Financing contain interest rate terms which vary. For each 1/8 of 1% change in interest rates, annual interest expense related to the Recent Financing after application of the net proceeds from the Offerings, would increase or decrease by $228,000.

     (N) Reflects the increased amortization of intangible assets and reduction in minority interest associated with the additional purchased interest in an Affiliate acquired in exchange for Common Stock issued to shareholders of the Affiliate in connection with the Offerings. (See Note (E) above.)

     (O) Reflects the elimination of interest expense of $17.0 million for the year ended December 31, 1996 and $12.8 million for the nine months ended September 30, 1997 related to the application of the estimated net proceeds of the Offerings to the retirement of $5.5 million current portion of Senior Debt, $97.6 million long-term portion of Senior Debt and $60.0 million face amount of Subordinated Debt (after amortization of $1.2 million of debt discount). Also reflects the reduction of $312,000 and $234,000 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively, in amortization of capitalized issuance costs upon the retirement of debt.

     (P) Reflects the provision for federal and state income taxes at an effective statutory rate of 42%.

     (Q) Net income (loss) per share is computed on the weighted average number of shares of Common Stock and common equivalent shares for the respective period. Using Securities and Exchange Commission directives for companies contemplating an initial public offering, stock options and restricted stock issued within one year of an initial public offering have been included as outstanding shares using the treasury stock method for all periods presented. In addition, the Company's shares of Convertible Preferred Stock are considered common equivalent shares, since their respective dates of issuance, as they convert to shares of Common Stock immediately prior to the consummation of the Offerings.

     Pro forma net income (loss) per share has been calculated using the weighted average shares outstanding calculated as described above after giving effect to both the Recapitalization (excluding the issuance of shares of Common Stock to the shareholders of an Affiliate) and issuances related to the investments made subsequent to January 1, 1996, including the Subsequent Investment from January 1, 1996. All proceeds received from shares sold in the Offerings will be used to retire debt. Pro forma net income (loss) per share as adjusted is computed using the pro forma weighted average shares outstanding plus the shares sold in the Offerings, all of which will be used to retire debt, and the shares from the issuance of Common Stock to the shareholders of an Affiliate, as if all such shares were issued at the beginning of the periods presented.

     (R) Before extraordinary items.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Affiliated Managers Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Affiliated Managers Group, Inc. and Affiliates as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Affiliated Managers Group, Inc. and Affiliates as of December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
  April 26, 1997, except for
  Note 16 for which the
  date is October 27, 1997

                        AFFILIATED MANAGERS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              ---------------------      SEPTEMBER 30,
                                                               1995          1996            1997
                                                              -------      --------      -------------
                                                                                          (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents................................   $14,096      $  6,767        $  10,442
  Investment advisory fees receivable......................     2,545        15,491           19,580
  Other current assets.....................................       206           806            3,309
                                                              -------      --------        ---------
         Total current assets..............................    16,847        23,064           33,331
Fixed assets, net..........................................     1,086         2,999            4,071
Equity investment in Affiliate.............................       976         1,032            1,211
Acquired client relationships, net of accumulated
  amortization of $1,242 in 1995, $2,979 in 1996 and $4,623
  in 1997..................................................    18,192        30,663           44,917
Goodwill, net of accumulated amortization of $3,706 in
  1995, $10,022 in 1996 and $11,499 in 1997................    26,293        40,809           53,545
Other assets...............................................     1,305         2,768            5,325
                                                              -------      --------        ---------
         Total assets......................................   $64,699      $101,335        $ 142,400
                                                              =======      ========        =========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................   $   316      $    396        $   3,908
  Notes payable to related parties.........................     1,212         7,379               --
  Accrued liabilities......................................     2,583        15,816           13,343
                                                              -------      --------        ---------
         Total current liabilities.........................     4,111        23,591           17,251
Senior bank debt...........................................    18,400        33,400           63,300
Deferred income tax liabilities............................       216            --               69
Accrued affiliate liability................................     3,200         3,200            3,200
Notes payable to related party.............................       693            --               --
Other long-term liabilities................................        --           665              980
                                                              -------      --------        ---------
         Total liabilities.................................    26,620        60,856           84,800
Minority interest..........................................     1,212         3,490            8,775
Commitments and contingencies..............................        --            --               --
Stockholders' equity:
  Class A Preferred Stock..................................    20,008        20,008           20,008
  Class B Preferred Stock:
    Series B-1 Voting Preferred stock......................     7,000         9,468           10,968
    Series B-2 Non-voting Preferred stock..................    13,000        13,000           13,000
  Class D Preferred Stock..................................        --            --            9,601
  Common stock.............................................        --            --               --
  Additional paid-in capital on common stock...............         1             5               15
  Foreign translation adjustment...........................        --            22              (86)
  Accumulated deficit......................................    (3,142)       (5,514)          (4,681)
                                                              -------      --------        ---------
         Total stockholders' equity........................    36,867        36,989           48,825
                                                              -------      --------        ---------
         Total liabilities and stockholders' equity........   $64,699      $101,335        $ 142,400
                                                              =======      ========        =========

   The accompanying notes are an integral part of the consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            FOR THE NINE MONTHS
                                     FOR THE YEARS ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                   ------------------------------------   -----------------------
                                      1994         1995         1996         1996         1997
                                   ----------   ----------   ----------   ----------   ----------
                                                                                (UNAUDITED)
Revenues.........................  $    5,374   $   14,182   $   50,384   $   32,170   $   53,280
Operating expenses:
  Compensation and related
     expenses....................       3,591        6,018       21,113       13,421       18,900
  Amortization of intangible
     assets......................         774        4,174        8,053        2,518        3,121
  Depreciation and other
     amortization................          19          133          932          653        1,059
  Selling, general and
     administrative..............         743        2,237       10,854        7,615       17,767
  Other operating expenses.......         257          330        2,261        1,963        3,461
                                   ----------   ----------   ----------   ----------   ----------
                                        5,384       12,892       43,213       26,170       44,308
                                   ----------   ----------   ----------   ----------   ----------
          Operating income
            (loss)...............         (10)       1,290        7,171        6,000        8,972
Non-operating (income) and
  expenses:
  Investment and other income....        (966)        (265)        (337)        (763)        (814)
  Interest expense...............         158        1,244        2,747        2,036        2,707
                                   ----------   ----------   ----------   ----------   ----------
                                         (808)         979        2,410        1,273        1,893
                                   ----------   ----------   ----------   ----------   ----------
Income before minority interest,
  income taxes and extraordinary
  item...........................         798          311        4,761        4,727        7,079
Minority interest................        (305)      (2,541)      (5,969)      (3,732)      (6,025)
                                   ----------   ----------   ----------   ----------   ----------
  Income (loss) before income
     taxes and extraordinary
     item........................         493       (2,230)      (1,208)         995        1,054
Income taxes.....................         699          706          181          696          221
                                   ----------   ----------   ----------   ----------   ----------
Income (loss) before
  extraordinary item.............        (206)      (2,936)      (1,389)         299          833
                                   ----------   ----------   ----------   ----------   ----------
Extraordinary item...............          --           --         (983)        (580)          --
                                   ----------   ----------   ----------   ----------   ----------
Net income (loss)................  $     (206)  $   (2,936)  $   (2,372)  $     (281)  $      833
                                   ==========   ==========   ==========   ==========   ==========
Net income (loss) per share:
  Income (loss) per common and
     common equivalent share
     before extraordinary item...  $    (0.05)  $    (0.58)  $    (0.21)  $     0.05   $     0.12
  Extraordinary item.............          --           --        (0.15)       (0.09)          --
                                   ----------   ----------   ----------   ----------   ----------
  Net income (loss) per common
     and common equivalent
     share.......................  $    (0.05)  $    (0.58)  $    (0.36)  $    (0.04)  $     0.12
                                   ==========   ==========   ==========   ==========   ==========
  Weighted average number of
     common and common equivalent
     shares outstanding..........   4,481,461    5,058,009    6,633,966    6,587,969    6,857,845
                                   ==========   ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          FOR THE NINE MONTHS
                                               FOR THE YEARS ENDED               ENDED
                                                  DECEMBER 31,               SEPTEMBER 30,
                                          -----------------------------   -------------------
                                           1994       1995       1996       1996       1997
                                          -------   --------   --------   --------   --------
                                                                              (UNAUDITED)
Cash flow from operating activities:
  Net income (loss).....................  $  (206)  $ (2,936)  $ (2,372)  $   (281)  $    833
  Adjustments to reconcile net income
    (loss) to net cash flow from
    operating activities:
    Amortization of intangible assets...      774      4,174      8,053      2,519      3,121
    Equity-based compensation costs.....       --         --        665        478        314
    Extraordinary item..................       --         --        983        580         --
    Minority interest...................       80        631      2,309      2,756        776
    Depreciation and other
      amortization......................       19        133        932        653      1,059
    Realized gain.......................     (865)        --         --         --         --

Changes in assets and liabilities:
  (Increase) decrease in investment
    advisory fees receivable............      170       (186)    (8,473)    (1,907)      (212)
  (Increase) decrease in other current
    assets..............................    2,747       (397)    (1,881)      (565)    (2,304)
  Increase (decrease) in accounts
    payable and accrued expenses........     (426)      (268)     6,184        889      3,093
  Increase (decrease) in deferred income
    taxes...............................   (1,475)       141       (215)        --         69
                                          -------   --------   --------   --------   --------
        Cash flow from operating
          activities....................      818      1,292      6,185      5,122      6,749
                                          -------   --------   --------   --------   --------

Cash flow used in investing activities:
  Purchase of fixed assets..............      (87)      (287)      (922)      (811)    (1,545)
  Costs of investments, net of cash
    acquired............................   (6,477)   (38,031)   (25,646)   (25,187)   (25,629)
  Sale of investment....................       --         --        642         --         --
  Distribution received.................       --         --        275         --         --
  Increase (decrease) in other assets...      (55)       216     (3,639)    (2,595)       167
  Proceeds from sale of business........      463         --         --         --         --
  Repayment on notes recorded in sale of
    business............................       --        321         80         80         --
                                          -------   --------   --------   --------   --------
        Cash flow used in investing
          activities....................   (6,156)   (37,781)   (29,210)   (28,513)   (27,007)
                                          -------   --------   --------   --------   --------

Cash flow from financing activities:
  Borrowings of senior bank debt........       --     28,400     21,000     21,000     31,900
  Repayments of senior bank debt........       --    (10,000)    (6,000)    (4,000)    (2,000)
  Repayments of notes payable...........     (500)      (962)    (1,212)      (462)    (5,878)
  Issuances of equity securities........   10,009     20,001      2,484      2,484         10
  Repayment of subscription
    receivable..........................       --     10,000         --         --         --
  Repurchase of preferred stock.........       --         --        (13)        --         --
  Debt issuance costs...................       --     (1,025)      (609)      (603)        --
                                          -------   --------   --------   --------   --------
        Cash flow from financing
          activities....................    9,509     46,414     15,650     18,419     24,032

Effect of foreign exchange rate changes
  on cash flow..........................       --         --         46        (47)       (99)
Net increase (decrease) in cash and cash
  equivalents...........................    4,171      9,925     (7,329)    (5,019)     3,675
Cash and cash equivalents at beginning
  of year...............................       --      4,171     14,096     14,096      6,767
                                          -------   --------   --------   --------   --------
Cash and cash equivalents at end of
  year..................................  $ 4,171   $ 14,096   $  6,767   $  9,077   $ 10,442
                                          =======   ========   ========   ========   ========

Supplemental disclosure of cash flow
  information:
  Interest paid.........................  $   104   $  1,005   $  2,905   $  2,216   $  2,264
  Income taxes paid.....................      192        696        436        433        129
Supplemental disclosure of non-cash
  investing activities:
  Notes received in sale of business....      401         --         --         --         --
  Increase in long-term liabilities
    related to acquisitions.............       --      3,200         --         --         --
Supplemental disclosure of non-cash
  financing activities:
  Preferred stock issued................       --         --         --         --     11,101
  Notes issued in acquisitions..........    3,367         --      6,686         --         --
  Equity securities subscribed..........   10,000         --         --         --         --

   The accompanying notes are an integral part of the consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                           ADDITIONAL     FOREIGN                       TOTAL
                             PREFERRED     COMMON     PREFERRED   COMMON    PAID-IN     TRANSLATION   ACCUMULATED   STOCKHOLDERS'
                              SHARES       SHARES       STOCK     STOCK     CAPITAL     ADJUSTMENTS     DEFICIT        EQUITY
                             ---------   ----------   ---------   ------   ----------   -----------   -----------   -------------
Balance, January 1, 1994....       --            --    $    --    $  --     $     --       $  --        $    --       $      --
Issuance of common stock....       --     4,550,000         --       --       20,009          --             --          20,009
Subscription receivable.....       --            --         --       --      (10,000)         --             --         (10,000)
Exchange of common stock for
  preferred stock...........   40,000    (2,000,000)    10,004       --      (10,004)         --             --              --
Net loss....................       --            --         --       --           --          --           (206)           (206)
                              -------       -------    -------    -----     --------       -----        -------        --------
Balance, December 31, 1994..   40,000     2,550,000     10,004       --            5          --           (206)          9,803
Issuance of common stock....       --       275,000         --       --           --          --             --              --
Payment of subscription
  receivable................       --            --         --       --       10,000          --             --          10,000
Exchange of common stock for
  preferred stock...........   40,000    (2,000,000)    10,004       --      (10,004)         --             --              --
Issuance of preferred
  stock.....................   29,851            --     20,000       --           --          --             --          20,000
Net loss....................       --            --         --       --           --          --         (2,936)         (2,936)
                              -------       -------    -------    -----     --------       -----        -------        --------
Balance, December 31, 1995..  109,851       825,000     40,008       --            1          --         (3,142)         36,867
Issuance of common stock....       --       162,500         --       --            4          --             --               4
Issuance of preferred
  stock.....................    3,703            --      2,481       --           --          --             --           2,481
Repurchase of preferred
  stock.....................      (20)           --        (13)      --           --          --             --             (13)
Net loss....................       --            --         --       --           --          --         (2,372)         (2,372)
Foreign translation
  adjustment................       --            --         --       --           --          22             --              22
                              -------       -------    -------    -----     --------       -----        -------        --------
Balance, December 31, 1996..  113,534       987,500     42,476       --            5          22         (5,514)         36,989
Issuance of common stock....       --        50,000         --       --           10          --             --              10
Issuance of preferred
  stock.....................   12,382            --     11,101       --           --          --             --          11,101
Net income..................       --            --         --       --           --          --            833             833
Foreign translation
  adjustment................       --            --         --       --           --        (108)            --            (108)
                              -------       -------    -------    -----     --------       -----        -------        --------
Balance, September 30, 1997
  (unaudited)...............  125,916     1,037,500    $53,577    $  --     $     15       $ (86)       $(4,681)      $  48,825
                              =======       =======    =======    =====     ========       =====        =======        ========

   The accompanying notes are an integral part of the consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Nature of Operations

     The principal business activity of Affiliated Managers Group, Inc. ("AMG" or the "Company") is the acquisition of equity interests in investment management firms ("Affiliates"). AMG's Affiliates operate in one industry segment, that of providing investment management services, primarily in the United States and Europe, to mutual funds, partnerships and institutional and individual clients.

     Affiliates are either organized as limited partnerships, general partnerships or limited liability companies. AMG has contractual arrangements with each Affiliate whereby a percentage of revenues is allocable to fund Affiliate operating expenses, including compensation, while the remaining portion of revenues (the Owners' Allocation) is allocable to AMG and the other partners or members with a priority to AMG. Affiliate operations are consolidated in these financial statements. The portion of the Owners' Allocation allocated to owners other than AMG is included in minority interest in the statement of operations. Minority interest on the consolidated balance sheets includes undistributed Owners' Allocation and capital owned by owners other than AMG.

  Unaudited Interim Financial Statements

     The unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation of interim results of operations (consisting only of normal recurring accruals and adjustments) have been made to the interim financial statements. Results of operations for interim periods are not necessarily indicative of results of operations for the respective full year.

  Consolidation

     These consolidated financial statements include the accounts of AMG and each Affiliate in which AMG has a controlling interest. In each such instance, AMG is, directly or indirectly, the sole general partner (in the case of Affiliates which are limited partnerships), sole managing general partner (in the case of the Affiliate which is a general partnership) or sole manager member (in the case of Affiliates which are limited liability companies). Investments where AMG does not hold a controlling interest are accounted for under the equity method and AMG's portion of net income is included in investment and other income. All intercompany balances and transactions have been eliminated.

  Revenue Recognition

     The Company's consolidated revenues represent advisory fees billed quarterly and annually by Affiliates for managing the assets of clients. Asset-based advisory fees are recognized monthly as services are rendered and are based upon a percentage of the market value of client assets managed. Any fees collected in advance are deferred and recognized as income over the period earned. Performance-based advisory fees are recognized when earned based upon either the positive difference between the investment returns on a client's portfolio compared to a benchmark index or indices, or an absolute percentage of gain in the client's account, and are accrued in amounts expected to be realized.

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost which approximates market value due to the short-term maturity of these investments.

  Fixed Assets

     Equipment and other fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.

  Acquired Client Relationships and Goodwill

     The purchase price for the acquisition of interests in Affiliates is allocated based on the fair value of assets acquired, primarily acquired client relationships. In determining the allocation of purchase price to acquired client relationships, the Company analyzes the net present value of each acquired Affiliate's existing client relationships based on a number of factors including: the Affiliate's historical and potential future operating performance; the Affiliate's historical and potential future rates of attrition among existing clients; the stability and longevity of existing client relationships; the Affiliate's recent, as well as long-term investment performance; the characteristics of the firm's products and investment styles; the stability and depth of the Affiliate's management team and the Affiliate's history and perceived franchise or brand value. The cost assigned to acquired client relationships is amortized using the straight line method over periods ranging from nine to 25 years. The expected useful lives of acquired client relationships is analyzed separately for each acquired Affiliate and determined based on an analysis of the historical and potential future attrition rates of each Affiliate's existing clients, as well as a consideration of the specific attributes of the business of each Affiliate.

     The excess of purchase price for the acquisition of interests in Affiliates over the fair value of net assets acquired, including acquired client relationships is classified as goodwill. Goodwill is amortized using the straight-line method over periods ranging from 15 to 30 years. In determining the amortization period for goodwill, the Company considers a number of factors including: the firm's historical and potential future operating performance; the characteristics of the firm's clients, products and investment styles; as well as the firm's history and perceived franchise or brand value. Unamortized intangible assets, including acquired client relationships and goodwill, are periodically re-evaluated and if experience subsequent to the acquisition indicates that there has been an impairment in value, other than temporary fluctuations, an impairment loss is recognized. Management evaluates the recoverability of unamortized intangible assets quarterly for each acquisition using estimates of undiscounted cash flows factoring in known or expected trends, future prospects and other relevant information. If impairment is indicated, the Company measures its loss as the excess of the carrying value of the intangible assets for each Affiliate over its fair value determined using valuation models such as discounted cash flows and market comparables. Included in amortization expense for 1996 and 1995 are impairment losses of $4,628 and $2,500, respectively, relating to two of AMG's affiliates following periods of significant client asset withdrawals. Fair value in such cases was determined using market comparables based on revenues, cash flow and assets under management. No impairment loss was recorded in 1994 or for the nine months ended September 30, 1997.

  Debt Issuance Costs

     Debt issuance costs incurred in securing credit facility financing are capitalized and subsequently amortized over the term of the credit facility. Debt issuance costs of $983 were written off as

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

an extraordinary item in 1996 as part of the Company's replacement of its previous credit facility with a new facility.

  Interest-Rate Hedging Agreements

     The Company periodically enters into interest-rate hedging agreements to hedge against potential increases in interest rates on the Company's outstanding borrowings. The Company's policy is to accrue amounts receivable or payable under such agreements as reductions or increases in interest expense, respectively.

  Income Taxes

     The Company has adopted Statement of Financial Accounting Standards No. 109 ("FAS 109") which requires the use of the asset and liability approach for accounting for income taxes. Under FAS 109, the Company recognizes deferred tax assets and liabilities for the expected consequences of temporary differences between the financial statement amount and tax basis of the Company's assets and liabilities. A deferred tax valuation allowance is established if, in management's opinion, it is more likely than not that all or a portion of the Company's deferred tax assets will not be realized.

  Foreign Currency Translation

     The assets and liabilities of non-U.S. based Affiliates are translated into U.S. dollars at the exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at the average monthly exchange rates then in effect.

  Puts and Calls

     As further described in Note 12, the Company periodically purchases additional equity interests in Affiliates from minority interest owners (prior shareholders of acquired Affiliates). Resulting payments made to such owners are considered purchase price for such acquired interests. The estimated cost of purchases from equity holders who have been awarded equity interests in connection with their employment is accrued, net of estimated forfeitures, over the service period as equity-based compensation.

  Equity-Based Compensation Plans

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). This standard became effective January 1, 1996. The standard encourages, but does not require, adoption of a fair value-based accounting method for stock-based compensation arrangements which includes stock option grants, sales of restricted stock and grants of equity based interests in Affiliates to certain limited partners or members. An entity may continue to apply Accounting Principles Board Opinion No. 25 ("APB 25") and related interpretations, provided the entity discloses its proforma net income and earnings per share as if the fair value based method had been applied in measuring compensation cost. The Company continues to apply APB 25.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. CONCENTRATIONS OF CREDIT RISK:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents, short-term investments and certain off-balance-sheet financial instruments with various financial institutions. These financial institutions are located in places where AMG and its Affiliates operate. For certain Affiliates, cash deposits at a financial institution may exceed FDIC insurance limits.

     Substantially all of the Company's revenues are derived from the investment management operations of its Affiliates. For the year ended December 31, 1996, one of those Affiliates accounted for approximately 34% of AMG's share of the Owners' Allocation.

3. FIXED ASSETS AND LEASE COMMITMENTS:

     Fixed assets consist of the following:

                                             DECEMBER 31,
                                          ------------------
                                           1995       1996
                                          ------     -------
Office equipment........................  $  683     $ 2,614
Furniture and fixtures..................     313       1,677
Leasehold improvements..................      59         538
Computer software.......................     156         184
                                          ------     -------
          Total fixed assets............   1,211       5,013
                                          ------     -------
Accumulated depreciation................    (125)     (2,014)
                                          ------     -------
          Fixed assets, net.............  $1,086     $ 2,999
                                          ======     =======

     The Company and its Affiliates lease computer equipment and office space for their operations. At December 31, 1996, the Company's aggregate future minimal rentals for operating leases having initial or noncancelable lease terms greater than one year are payable as follows:

                                                                    REQUIRED
                                                                    MINIMUM
                             YEAR ENDING DECEMBER 31,               PAYMENTS
                --------------------------------------------------  --------
                1997..............................................   $1,040
                1998..............................................      744
                1999..............................................      550
                2000..............................................      488
                2001..............................................      343
                Thereafter........................................       --

     Consolidated rent expense for 1994, 1995 and 1996 was $260, $493 and $2,359, respectively.

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. ACCRUED LIABILITIES:

     Accrued liabilities consist of the following:

                                          DECEMBER 31,     DECEMBER 31,
                                              1995             1996
                                          ------------     ------------
Accrued compensation....................     $1,283          $  9,264
Accrued rent............................         27             3,509
Accrued interest........................        304               121
Accrued taxes...........................        298                 4
Deferred revenue........................          9               796
Accrued commissions.....................        201               236
Accrued professional services...........         66             1,350
Other...................................        395               536
                                             ------          --------
                                             $2,583          $ 15,816
                                             ======          ========

5. RETIREMENT PLANS:

     At December 31, 1996, AMG had a defined contribution retirement plan (the "Plan") covering substantially all of its full-time employees and four of its Affiliates. Three of AMG's other Affiliates had separate defined contribution retirement plans. Under each of the plans, AMG and each Affiliate is able to make discretionary contributions to qualified plan participants up to IRS limits. Consolidated expenses related to these plans in 1996 and 1995 were $656 and $222, respectively. The Company did not make any discretionary contributions to the Plan in 1994.

6. SENIOR BANK DEBT PAYABLE:

     In 1995, the Company negotiated a Senior Revolving Credit Agreement (the "Credit Agreement") with a syndicate of banks enabling the Company to borrow, on a revolving credit basis, up to $50 million. The Credit Agreement had a five-year term and reduced the amount available for borrowing during its term. A commitment fee of 1/2 of 1% was payable on the daily average unused portion of the $50 million commitment. Interest rates on borrowings varied according to a sliding scale with a maximum interest rate of either 1.75% over the Prime Rate or 2.75% over the London Interbank Offered Rates ("LIBOR").

     In March 1996, the Company replaced the Credit Agreement with a $125 million senior revolving credit facility, with principal repayment due on March 6, 2001. The Company pays a commitment fee of 1/2 of 1% on the daily unused portion of the facility. Interest is payable at rates up to 1.25% over the Prime Rate or 2.25% over LIBOR on amounts borrowed.

     The effective interest rates on the outstanding borrowings were 6.5% and 8.5% at December 31, 1996 and 1995, respectively. All borrowings under the agreements are collateralized by pledges of all capital stock or other equity interests in each AMG Affiliate owned or to be acquired. The agreement contains certain financial covenants which require the Company to maintain specified minimum levels of net worth and interest coverage ratios and maximum levels of indebtedness, all as defined in the agreement. The agreement also limits the Company's ability to pay dividends and incur additional indebtedness.

     At December 31, 1996, the Company was a party to two interest rate swap agreements with a commercial bank linked to the three month LIBOR for a notional principal amount of debt of $35 million. The swap agreements, which expire on March 6, 2001, consisted of caps and floors that, upon quarterly reset dates, will cap the cost of associated floating rate debt at 6.78% if floating rates exceed 6.78% and exchange floating rate debt for fixed rate debt at 6.78% if floating rates decline to 5% or below. The agreements are designed to limit interest rate increases on the Company's borrowings. Under the swap agreements, no amounts are exchanged between the Company and its counterparty unless the three

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

month LIBOR exceeds the cap of 6.78% or declines to or below the floor of 5%. Amounts paid under these agreements will be accounted for as increases or decreases to interest expense. No amounts have been exchanged under these agreements.

7. INCOME TAXES:

     A summary of the provision for income taxes is as follows:

                                                                               NINE MONTHS
                                                  YEAR ENDED DECEMBER 31,         ENDED
                                                  -----------------------     SEPTEMBER 30,
                                                  1994     1995     1996          1997
                                                  ----     ----     -----     -------------
                                                                               (UNAUDITED)
    Federal: Current............................  $379     $ 60     $  --         $  --
              Deferred..........................   (44)     201      (233)           69
    State:   Current............................   357      514       397           152
              Deferred..........................     7      (69)       17            --
                                                  ----     ----     -----         -----
    Provision for income taxes..................  $699     $706     $ 181         $ 221
                                                  ====     ====     =====         =====

     The effective income tax rate differs from the amount computed on income
(loss) before income tax and extraordinary item by applying the U.S. federal income tax rate because of the effect of the following items:

                                                      YEARS ENDED DECEMBER          NINE MONTHS
                                                               31,                     ENDED
                                                     -----------------------       SEPTEMBER 30,
                                                     1994      1995      1996          1997
                                                     ---       ---       ---       -------------
                                                                                    (UNAUDITED)
Tax at U.S. federal income tax rate................   35%      (35)%     (35)%           35%
Nondeductible expenses, primarily amortization of
  intangibles......................................   59        54        21             24
State income taxes, net of federal benefit.........   48        13        23             10
Valuation allowance................................   --        --         6             --
Recognition of benefit of net operating loss
  carryforwards....................................   --        --        --            (48)
                                                     ---       ---       ---            ---
                                                     142%       32%       15%            21%
                                                     ===       ===       ===            ===

     The components of deferred tax assets and liabilities follows:

                                                                         DECEMBER 31,
                                                                       -----------------
                                                                       1995       1996
                                                                       -----     -------
    Deferred assets (liabilities):
      Net operating loss carryforward................................  $ 431     $ 3,481
      Intangible amortization........................................   (708)     (4,950)
      Accrued compensation...........................................     --       2,004
      Other, net.....................................................     61         (58)
                                                                       -----     -------
                                                                        (216)        477
                                                                       -----     -------
    Valuation allowance..............................................     --        (477)
                                                                       -----     -------
    Net deferred income taxes........................................  $(216)    $    --
                                                                       =====     =======

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     At December 31, 1996, the Company had tax net operating loss ("NOL") carryforwards of $8,400 which expire beginning in the year 2010. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. At December 31, 1996, management believed it was more likely than not that the Company's deferred tax asset of $477, arising from NOL carryforwards, would not be realized and accordingly established a full valuation allowance against the asset. As a result of the Company's initial public offering, there may be a limitation placed on the Company's utilization of its NOL's by Section 382 of the Internal Revenue Code. The Company will review the valuation allowance at the end of each quarter and will make adjustments if it is determined that it is more likely than not that the NOL's will be realized.

8. CONTINGENCIES:

     The Company and its Affiliates are subject to claims, legal proceedings and other contingencies in the ordinary course of their business activities. Each of these matters are subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company or its Affiliates. The Company and its Affiliates establish accruals for matters that are probable and can be reasonably estimated. Management believes that any liability in excess of these accruals upon the ultimate resolution of these matters will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

9. ACQUISITIONS AND COMMITMENTS:

  1996

     During 1996, the Company acquired in purchase transactions majority interests in First Quadrant and The Burridge Group ("Burridge"). In addition, the Company acquired additional partnership interests from limited partners of two of its existing Affiliates.

     The Company issued notes in the amount of $6,686 to Burridge selling shareholders who remained as employees on December 31, 1996 as partial consideration in the purchase. On January 3, 1997, the notes were settled in cash for $5,185 and the issuance of 1,715 shares of Series B-1 Voting Convertible Preferred Stock.

     The results of operations of First Quadrant and Burridge are included in the consolidated results of operations of the Company from their respective dates of acquisition, March 28, 1996 and December 31, 1996.

  1995

     During 1995, the Company acquired in purchase transactions majority interests in Systematic Financial Management ("Systematic"), Skyline Asset Management ("Skyline") and Renaissance Investment Management ("Renaissance"). The Company also made a minority investment in Paradigm Asset Management Company ("Paradigm"). In connection with the Skyline acquisition, the Company assumed an unconditional $3,200 purchase obligation on the equity interests of limited partners which will be settled in either cash or the Company's stock.

     The results of operations of Systematic, Skyline and Renaissance are included in the consolidated results of operations of the Company from their respective dates of investment, May 16, 1995, August 31, 1995, and November 9, 1995. The net income associated with the Company's minority interest in Paradigm is included in the consolidated results of operations of the Company using the equity method from May 22, 1995, the date of investment.

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  1994

     In 1994, the Company acquired in a series of purchase transactions an 80% interest in JMH Management Corporation ("JMH") for $6,320 in cash and the issuance by JMH of promissory notes for $3,367. The promissory notes accrued interest at 6% per annum and were paid in installments through January 31, 1997. JMH is the general partner of J.M. Hartwell Limited Partnership ("Hartwell") and owned 68% of Hartwell from 1994 through 1996. On January 1, 1996, the Company acquired an additional 8.78% of Hartwell directly from a former limited partner.

     The results of operations of JMH and Hartwell are included in the consolidated results of operations of the Company beginning January 1, 1994.

     The total purchase price, including cash, notes and capitalized transaction costs, associated with these investments, is allocated as follows:

                                                                    DECEMBER 31,
                                                           ------------------------------
                                                            1994       1995        1996
                                                           ------     -------     -------
    Allocation of Purchase Price:
      Net tangible assets................................  $  350     $ 1,720     $ 2,198
      Intangible assets..................................   9,633      39,800      35,040
      Minority investment................................      --         888          --
                                                           ------     -------     -------
              Total purchase price.......................  $9,983     $42,408     $37,238
                                                           ======     =======     =======

     Unaudited pro forma data for the years ended December 31, 1995 and 1996 are set forth below, giving consideration to the acquisitions occurring in the respective two-year period, as if such transactions occurred as of the beginning of 1995, assuming revenue sharing arrangements had been in effect for the entire period and after making certain other pro forma adjustments.

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                              1995            1996
                                                             -------         -------
        Revenues............................................ $49,760         $60,392
        Income before extraordinary item....................   2,646               7
        Net income (loss)...................................   2,646            (976)
        Primary income (loss) per share.....................    0.52           (0.15)

     In conjunction with certain acquisitions, the Company has entered into agreements and is contingently liable, upon achievement of specified revenue targets over a five-year period, to make additional purchase payments of up to $15,160 plus interest as applicable. These contingent payments, if achieved, will be settled for cash with most coming due beginning January 1, 2001 and January 1, 2002 and will be accounted for as an adjustment to the purchase price of the Affiliate. In addition, subject to achievement of performance goals, certain key Affiliate employees have options to receive additional equity interests in their Affiliates.

     Related to the JMH investment, a former institutional shareholder is entitled to redeem a cash value warrant on April 30, 1999. Using the actual results of operations to date, the cash value warrant had no value and, therefore, no amounts have been accrued in these financial statements.

10. EQUITY INVESTMENTS:

     In 1995, the Company purchased a 30% equity interest in Paradigm Asset Management Company, L.L.C. ("Paradigm"), which is accounted for under the equity method of accounting.

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Summarized financial information for Paradigm at December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from May 22, 1995 (the date of acquisition) to December 31, 1995 is as follows:

                                                             AT DECEMBER 31,
                                                ------------------------------------------
                                                      1995                    1996
                                                -----------------     --------------------
        Balance Sheet Data:
        Current assets........................       $   563                 $  756
        Non current assets....................           530                    492
                                                     -------                 ------
                  Total assets................       $ 1,093                 $1,248
                                                     =======                 ======
        Current liabilities...................       $   427                 $  493
        Non current liabilities...............            --                     --
                                                     -------                 ------
                  Total liabilities...........       $   427                 $  493
                                                     =======                 ======

                                                   FOR THE PERIOD
                                                    MAY 22, 1995
                                                      (DATE OF                FOR THE
                                                    ACQUISITION)            YEAR ENDED
                                                TO DECEMBER 31, 1995     DECEMBER 31, 1996
                                                --------------------     -----------------
        Statement of Earnings Data:
        Total revenues........................         $  894                 $ 2,051
        Operating and other expenses..........            840                   1,488
                                                       ------                 -------
        Net Income............................         $   54                 $   563
                                                       ======                 =======

11. SALE OF BUSINESS:

     Hartwell, the successor to Hartwell Management Company, Inc. ("HMC"), acts as Investment Advisor to Hartwell Growth Fund, Inc. and Hartwell Emerging Growth Fund, Inc. (the "Funds"). Under the terms of an agreement dated November 15, 1990, HMC and Hartwell Distributors, Inc., sold the goodwill, business and assets relating to the provision of investment advice, management and underwriting services to the Funds to Hartwell Keystone Advisors, Inc. ("HKAI") in exchange for 100 Class B common shares (nonvoting) of HKAI. The shares were recorded at a value of $1.00. Keystone Custodian Funds, Inc. ("Keystone") owns all of HKAI's Class A common shares.

     Concurrent with the sale, HMC entered into a sub-advisory agreement with HKAI under which HMC would provide investment advisory services to the Funds. These investment advisory services are now provided by Hartwell. The investment advisory agreement is renewable annually by the Funds' board of directors. As compensation for its services, JMH receives a sub-advisory fee. Three years after the agreement's closing date, Keystone had the option to acquire the 100 Class B shares from HMC at a price based on the value of the Funds' shares which existed at the closing date. On March 27, 1994, Keystone exercised this option. Of the purchase price of approximately $865 (which is included in interest and other income in the 1994 statement of operations), $401 remained unpaid at December 31, 1994. This balance (which includes related accrued interest) was paid in five quarterly installments through March 1996.

12. PUTS AND CALLS:

     To ensure the availability of continued ownership participation to future key employees, the Company has options to repurchase ("Calls") certain equity interests in Affiliates owned by partners or members. The options are exercisable beginning in 1997 and continue through the year

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2004. In addition, Affiliate management owners have options ("Puts") to require the Company to purchase certain portions of their equity interests at staged intervals. The Company is also obligated to purchase ("Purchase") such equity interests in Affiliates upon death, disability or termination of employment. The Put obligations begin in 1998 and continue through 2017. All of the Puts and Purchases would take place based on a multiple of the respective Affiliate's Owners' Allocation but using reduced multiples for terminations for cause or for voluntary terminations occurring prior to agreed upon dates, all as defined in the limited partnership or limited liability company agreements of the Affiliates. Resulting payments made to former owners of acquired Affiliates are accounted for as adjustments to the purchase price for such Affiliates. Payments made to equity holders who have been awarded equity interests in connection with their employment are accrued, net of estimated forfeitures, over the service period as equity-based compensation.

     The Company's contingent obligations under the Put and Purchase arrangements at September 30, 1997 ranged from $8.5 million on the one hand, assuming all such obligations occur due to early terminations or terminations for cause, and $41.2 million on the other hand, assuming all such obligations occur due to death, disability or terminations without cause. The Company would receive approximately $9.7 million in additional Owners' Allocation annually upon satisfaction of the above.

13. STOCKHOLDERS' EQUITY:

  Common Stock

     The Company had 18,227,700 and 18,313,450 authorized shares of common stock (including Class B common stock) with a par value of $.01 per share of which 987,500 and 825,000 shares were issued and outstanding at December 31, 1996 and 1995, respectively.

  Preferred Stock

     The Company has two classes of convertible Preferred Stock. The Company has 80,000 shares of Class A Preferred Stock authorized with a par value of $.01 per share, all of which were issued and outstanding at December 31, 1996 and 1995. The Company also has two series of Class B Preferred Stock. There are 34,328 authorized shares of Series B-1 Voting Preferred Stock with a par value of $.01 per share of which 14,131 and 10,448 shares were issued and outstanding as of December 31, 1996 and 1995, respectively. There are 19,403 authorized shares of Series B-2 Non-Voting Preferred Stock with a par value of $.01 per share, all of which were issued and outstanding at December 31, 1996 and 1995.

     Each share of Class A and Class B Convertible Preferred Stock is convertible into 50 shares of common stock at the option of the holder, or upon certain automatic conversion events, primarily related to an initial public offering. Except for Series B-2 Convertible Preferred Stock which is non-voting, each share of preferred stock is entitled to voting rights equal to the equivalent number of common shares issuable upon conversion. Class A Convertible Preferred Stock is entitled to a liquidation preference of $250 per share and Class B Convertible Preferred Stock is entitled to a liquidation preference of $670 per share. Preferred Stock is shown on the consolidated balance sheets at face value.

  Stock Incentive Plans

     The Company has established incentive stock plans, primarily to incent key employees, under which it is authorized to grant incentive and non-qualified stock options and to grant or sell shares of restricted stock. A total of 550,000 shares of common stock have been reserved for issuance under

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

these plans. Through December 31, 1996, 287,500 shares of restricted stock have been sold under these plans and no option grants have been made. The plans are administered by a committee of the board of directors. Restricted stock sales were made at their then fair market value, as approved by the Board of Directors of the Company, and generally vest over three years and are subject to significant forfeiture provisions and other restrictions.

  Supplemental Disclosure for Equity-Based Compensation

     The Company continues to apply APB 25 and related interpretations in accounting for its sales of restricted stock, grants of options on preferred stock and grants of equity based interests in Affiliates. FAS 123 defines a fair value method of accounting for the above arrangements whose impact requires disclosure. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the expected service period. The required disclosures under FAS 123 as if the Company had applied the new method of accounting are made below. The fair value of equity based interests at the date of grant was estimated using the minimum value method using a risk free rate of return of 6.5% and weighted-average expected lives of between 10 and 15 years.

     Had compensation cost for the Company's equity based compensation arrangements been determined based on the fair value at grant date for awards subsequent to January 1, 1995, consistent with the requirements of FAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows:

                                                                                   NINE MONTHS
                                                                YEAR ENDED            ENDED
                                                               DECEMBER 31,       SEPTEMBER 30,
                                                            -------------------       1997
                                                             1995        1996      (UNAUDITED)
                                                            -------     -------   -------------
Net income (loss) -- as reported..........................  $(2,936)    $(2,372)      $ 833
Net income (loss) -- FAS 123 pro forma....................   (3,091)     (2,141)        840
Net income (loss) -- per share -- as reported.............    (0.58)      (0.36)       0.12
Net income (loss) per share -- FAS 123 pro forma..........    (0.61)      (0.32)       0.12

14. LOSS PER SHARE:

     Loss per share is calculated based on the weighted average number of common and common equivalent shares outstanding during the period using guidance provided by the SEC for companies contemplating an initial public offering. Loss per common and common equivalent share for the years ended December 31, 1994, 1995, and 1996 was as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                           ------------------------------
                                                            1994       1995        1996
                                                           ------     -------     -------
    Net (loss) attributable to common stock..............  $ (206)    $(2,936)    $(2,372)
                                                           ======     =======     =======
    Weighted average common shares outstanding...........   3,044       1,439         942
    Common equivalent shares:
      Incremental shares treasury stock method...........     106         106         106
      Assumed conversion of preferred stock..............   1,331       3,513       5,586
                                                           ------     -------     -------
    Total weighted average common and common equivalent
      shares outstanding.................................   4,481       5,058       6,634
                                                           ======     =======     =======
    Net (loss) per common share..........................  $(0.05)    $ (0.58)    $ (0.36)
                                                           ======     =======     =======

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In accordance with the Commission's Staff Accounting Bulletin 83, the loss per share has been calculated assuming that all stock options granted by the Company within one year of the Company's initial public offering have been outstanding for all periods presented. The effect of such stock options has been calculated using the "treasury stock" method assuming an estimated initial public offering price and has been included in the calculation of common equivalent shares outstanding despite the fact that the effect of the assumed exercise of such options is anti-dilutive.

     If loss per share had been calculated based on the actual common and common equivalent shares outstanding, rather than utilizing the Commission's guidance for companies contemplating an initial public offering, the resulting loss per share would have been $(0.05), $(0.59) and $(0.36) for the years ended December 31, 1994, 1995 and 1996, respectively.

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires the Company to disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, interest rate contracts, notes payable, and other items as defined in FAS 107.

     Fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

     Quoted market prices are used when available, otherwise, management estimates fair value based on prices of financial instruments with similar characteristics or using valuation techniques such as discounted cash flow models. Valuation techniques involve uncertainties and require assumptions and judgments regarding prepayments, credit risk and discount rates. Changes in these assumptions will result in different valuation estimates. The fair value presented would not necessarily be realized in an immediate sale; nor are there plans to settle liabilities prior to contractual maturity. Additionally, FAS 107 allows companies to use a wide range of valuation techniques, therefore, it may be difficult to compare the Company's fair value information to other companies' fair value information.

     The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1996:

                                                                            ESTIMATED
                                                               CARRYING       FAIR
                                                                VALUE        VALUE
                                                               --------     --------
        Financial assets:
          Cash and cash equivalents..........................  $  6,767     $  6,767
        Financial liabilities:
          Notes payable to related parties...................    (7,379)      (7,374)
          Senior bank debt...................................   (33,400)     (33,400)
        Off-balance sheet financial instruments:
          Interest-rate protection agreements................        --         (763)

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1995:

                                                                            ESTIMATED
                                                               CARRYING       FAIR
                                                                VALUE        VALUE
                                                               --------     --------
        Financial assets:
          Cash and cash equivalents..........................  $ 14,096     $ 14,096
        Financial liabilities:
          Notes payable to related parties...................    (1,905)      (1,878)
          Senior bank debt...................................   (18,400)     (18,400)

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

     Cash and cash equivalents: The carrying amount approximates fair value because of the short term nature of these instruments.

     Notes payable to related parties: The fair value was calculated with a discounted cash flow model using existing payment terms and the prime rate.

     Senior Bank Debt: The carrying value approximates fair value because the debt is a revolving credit facility with variable interest based on three month LIBOR rates.

     Interest rate protection agreements: The fair value of interest rate protection agreements are quoted market prices based on the estimated amount necessary to terminate the agreements.

16. EVENTS SUBSEQUENT TO DECEMBER 31, 1996:

     New Investments

     On March 5, 1997, the Company announced the signing of a definitive agreement to purchase an interest in Gofen and Glossberg, LLC, which will succeed to the business of Gofen and Glossberg, Inc., an investment management firm based in Chicago, Illinois. The Company completed this investment in May 1997.

     On September 30, 1997, the Company completed its investment in GeoCapital, LLC, an investment management firm based in New York, New York. In connection with this investment, the Company issued an aggregate 10,667 shares of Class D Convertible Preferred Stock valued at $9.6 million. Each share of Class D Convertible Preferred Stock is convertible into 50 shares of Common Stock.

     The total purchase price including cash, notes and capitalized transaction costs associated with these investments is allocated as follows:

        Allocation of Purchase Price:
          Net tangible assets.............................................  $ 3,873
          Intangible assets...............................................   31,299
                                                                            -------
                  Total purchase price....................................  $35,172
                                                                            =======

     The amortization period used for intangible assets related to these investments was 18 to 25 years for acquired client relationships and 30 years for goodwill.

     Unaudited pro forma data for the year ended December 31, 1996 and for the nine month period ended September 30, 1997 are set forth below, giving consideration to investments occurring in the twenty-one month period ended September 30, 1997, as if such transactions occurred as of the

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

beginning of 1996, assuming revenue sharing arrangements had been in effect for the entire period and after making certain other pro forma adjustments.

                                                     YEAR ENDED         NINE MONTHS ENDED
                                                  DECEMBER 31, 1996     SEPTEMBER 30, 1997
                                                  -----------------     ------------------
        Revenues................................       $81,094               $ 65,751
        Income before extraordinary item........         1,187                  1,742
        Net income..............................           204                  1,742
        Primary income per share................          0.03                   0.25

     In October 1997, the Company completed its investment in Tweedy, Browne Company LLC, an investment adviser and broker dealer in New York, New York.

     New Financing

     In August and October 1997, the Company entered into agreements to raise, in a series of transactions, financing totaling up to $390 million in the aggregate. The financing contains $300 million from a senior credit facility ("Senior Debt") to replace the existing $125 million credit facility, $60 million from subordinated debt ("Subordinated Debt") and $30 million from the issuance of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock. The Senior Debt comprises up to $200 million of 7-year revolving credit loans, $50 million of 7-year Tranche A term loans and $50 million of 8-year Tranche B term loans. The proceeds of the Senior Debt has been used primarily for the repayment of existing indebtedness, for new investments and for general corporate purposes. The Senior Debt contains financial covenants similar to the Company's existing Credit Agreement and bears interest at the Prime Rate or LIBOR in each case plus a margin which will vary depending on the Company's periodic Senior Debt ratio. The Subordinated Debt accrues interest initially at LIBOR plus 7.25%. The interest rate on the Subordinated Debt will increase by 1/2 of 1% each quarter to a maximum interest rate of 17%, of which 15% is required to be paid in cash and 2% is to be added to the face amount of the notes. The Company intends to redeem the Subordinated Debt and repay a portion of the Senior Debt out of the proceeds from the Offerings.

     The Company issued 5,333 shares of Class C Convertible Preferred Stock and warrants to purchase 28,000 shares of Class C Convertible Preferred Stock exercisable at $.01 per share for $30 million in total consideration to Chase Equity Associates, L.P. in connection with the recent financing described above. Each share of Class C Convertible Preferred Stock is convertible into 50 shares of common stock and has a liquidation preference of $900 per share.

  Stock Incentive Plans

     In May 1997, the Company granted options to purchase up to 1,850 shares of Class A Convertible Preferred Stock under the 1995 Plan to management at an exercise price of $455 per share representing 110% of the estimated fair value of the underlying stock on the date of grant as approved by the Company's Board of Directors. These options vest over a three year period. At September 30, 1997, options to purchase 463 shares of Class A Convertible Preferred Stock (convertible into 23,125 shares of Common Stock) were exercisable.

     The Company intends to grant 590,000 options to employees with an exercise price equal to the initial public offering price under its 1997 Stock Plan. The options would be exercisable in 15% increments at the end of each of the first six anniversaries of the date of grant and 10% on the

                        AFFILIATED MANAGERS GROUP, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

seventh anniversary. All these options would become exercisable upon a change in control and upon the achievement of certain financial goals.

  Stock Split

     On October 27, 1997, the Company's Board of Directors authorized a 50-for-1 stock split effected in the form of a stock dividend on the Company's authorized and outstanding Common Stock, effective prior to the Company's initial public offering. Where applicable, these Consolidated Financial Statements and Notes thereto reflect the common stock split on a retroactive basis.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Shareholders and Board of Directors
Gofen and Glossberg, Inc.

     We have audited the accompanying statements of financial condition of Gofen and Glossberg, Inc. as of December 31, 1996 and 1995, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gofen and Glossberg, Inc. as of December 31, 1996 and 1995 and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.
Chicago, Illinois
August 15, 1997

                           GOFEN AND GLOSSBERG, INC.

                       STATEMENTS OF FINANCIAL CONDITION
                        AS OF DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                            1996       1995
                                                                           ------     ------
                                           ASSETS
Current assets:
  Cash and cash equivalents..............................................  $  263     $  166
  Accounts receivable....................................................     525        395
  Prepaid expenses.......................................................      33         31
  Employee note receivable...............................................       1          2
                                                                           ------     ------
          Total current assets...........................................     822        594
Property, equipment and leasehold improvements (net of accumulated
  depreciation and amortization of $1,145 and $989, respectively)........     529        565
                                                                           ------     ------
          Total assets...................................................  $1,351     $1,159
                                                                           ======     ======

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities...............................  $   50     $   45
                                                                           ------     ------
          Total current liabilities......................................      50         45
  Deferred revenue.......................................................     645        529
  Deferred rent abatement................................................     150         --
                                                                           ------     ------
          Total liabilities..............................................     845        574
Commitments and Contingencies (Note 4)
Shareholders' equity:
  Common stock, no par or stated value; authorized 100,000 shares; issued
     and outstanding 15,200 shares.......................................      69         69
  Retained earnings......................................................     437        516
                                                                           ------     ------
          Total shareholders' equity.....................................     506        585
                                                                           ------     ------
          Total liabilities and shareholders' equity.....................  $1,351     $1,159
                                                                           ======     ======

    The accompanying notes are an integral part of the financial statements.

                           GOFEN AND GLOSSBERG, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                            1996       1995
                                                                           ------     ------
Revenue:
  Asset-based management fees............................................  $7,785     $6,844
  Other..................................................................      50         46
                                                                           ------     ------
          Total revenue..................................................   7,835      6,890
Expenses:
  Salaries and benefits..................................................   6,128      4,489
  Incentive compensation and benefits....................................     257        240
  Investment and other purchased services................................     109         90
  Occupancy..............................................................     495        678
  Depreciation and amortization..........................................     155        134
  Marketing..............................................................      89         73
  Professional fees......................................................     400        407
  Telephone and postage..................................................      81         69
  Office supplies........................................................     146        111
  Settlement of litigation...............................................      --        560
  Other..................................................................      54        120
                                                                           ------     ------
          Total expenses.................................................   7,914      6,971
                                                                           ------     ------
          Net loss.......................................................  $  (79)    $  (81)
                                                                           ======     ======

    The accompanying notes are an integral part of the financial statements.

                           GOFEN AND GLOSSBERG, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                      COMMON     COMMON    RETAINED
                                                      SHARES     STOCK     EARNINGS       TOTAL
                                                      ------     ---     ------------     ----
Balances, January 1, 1995...........................  15,200     $69         $597         $666
Net loss............................................     --       --          (81)         (81)
                                                      ------     ---         ----         ----
Balances, December 31, 1995.........................  15,200      69          516          585
Net loss............................................     --       --          (79)         (79)
                                                      ------     ---         ----         ----
Balances, December 31, 1996.........................  15,200     $69         $437         $506
                                                      ======     ===         ====         ====

    The accompanying notes are an integral part of the financial statements.

                           GOFEN AND GLOSSBERG, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                            1996      1995
                                                                            -----     -----
Cash flows from operating activities:
  Net loss................................................................  $ (79)    $ (81)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization........................................    155       134
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable.........................   (130)       93
       Decrease in employee note receivable...............................      1         4
       (Increase) in prepaid expenses.....................................     (2)       --
       Increase (decrease) in accounts payable and accrued liabilities....      5       (26)
       Increase in deferred liabilities...................................    266        70
                                                                            -----     -----
          Net cash provided by operating activities.......................    216       194
                                                                            -----     -----
Cash flows from investing activities:
  Purchases of property and equipment.....................................   (119)     (138)
                                                                            -----     -----
          Net cash used in investing activities...........................   (119)     (138)
                                                                            -----     -----
Net increase in cash and cash equivalents.................................     97        56
Cash and cash equivalents at beginning of year............................    166       110
                                                                            -----     -----
Cash and cash equivalents at end of year..................................  $ 263     $ 166
                                                                            =====     =====

    The accompanying notes are an integral part of the financial statements.

                           GOFEN AND GLOSSBERG, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BUSINESS:

     Gofen and Glossberg, Inc., an Illinois corporation (the "Company"), provides asset management and investment advisory services to institutional investors and high net worth individuals located throughout the United States.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     For financial statement purposes, the Company considers interest-bearing cash and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value due to the short-term maturity of these investments.

  Property and Equipment, Depreciation and Amortization

     Property and equipment are recorded at cost and depreciated principally on accelerated methods over the estimated useful lives of the related assets, generally five to seven years. Amortization on leasehold improvements is computed on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Maintenance and repairs are charged to expense when incurred.

  Revenue Recognition

     The Company's revenues are derived primarily from asset-based investment advisory fees. These fees are generally billed in advance and on a quarterly basis based on the amount of assets under management at the beginning of each quarter. The revenue is deferred and the income is recognized as earned during the quarter.

  Income Taxes

     No Provision for income taxes is made in the accompanying financial statements since the Company, as a Subchapter S Corporation, is treated as a partnership for income tax purposes whereby the Shareholders are responsible for recording their proportionate share of the Company's income in their tax returns.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           GOFEN AND GLOSSBERG, INC.

                             (DOLLARS IN THOUSANDS)

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                   1996        1995
                                                                  -------     ------
        Office equipment........................................  $   787     $  672
        Furniture and fixtures..................................      493        489
        Leasehold improvements..................................      394        393
                                                                  -------     ------
                                                                    1,674      1,554
        Accumulated depreciation and amortization...............   (1,145)      (989)
                                                                  -------     ------
                                                                  $   529     $  565
                                                                  =======     ======

4. COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities under an operating lease that expires in 2009. During 1996, the Company extended the lease term by ten years to the 2009 date. In return for this extension rent payments were abated for the period June 1, 1996 through December 31, 1996. In addition, lease terms during the ten-year extension are more favorable than the current lease. The Company accounts for this lease and rent abatement under Statement of Financial Accounting Standards No. 13, Accounting for Leases whereby total minimum rental payments are recognized as rent expense on a straight-line basis over the term of the lease. Amounts charged to rent expense that are in excess of amounts required to be paid under the lease and rent abatement are carried on the statement of financial condition as a deferred credit.

     The lease also provides the Company with space improvement and redecorating credits. The Company's maximum available credits for space improvement and for redecorating are approximately $27 and $136, respectively, of which approximately $16 and $82, respectively, may be applied against the Company's future rental commitments. No credits have been utilized by the Company.

     Additional terms of the lease provide the Company with the option of extending the lease term for a five-year period commencing October 1, 2009 and the option of adding approximately 4,000 square feet to the lease effective October 1, 2000. Neither of these options have been exercised by the Company. Rent expense for the years ended December 31, 1996 and 1995 was $428 and $623, including real estate taxes and maintenance.

     At December 31, 1996, future minimum rentals for the above operating lease, which is subject to an escalation clause, are payable as follows:

                                   YEAR ENDING
                                   DECEMBER 31,                       AMOUNT
                --------------------------------------------------    ------
                     1997.........................................    $  363
                     1998.........................................       364
                     1999.........................................       322
                     2000.........................................       190
                     2001.........................................       194
                  Thereafter......................................     1,637

                           GOFEN AND GLOSSBERG, INC.

                             (DOLLARS IN THOUSANDS)

5. BENEFIT PLANS:

     The Company had a 401(k) retirement plan covering all eligible employees. Company contributions are made for each eligible participant based upon a percentage of wages subject to certain minimum and maximum limitations, as defined. The contributions for the years ended December 31, 1996 and 1995 were $257 and $244, respectively.

     The Company had an unfunded deferred compensation plan for key employees. In the event of death, disability or retirement, it is payable in 60 monthly installments of $4. The Company paid $38 and $50 under the plan during 1996 and 1995, respectively. Current obligations existing under this program were $0 and $38 as of December 31, 1996 and 1995, respectively.

6. SHAREHOLDERS' EQUITY:

     A shareholders' agreement provides that the Company will purchase for book value, as defined, the outstanding shares of any shareholder in the event of death, disability or termination of service from the Company.

7. SUBSEQUENT EVENT:

     On March 5, 1997, the Company transferred substantially all its assets and liabilities to Gofen and Glossberg, L.L.C., a newly established Delaware limited liability company (the "LLC"), which will succeed to the business of the Company. This transfer was performed in conjunction with a definitive purchase agreement with an independent third-party, Affiliated Managers Group, Inc. ("AMG"), whereby AMG has purchased a majority interest in the LLC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
The Burridge Group Inc.

     We have audited the accompanying statements of operations, changes in shareholders' equity, and cash flows of The Burridge Group Inc. for the period January 1, 1996 to December 30, 1996 and the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of The Burridge Group Inc. and its cash flows for the period January 1, 1996 to December 30, 1996 and the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.

Chicago, Illinois
August 8, 1997

                            THE BURRIDGE GROUP INC.

                            STATEMENTS OF OPERATIONS
              FOR THE PERIOD JANUARY 1, 1996 TO DECEMBER 30, 1996
                 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                    1996     1995      1994
                                                                   ------   ------   --------
Revenue:
  Asset-based management fees....................................  $6,117   $5,002   $  3,033
  Other..........................................................      38       21          6
                                                                   ------   ------   --------
          Total revenue..........................................   6,155    5,023      3,039
Expenses:
  Salaries and benefits..........................................   2,076    1,767      1,344
  Incentive compensation and bonuses.............................   2,049    1,760        695
  Investment and other purchased services........................     258      225        110
  Occupancy......................................................     295      201        161
  Depreciation and amortization..................................     125       97         70
  Marketing......................................................     293      232        166
  Professional fees..............................................     455       57         70
  Telephone and postage..........................................      72       61         56
  Office supplies................................................      56       64         30
  Other..........................................................     441      456        252
                                                                   ------   ------   --------
          Total expenses.........................................   6,120    4,920      2,954
                                                                   ------   ------   --------
Income before income taxes.......................................      35      103         85
Income tax expense...............................................      17       46         32
                                                                   ------   ------   --------
          Net income.............................................  $   18   $   57   $     53
                                                                   ======   ======   ========

    The accompanying notes are an integral part of the financial statements.

                            THE BURRIDGE GROUP INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE PERIOD JANUARY 1, 1996 TO DECEMBER 30, 1996
                 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                             (DOLLARS IN THOUSANDS)

                                                                           ADDITIONAL
                                 PREFERRED   PREFERRED   COMMON   COMMON    PAID-IN     RETAINED
                                  SHARES       STOCK     SHARES   STOCK     CAPITAL     EARNINGS   TOTAL
                                 ---------   ---------   ------   ------   ----------   --------   ----
Balances, January 1, 1994......     --          $--      5,500     $ 64       $ --        $154     $218
Net income.....................     --           --         --       --         --          53       53
                                    --
                                               ----      -----      ---       ----        ----     ----
Balances, December 31, 1994....     --           --      5,500       64         --         207      271
Net income.....................     --           --         --       --         --          57       57
                                    --
                                               ----      -----      ---       ----        ----     ----
Balances, December 31, 1995....     --           --      5,500       64         --         264      328
Contributed Capital............     --           --         --       --         47          --       47
Net income.....................     --           --         --       --         --          18       18
                                    --
                                               ----      -----      ---       ----        ----     ----
Balances, December 30, 1996....      0          $ 0      5,500     $ 64       $ 47        $282     $393
                                    ==         ====      =====      ===       ====        ====     ====

    The accompanying notes are an integral part of the financial statements.

                            THE BURRIDGE GROUP INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE PERIOD JANUARY 1, 1996 TO DECEMBER 30, 1996
                 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                   1996      1995      1994
                                                                   -----     -----     -----
Cash flows from operating activities:
  Net income.....................................................  $  18     $  57     $  53
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................    125        97        70
     Deferred income taxes.......................................     30        (9)       (2)
  Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable..................    604      (313)     (242)
     Increase in other assets....................................    (98)       (4)       --
     Increase in refundable income taxes.........................    (56)       --        --
     Increase in prepaid expense.................................    (35)       (5)       (4)
     Increase (decrease) in accounts payable.....................      2         3        (3)
     Increase in accrued expenses................................    263        13        20
     Increase in due to TBG LLC..................................    275        --        --
     Increase (decrease) in income taxes payable.................    (23)        5        18
     Increase (decrease) in deferred revenue.....................   (746)      232       182
                                                                   -----     -----     -----
          Net cash provided by operating activities..............    359        76        92
                                                                   -----     -----     -----
Cash flows from investing activities:
  Purchases of property and equipment............................   (146)     (107)     (173)
                                                                   -----     -----     -----
          Net cash used in investing activities..................   (146)     (107)     (173)
                                                                   -----     -----     -----
Cash flows from financing activities:
  Proceeds from notes payable....................................     --       250        --
  Principal payments on notes payable............................   (250)     (100)       --
                                                                   -----     -----     -----
          Net cash provided by (used in) financing activities....   (250)      150        --
                                                                   -----     -----     -----
Net increase (decrease) in cash and cash equivalents.............    (37)      119       (81)
Cash and cash equivalents at beginning of period.................    170        51       132
                                                                   -----     -----     -----
Cash and cash equivalents at end of period.......................  $ 133     $ 170     $  51
                                                                   =====     =====     =====
Supplemental disclosures of cash flow information -- cash paid during the year for:
  Interest.......................................................  $   7     $   8     $   3
  Income taxes...................................................     66        51        17

Supplemental disclosure of non-cash investing and financing activities:

Stock options were exercised during the period January 1, 1996 to December 30, 1996 which generated a capital contribution of $47.

    The accompanying notes are an integral part of the financial statements.

                            THE BURRIDGE GROUP INC.

                         NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION:

     The Burridge Group Inc., an Illinois corporation (the "Company"), provides investment advisory services to endowments, foundations, pension plans, profit-sharing trusts, public funds, unions, bank trust departments and individuals located throughout the United States. On October 11, 1996, Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), entered into a Stock Purchase Agreement with the Company and the holders of the Company's capital stock to purchase all the capital stock of the Company. In conjunction with the completion of the purchase at the close of business on December 30, 1996, the Company transferred substantially all of its assets and substantially all of its liabilities to The Burridge Group LLC, a newly established Delaware limited liability company (the "LLC"), for which the Company serves as the manager member and owns a majority interest. Effective at the close of business on December 30, 1996, the Company became a wholly-owned subsidiary of AMG.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     For financial statement purposes, the Company considers interest-bearing cash and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value due to the short-term maturity of these investments.

  Depreciation and Amortization

     Depreciation is computed for financial reporting purposes principally on the straight-line method over the estimated useful lives of the related assets, generally five to seven years. Amortization on leasehold improvements is computed on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Maintenance and repairs are charged to expense when incurred.

  Revenue Recognition

     The Company's revenues are derived primarily from investment advisory fees. These fees are generally billed in advance and on a quarterly basis based on the amount of assets under management at the beginning of each quarter. The revenue is deferred and the income is recognized as earned during the quarter.

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be ultimately realized in the federal income tax return. The income tax provision is the current tax liability plus the change during the period in deferred tax assets and liabilities.

  Use of Estimates

     The preparation of these statements of operations, changes in shareholders' equity and cash flows in conformity with generally accepted accounting principles requires management to make

                            THE BURRIDGE GROUP INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

certain estimates and assumptions that affect disclosures and amounts reported in these statements of operations, changes in shareholders' equity and cash flows. Actual results could differ from those estimates.

3. CONCENTRATION OF CREDIT AND OTHER RISK:

     The Company maintains its cash accounts with a major Chicago-based commercial bank. Accounts at this bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to $100. At December 30, 1996 and at December 31, 1995 and 1994, the Company had $339, $252 and $61, respectively, which was in excess of the FDIC insurance limit.

     During the period January 1, 1996 to December 30, 1996 and during the years ended December 31, 1995 and 1994, the Company derived approximately 10%, 11% and 13% of its revenue, respectively, from a managed account program sponsored by one national brokerage firm.

4. LEASE COMMITMENTS:

     The Company entered into a lease agreement for office facilities in January, 1994. Leased office facilities are under a sublease agreement with an unrelated third party and this sublease is subordinate to a master lease agreement dated July 15, 1983 which expires on January 15, 2001. The Company's lease expires on August 31, 1998 and provides for certain base rental charges and escalation charges for real estate taxes and building maintenance costs. The Company has an option to terminate its lease after January 1, 1997. Termination can be effected upon giving eight months written notice and making a termination payment based on the unamortized balance of construction allowances, concessions or costs previously incurred. As of December 30, 1996, the termination fee was approximately $24.

     Minimum annual rental commitments are as follows:

                1997.................................................  $272
                1998.................................................   182

     Rental expense was $263, $181 and $144 for the period January 1, 1996 to December 30, 1996 and for the years ended December 31, 1995 and 1994, respectively.

5. STOCK OPTION PLAN:

     On September 1, 1994, the Company and certain of its shareholders entered into an employment and stock option agreement (the "Agreement") with an employee. Pursuant to this Agreement, the employee was granted an option, which expired on September 1, 1997, to acquire 250 shares of the Company's stock from existing shareholders at $518 per share. The exercise date could be accelerated if 50% or more of the shareholders agreed to a sale of the Company. The Agreement contained a "Buy/Sell" clause which required the employee to sell acquired shares to the Company or other shareholders at $518 per share upon separation of employment or death.

     Due to the sale of the Company to AMG (see Note 1), the exercise date for the option was accelerated and the shares were acquired by the employee from the existing shareholders prior to their sale to AMG. The "Buy/Sell" clause was also suspended for purposes of the AMG transaction.

     The compensatory value inherent in the option (the difference between the stock's sale price and $518 per share) was triggered upon the Company's sale to AMG. The Company was then deemed to have received capital contributions from its shareholders in an amount equal to the tax

                            THE BURRIDGE GROUP INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

benefit derived by the Company from this difference. This difference amounted to $139 and, based upon the Company's effective tax rate, it received tax benefits and a capital contribution of $47.

6. PROFIT SHARING PLAN:

     The Company had a 401(k) profit sharing plan that covered all employees who met the minimum service requirements, as defined. Under the terms of the plan, participants may contribute \on a tax-deferred basis up to 15% of their compensation or the maximum amount allowable by the current tax law. The Company, under the terms of the plan, may make discretionary contributions at a rate determined on a quarterly basis. The Company matching was $26, $19 and $15 for the period January 1, 1996 to December 30, 1996 and for the years ended December 31, 1995 and 1994, respectively.

7. INCOME TAXES:

     As a corporation registered in the State of Illinois, the Company pays taxes as a stand-alone corporation at the state and federal level. A summary of the income tax expense is as follows:

                                                              JANUARY 1,       YEAR ENDED
                                                                  TO          DECEMBER 31,
                                                             DECEMBER 30,     -------------
                                                                 1996         1995     1994
                                                             ------------     ----     ----
    Federal:
      Current...............................................     $ 27         $ 43     $ 26
      Deferred..............................................      (14)          (8)      (2)
    State:
      Current...............................................        7           13        9
      Deferred..............................................       (3)          (2)      (1)
                                                                 ----         ----     ----
    Income tax expense......................................     $ 17         $ 46     $ 32
                                                                 ====         ====     ====

     The effective income tax rate differs from the amount computed on income before income taxes by applying the U.S. federal income tax rate because of the effect of the following items:

                                                               JANUARY 1,       YEAR ENDED
                                                                   TO          DECEMBER 31,
                                                              DECEMBER 30,     -------------
                                                                  1996         1995     1994
                                                              ------------     ----     ----
    Tax provision at U.S. federal income tax rate...........        34%         34%      34%
    Nondeductible expenses, principally business meals and
      entertainment.........................................        42          14       10
    State income taxes, net of federal income tax expense...         9           7        7
    Rate differential for surtax exemption..................       (22)         (8)     (13)
    Depreciation deferral adjustment........................       (14)         --       --
    Other...................................................        --          (2)      --
                                                                   ---         ---      ---
                                                                    49%         45%      38%
                                                                   ===         ===      ===

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Quadrant Corp.:

     We have audited the accompanying combined statements of income of First Quadrant Institutional and First Quadrant Limited (a division and subsidiary, respectively, of First Quadrant Corp.) for the period from January 1, 1996 to March 25, 1996 and the year ended December 31, 1995. These combined statements of income are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined statements of income based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined statements of income referred to above present fairly, in all material respects, the combined results of operations of First Quadrant Institutional and First Quadrant Limited in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Los Angeles, California
July 24, 1997

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED

                         COMBINED STATEMENTS OF INCOME
         FOR THE PERIOD JANUARY 1, 1996 THROUGH MARCH 25, 1996 AND THE
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                           1996       1995
                                                                          ------     -------
Revenue:
  Asset based management fees...........................................  $3,891     $15,472
  Performance based management fees.....................................      --       5,210
  Other.................................................................      --          93
                                                                          ------     -------
          Total revenue.................................................   3,891      20,775
                                                                          ------     -------
Expenses:
  Salaries and benefits.................................................     853       4,451
  Incentive compensation and bonuses....................................     832       7,061
  Investment and other purchased services...............................     443       1,955
  Marketing.............................................................     312       1,505
  Professional fees.....................................................     237         401
  Occupancy.............................................................     201       1,173
  Depreciation and amortization.........................................     130         607
  Telephone and postage.................................................      61         351
  Office supplies.......................................................      19         122
  Other.................................................................      93         744
                                                                          ------     -------
          Total expenses................................................   3,181      18,370
                                                                          ------     -------
          Income before income taxes....................................     710       2,405
Income taxes............................................................     328       1,091
                                                                          ------     -------
          Net income....................................................  $  382     $ 1,314
                                                                          ======     =======

            See accompanying Notes to Combined Statements of Income.

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED

                     NOTES TO COMBINED STATEMENTS OF INCOME
         FOR THE PERIOD JANUARY 1, 1996 THROUGH MARCH 25, 1996 AND THE
                          YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

1. GENERAL INFORMATION:

     First Quadrant Institutional and First Quadrant Limited (collectively known as the "Company") were a division and wholly owned subsidiary, respectively, of First Quadrant Corp. ("FQC"). FQC was a wholly owned subsidiary of Talegen Holdings, Inc. ("Talegen"), which is wholly owned by Xerox Financial Services, Inc., a wholly owned subsidiary of Xerox Corporation ("Xerox"). On January 17, 1996 Affiliated Managers Group, Inc. ("AMG") entered into a Stock Purchase Agreement with Talegen to have First Quadrant Holdings, Inc. ("FQ Holdings") (a wholly owned subsidiary of AMG) purchase all of the capital stock of FQC from Talegen. At the close of business on March 25, 1996, FQC transferred certain investment advisory contracts and substantially all of its assets, excluding the investment in First Quadrant Limited, and substantially all liabilities to the newly established First Quadrant, L.P., for which FQC serves as the general partner. On March 28, 1996, AMG completed the purchase from Talegen.

     In conjunction with the purchase of First Quadrant Institutional described above, 100% of the stock of First Quadrant Limited previously owned by FQC was contributed to a newly formed partnership, First Quadrant U.K. L.P., for which FQC serves as the general partner. First Quadrant Institutional and First Quadrant Limited constitute the continuing operations of FQC which are now majority owned by AMG.

     FQC, which commenced operations in 1985, is a registered investment advisor under the Investment Advisers Act of 1940 (the "Act"). The primary business of First Quadrant Institutional was to provide advisory, evaluation, and research services relating to the acquisition and disposition of marketable securities, including derivative financial instruments. First Quadrant Limited (formerly Barbican Capital Management, Ltd.), which was wholly owned by FQC, is a foreign investment advisory concern whose primary business is similar to that of First Quadrant Institutional.

     On August 31, 1995 FQC sold its division, First Quadrant Insurance, and its 25% ownership in Seneca, Inc., a registered investment advisor under the Act, to American Re Asset Management, Inc. All activity relating to the operations of First Quadrant Insurance and Seneca, Inc., including the gain recognized on the sale, are not reflected in the accompanying financial statements.

     An integral part of managing the Company's domestic and global tactical asset allocation and tactical currency allocation strategies for client's investment accounts involves the use of derivative financial instruments. These instruments are securities that provide an economic payoff contingent upon the value of other assets such as stock and bond prices or market index values. The Company directs the purchase of these instruments only on behalf of client accounts and in accordance with written guidelines established in the individual investment contracts with each client. The instruments purchased are exchange traded futures, options, and foreign currency contracts, all of which are valued at market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying statements of income have been presented on a combined basis of accounting. All transactions between First Quadrant Institutional and First Quadrant Limited have been eliminated in the combined statements of income.

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED

                             (DOLLARS IN THOUSANDS)

  Depreciation and Amortization

     Depreciation and amortization on property is computed on a straight-line basis over the estimated useful lives of the assets (generally one to eight years). Depreciation and amortization on leasehold improvements is computed on a straight-line basis over the shorter of their useful lives or the term of the lease.

  Revenue Recognition

     Asset based management fee income represents fees for managing the underlying assets of customers. Performance based management fees are earned based upon the Company's investment management returns related to a client's portfolio relative to the passive returns of a benchmark index, or composite of indices generally computed on an annual basis.

  Income Taxes

     Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all or some portion of the benefits related to deferred tax assets would not be realized.

  Postretirement Benefits

     The cost of postretirement benefits is recognized in the financial statements during the employee's active working career.

  Foreign Currency Translation

     First Quadrant Limited was responsible for 21% and 8% of the total revenues and 10% and 8% of the total expenses generated by the Company in the period from January 1, 1996 through March 25, 1996 and the year ended December 31, 1995.

     In accordance with SFAS No. 52, "Accounting for Foreign Currency Translation," First Quadrant Limited's assets and liabilities are translated to U.S. dollars at year-end exchange rates, revenues and expenses at average exchange rates during the year and shareholder's equity at historical exchange rates. Gains and losses resulting from translation of the financial statements are excluded from the combined statement of income and are recorded directly to a separate component of shareholder's equity.

  Use of Estimates

     Management of the Company has made certain estimates and assumptions in the preparation of these consolidated statements of income in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

3. INCENTIVE COMPENSATION AND BONUSES:

     Through December 31, 1995 the Company had an incentive compensation plan that provided incentive compensation to certain employees. A portion of the incentive compensation pool was

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED

                             (DOLLARS IN THOUSANDS)

based on revenues from unaffiliated companies. The remaining amount was discretionary, although it could not exceed certain compensation levels. The incentive compensation plan was amended effective December 31, 1995 to provide for no further incentive compensation awards. All bonuses accrued during the period from January 1, 1996 through March 25, 1996 were based on earnings of First Quadrant Institutional during that period and were allocated at the discretion of management.

4. INCOME TAXES:

     Xerox and Talegen and in turn, Talegen and FQC, entered into a tax allocation agreement effective in 1983 which provided that Talegen and its subsidiaries, including FQC, would pay or be reimbursed by Xerox for the tax liabilities or benefits generated due to the inclusion of Talegen and its subsidiaries in the Xerox consolidated Federal income tax return. The right to reimbursement from Xerox for any tax benefits did not expire due to any statutory period of limitation under the Internal Revenue Code. The agreement generally provided that Talegen subsidiaries, including FQC, would compute their income tax liability on a separate return basis.

     The actual tax provision differs from the statutory Federal tax rate of 35% due to the following:

                                                                        1996     1995
                                                                        ----     ----
        U.S. Federal statutory income tax rate........................  35.0%    35.0%
        State income taxes, net of Federal income tax benefit.........   6.6      6.0
        Meals and entertainment.......................................   1.2      1.5
        Other.........................................................   3.4      2.9
                                                                        ----     ----
             Effective income tax rate................................  46.2%    45.4%
                                                                        ====     ====

     The treatment of incentive and deferred compensation gives rise to the significant portion of the Company's deferred tax assets. The provision (benefit) for income taxes for the period ended March 25, 1996 and the year ended December 31, 1995, consists of the following:

                                                                 CURRENT   DEFERRED   TOTAL
                                                                 -------   --------   ------
    1996:
      Federal..................................................  $    93    $  163    $  256
      State....................................................        1        71        72
                                                                 -------    ------    ------
                                                                 $    94    $  234    $  328
                                                                 =======    ======    ======
    1995:
      Federal..................................................  $ 1,178    $ (310)   $  868
      State....................................................      311       (88)      223
                                                                 -------    ------    ------
                                                                 $ 1,489    $ (398)   $1,091
                                                                 =======    ======    ======

5. PENSIONS:

     Talegen had a principal noncontributory defined benefit pension plan ("Plan") that covered substantially all employees of the Company who met eligibility requirements. The Plan provided benefits that were based on total years of service and compensation during an employee's last five years of employment. Contributions were made to the Plan in an amount deductible and in accordance with funding standards established under the Internal Revenue Code as amended by the Employee Retirement Income Security Act of 1974. Effective July 1, 1993, Talegen amended the Plan with the effect of limiting the accrual of further benefits to its participants under the terms of the

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED

                             (DOLLARS IN THOUSANDS)

Plan. Total pension costs allocated to the Company approximated $4 and $41 in 1996 and 1995, respectively.

6. OTHER POSTEMPLOYMENT BENEFITS ("OPEB"):

     Talegen provided certain health care and life insurance benefits for retired employees. Prior to 1993, substantially all employees, including those employees of the Company, became eligible for these benefits if they reached normal retirement age (or age 55 under certain circumstances), with a defined minimum period of service, while still working for the Company. In 1993, Talegen announced its intention to limit the retiree medical benefits to those employees who had reached age 50 on January 1, 1994 and who ultimately retired with at least 15 years of service. The total OPEB costs allocated to the Company approximated $4 and $6 in 1996 and 1995, respectively.

7. LEASES:

     The Company is obligated under operating leases which expire in 2003 and 2008 for the Company's Pasadena and London offices respectively. The total rent expense under these operating leases for 1996 and 1995 amounted to approximately $153 and $646, respectively.

8. RELATED PARTY TRANSACTIONS:

     In 1993, the Company entered into agreements with Apprise Corp., an affiliated entity of Talegen, pursuant to which Apprise Corp. provided data processing services (including payroll). The service fee for 1996 and 1995 amounted to approximately $53 and $164, respectively, and is included in investment and other purchased services.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
GeoCapital Corporation

     We have audited the balance sheets of GeoCapital Corporation (the "Corporation") as of September 30, 1996 and 1995, and the related statements of income and retained earnings and cash flows for the years ended September 30, 1996, 1995 and 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of September 30, 1996 and 1995, and the results of its operations and its cash flows for the years ended September 30, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
August 15, 1997, except
for Note 9 for which
the date is September 30, 1997

                             GEOCAPITAL CORPORATION

                                 BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                            1996       1995
                                                                           ------     ------
                                          ASSETS:
Current assets:
  Cash and cash equivalents..............................................  $  144     $  176
  Investment advisory fees receivable....................................   3,221      3,553
  Prepaid expenses.......................................................     192        153
  Other..................................................................      85         50
                                                                           ------     ------
          Total current assets...........................................   3,642      3,932
Fixed assets, net........................................................      56         49
                                                                           ------     ------
          Total assets...................................................  $3,698     $3,981
                                                                           ======     ======

                           LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
  Current liabilities:
     Accounts payable and accrued expenses...............................  $   40     $   35
     Investment advisory fee payable.....................................     327        201
                                                                           ------     ------
          Total current liabilities......................................     367        236
  Deferred taxes payable.................................................     130        219
  Investment advisory fee payable........................................     683        482
                                                                           ------     ------
          Total other liabilities........................................     813        701
                                                                           ------     ------
          Total liabilities..............................................   1,180        937
                                                                           ------     ------
Commitments (Note 4)
Stockholders' equity:
  Common stock -- par value $1 per share, 100 shares authorized, issued
     and outstanding.....................................................      --         --
  Retained earnings......................................................   2,585      3,111
                                                                           ------     ------
                                                                            2,585      3,111
  Less:
     Treasury stock, at cost, 20 shares..................................     (67)       (67)
                                                                           ------     ------
     Total stockholders' equity..........................................   2,518      3,044
                                                                           ------     ------
          Total liabilities and stockholders' equity.....................  $3,698     $3,981
                                                                           ======     ======

   The accompanying notes are an integral part of these financial statements.

                             GEOCAPITAL CORPORATION

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                               1996        1995        1994
                                                              -------     -------     -------
Revenue:
  Asset based management fee................................  $10,568     $ 9,384     $ 9,606
  Performance based management fee..........................    1,446       1,658       2,431
  Other.....................................................        6           6           6
                                                              -------     -------     -------
          Total revenue.....................................   12,020      11,048      12,043
                                                              -------     -------     -------
Expenses:
  Salaries and benefits.....................................    9,450       9,202      11,041
  Occupancy.................................................      288         284         262
  Marketing.................................................      948         870       1,043
  Payroll and other taxes...................................      226         221         205
  Travel and entertainment..................................       93         123         112
  Pension expense...........................................       --        (155)        324
  Telephone, postage and office expense.....................       89          90          73
  Performance fee expense...................................      714         304         378
  Other.....................................................      497         465         364
                                                              -------     -------     -------
          Total expenses....................................   12,305      11,404      13,802
                                                              -------     -------     -------
          Net loss before provision for income taxes........     (285)       (356)     (1,759)
                                                              -------     -------     -------
Income tax provision:
  Current...................................................      240         217         269
  Deferred..................................................      (89)        (33)        (86)
                                                              -------     -------     -------
                                                                  151         184         183
                                                              -------     -------     -------
          Net loss..........................................     (436)       (540)     (1,942)
Retained earnings:
  Beginning of year.........................................    3,111       3,651       5,593
  Distribution to shareholder...............................      (90)         --          --
                                                              -------     -------     -------
          End of year.......................................  $ 2,585     $ 3,111     $ 3,651
                                                              =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                             GEOCAPITAL CORPORATION

                            STATEMENTS OF CASH FLOW
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                 1996      1995       1994
                                                                 -----     -----     -------
Cash flows provided by (used in) operating activities:
  Net loss.....................................................  $(436)    $(540)    $(1,942)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation..............................................     20        20          19
     Deferred taxes............................................    (89)      (33)        (86)
  Changes in assets and liabilities:
     Decrease in accounts receivable...........................    332       681       1,409
     (Increase)/decrease in prepaid expenses...................    (39)      (69)         45
     (Decrease)/increase in accounts payable and accrued
       expenses................................................      5        (6)         19
     (Increase)/decrease in other assets.......................    (36)      (34)          8
     (Decrease) in pension payable.............................     --      (238)        (49)
     (Decrease) in corporate taxes payable.....................     --        --         (79)
     Increase in performance fee payable.......................    328       303         379
                                                                 -----     -----     -------
          Net cash provided by (used in) operating
            activities.........................................     85        84        (277)
                                                                 -----     -----     -------
Cash flows from investing activities:
  Purchase of equipment........................................    (26)       (7)        (20)
  Section 444 deposit..........................................     --        --          34
                                                                 -----     -----     -------
          Net cash provided by (used in) investing
            activities.........................................    (26)       (7)         14
                                                                 -----     -----     -------
Cash flows from financing activities:
  Distribution to shareholder..................................    (90)       --          --
                                                                 -----     -----     -------
          Net cash used in financing activities................    (90)       --          --
                                                                 -----     -----     -------
          Net increase (decrease) in cash and cash
            equivalents........................................    (31)       77        (263)
Cash and cash equivalents:
     Beginning.................................................    176        99         362
                                                                 -----     -----     -------
     Ending....................................................  $ 145     $ 176     $    99
                                                                 =====     =====     =======
Supplemental disclosure of cash flow information:
  Income taxes paid............................................  $ 269     $ 281     $   298
                                                                 =====     =====     =======
  Interest paid................................................  $  --     $  14     $    --
                                                                 =====     =====     =======

   The accompanying notes are an integral part of these financial statements.

                             GEOCAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Business

     GeoCapital Corporation (the "Corporation") is a Subchapter S Corporation incorporated under the laws of the State of Delaware and commenced operations on July 23, 1979.

     The Corporation's business is to provide investment advisory services to individuals, corporations, pension plans and non-profit organizations which are located nationwide. Advisory fees are based on a percentage of assets managed for all but two major clients for the year ended September 30, 1996 and three major clients for the years ended September 30, 1995 and 1994. For these major clients, the advisory fee is a performance based contract.

     A summary of the Corporation's significant accounting policies follows:

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Corporation considers cash in banks, on hand and invested in money market funds to be cash equivalents.

  Revenue Recognition

     The Corporation's revenue consists primarily of asset-based and performance-based investment advisory fees. Investment advisory fees from managed accounts are billed on a quarterly basis at the beginning of the quarter and recorded on a monthly basis over the quarter. Any fees collected in advance are deferred and recognized as income over the period earned.

  Property and Equipment

     Property and equipment is stated at cost. Property and equipment are being depreciated over its estimated useful life of 5 years using the straight-line method. Maintenance, repairs and minor renewals are expensed as incurred.

  Income Taxes

     Deferred taxes are provided on a liability method whereby deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The principal source of deferred taxes relates to the cash basis of accounting used for tax purposes.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             GEOCAPITAL CORPORATION

                             (DOLLARS IN THOUSANDS)

2. PROPERTY AND EQUIPMENT:

     Property and equipment for the years ended September 30, 1996 and 1995 is summarized as follows:

        Furniture and fixtures.......................................  $149     $123
        Accumulated depreciation.....................................   (93)     (74)
                                                                       ----     ----
                                                                       $ 56     $ 49
                                                                       ====     ====

3. PENSION PLAN:

     For the period beginning October 1, 1983 through April 30, 1995, the Corporation had a defined benefit pension plan (the "Plan") covering substantially all of its employees. The benefits were based on years of service and the employee's compensation during the last year of employment. The Corporation's funding policy was to contribute annually the maximum amount that could be deducted for federal income tax purposes. Contributions were intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The amount contributed by the Corporation for the year ended September 30, 1994 was $238. Due to an over accrual of pension expense for the year ended September 30, 1994, the Corporation reduced pension expense by the amount of $155 for the year ended September 30, 1995. Effective April 30, 1995, the Corporation terminated its defined benefit pension plan for all employees. Upon termination of the Plan, all vested amounts were transferred into an IRA or 401(k) plan at the direction of the employees.

     In addition, all Corporation employees are eligible to participate in the 401(k) plan, effective May 1, 1996. The Corporation, at its discretion, can match a portion of the employee contributions. The Corporation did not make a 401(k) contribution for the year ended September 30, 1996.

4. COMMITMENTS AND CONTINGENCIES:

     The Corporation currently leases office space from Sandler Capital Management under a lease that provides for an annual expense of $220 plus additional rent for escalation charges and after hours heating and air conditioning. The lease expires on November 29, 2000. For the years ended September 30, 1994 and 1995, the Corporation had a similar lease agreement where the Corporation leased office space from Sandler Capital Management for an annual expense of $200. The lease expired on November 29, 1995. The following is a schedule of future minimum lease payments required under this lease:

                                                                     AS OF
                                                                 SEPTEMBER 30,
                                                                     1996
                                                                 -------------
                1997...........................................      $ 220
                1998...........................................        220
                1999...........................................        220
                2000...........................................        220
                2001...........................................         37
                                                                     -----
                          Total................................      $ 917
                                                                     =====

5. PROVISION FOR CORPORATE INCOME TAXES:

     No provision for Federal income taxes has been accrued due to the shareholders' election to be treated as an "S" Corporation for income tax purposes as of September 28, 1979. As an "S"

                             GEOCAPITAL CORPORATION

                             (DOLLARS IN THOUSANDS)

Corporation, income or loss and credits are passed to the shareholders to be reported on their individual personal income tax returns. Provision has been made for State and local taxes as follows for the years ended:

                                                                                    NET
                                                                  CURRENT  DEFERRED TAXES
                                                                  ----     ----     ----
    SEPTEMBER 30, 1996
    New York State tax and surcharge............................  $  5     $(39)    $(34)
    Minnesota State tax.........................................     7       --        7
    California State tax........................................     4       --        4
    New York City general corporation tax.......................   224      (50)     174
                                                                  ----     ----     ----
              Total.............................................  $240     $(89)    $151
                                                                  ====     ====     ====

    SEPTEMBER 30, 1995
    New York State tax and surcharge............................  $  1     $(11)    $(10)
    California State tax........................................     1       --        1
    New York City general corporation tax.......................   215      (22)     193
                                                                  ----     ----     ----
              Total.............................................  $217     $(33)    $184
                                                                  ====     ====     ====

    SEPTEMBER 30, 1994
    New York State tax and surcharge............................  $  1     $(20)    $(19)
    California State tax........................................     1       --        1
    Minnesota State tax.........................................     1       --        1
    New York City general corporation tax.......................   266      (66)     200
                                                                  ----     ----     ----
              Total.............................................  $269     $(86)    $183
                                                                  ====     ====     ====

6. PERFORMANCE FEE PAYABLE:

     The Corporation has entered into a "performance-based" investment fee contract with the State of Minnesota through June 30, 2001. As of September 30, 1996, the account's performance did not meet the "benchmark" contracted amount. As such a payable has been recorded. It is the opinion of management that the performance fee will be recovered in future years. Based on the performance, under the contract to date, the future performance fee payable is as follows:

                Current portion.....................................  $  327
                Non-current portion.................................     682
                                                                      ------
                                                                      $1,009
                                                                      ======

7. CONCENTRATION OF CREDIT RISK:

     The Corporation maintains its cash balances in one major New York City bank. The balance in this account usually exceeds the insurance limit of the Federal Deposit Insurance Corporation. Two clients comprise a significant portion of the investment advisory fee receivable balance. The receivables from these two clients for the years ended September 30, 1996 and 1995 are $676, $844, respectively.

                             GEOCAPITAL CORPORATION

                             (DOLLARS IN THOUSANDS)

8. TREASURY STOCK:

     In 1982, the Corporation repurchased 20 shares of common stock from an employee in conjunction with the termination of his employment with the Corporation.

9. SUBSEQUENT EVENTS:

     On August 15, 1997, Affiliated Managers Group, Inc. ("AMG"), AMG Merger Sub, Inc. (a wholly-owned subsidiary of AMG) ("Merger-Sub"), the Corporation, the stockholders of the Corporation and GeoCapital, LLC (the "LLC") entered into a definitive agreement whereby the Corporation will merge with and into Merger-Sub after the Corporation has contributed all of its assets and liabilities to the LLC, of which the Corporation is the manager member. On September 30, 1997 this transaction was completed.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Tweedy, Browne Company L.P.

     We have audited the balance sheets of Tweedy, Browne Company L.P. (the "Partnership") as of December 31, 1996, September 30, 1996 and 1995, and the related statements of operations, and cash flows for the period October 1, 1996 through December 31, 1996 and the years ended September 30, 1996, 1995 and 1994 and changes in partners' capital for the period October 1, 1996 through December 31, 1996 and the years ended September 30, 1996 and 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1996, September 30, 1996 and 1995, and the results of its operations and its cash flows for the period October 1, 1996 through December 31, 1996 and the years ended September 30, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
September 23, 1997, except for
Note 9 for which
the date is October 9, 1997

                          TWEEDY, BROWNE COMPANY L.P.

                                 BALANCE SHEETS
              AS OF DECEMBER 31, 1996, SEPTEMBER 30, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                SEPTEMBER 30,
                                                             DECEMBER 31,     -----------------
                                                                 1996          1996       1995
                                                             ------------     ------     ------
                                      ASSETS:
Current assets:
  Cash and cash equivalents................................    $  4,504       $1,863     $1,357
  Investment advisory fees receivable......................       2,656        1,960      1,302
  Receivable from clearing broker..........................         408          153         92
  Other current assets.....................................          37           43        120
                                                               --------       ------     ------
          Total current assets.............................    $  7,605        4,019      2,871
                                                               --------       ------     ------
Fixed assets, net..........................................         787          964        672
Deposit with Internal Revenue Service......................       1,538        1,538        982
Secured demand notes receivable............................         800          800        800
                                                               --------       ------     ------
          Total assets.....................................    $ 10,730       $7,321     $5,325
                                                               ========       ======     ======

                         LIABILITIES AND PARTNERS' CAPITAL:
Liabilities:
  Current liabilities:
     Accrued compensation..................................    $    728       $  914     $  746
     Accounts payable and accrued liabilities..............         482          325        358
     Investment advisory fee payable.......................          80          160         34
                                                               --------       ------     ------
          Total current liabilities........................       1,290        1,399      1,138
                                                               --------       ------     ------
Subordinated indebtedness..................................         800          800        800
                                                               --------       ------     ------
          Total liabilities................................       2,090        2,199      1,938
                                                               --------       ------     ------
Commitments (Note 5)
Partners' capital:
  Limited partners.........................................       4,747        2,824      1,866
  General partners.........................................       3,893        2,298      1,521
                                                               --------       ------     ------
          Total partners' capital..........................       8,640        5,122      3,387
                                                               --------       ------     ------
          Total liabilities and partners' capital..........    $ 10,730       $7,321     $5,325
                                                               ========       ======     ======

   The accompanying notes are an integral part of these financial statements.

                          TWEEDY, BROWNE COMPANY L.P.

                            STATEMENTS OF OPERATIONS
  FOR THE PERIOD OCTOBER 1, 1996 THROUGH DECEMBER 31, 1996 AND THE YEARS ENDED
                       SEPTEMBER 30, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                         SEPTEMBER 30,
                                               DECEMBER 31,     -------------------------------
                                                   1996          1996        1995        1994
                                               ------------     -------     -------     -------
Revenue:
  Asset based management fees................     $8,227        $28,478     $21,195     $14,272
  Commissions................................      1,554          5,129       3,392       4,515
  Other......................................         --              3         508           3
                                                  ------        -------     -------     -------
          Total revenue......................      9,781         33,610      25,095      18,790
                                                  ------        -------     -------     -------
Expense:
  Salaries and benefits......................        540          2,321       2,393       2,146
  Commissions and clearing charges...........        417          1,587       1,059       1,351
  Occupancy..................................        134            535         532         506
  Incentive compensation and bonuses.........      1,100          3,290       2,574       1,839
  NYC unincorporated business tax............        161            829         546         407
  Mutual fund expenses.......................         42            419         470         324
  Computer expenses..........................        256            530         351         270
  Investment and other purchased services....        145            485         520         546
  Insurance..................................         31            261         268         274
  Professional fees..........................         60            284         237         643
  Office supplies............................         30            206         194         163
  Depreciation and amortization..............        219            331         155         115
  Marketing..................................         71            176         151         104
  Telephone and postage......................         43            170         166         143
  Other......................................        116            415         386         298
                                                  ------        -------     -------     -------
          Total expenses.....................      3,365         11,839      10,002       9,129
                                                  ------        -------     -------     -------
          Net income.........................     $6,416        $21,771     $15,093     $ 9,661
                                                  ======        =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                          TWEEDY, BROWNE COMPANY L.P.

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
  FOR THE PERIOD OCTOBER 1, 1996 THROUGH DECEMBER 31, 1996 AND THE YEARS ENDED
                          SEPTEMBER 30, 1996 AND 1995
                                 (IN THOUSANDS)

                                                            LIMITED      GENERAL
                                                            PARTNERS     PARTNERS     TOTAL
                                                            --------     -------     --------
Balance, September 30, 1994...............................  $  1,420     $ 1,420     $  2,840
Transfer general partner to limited partner...............       174        (174)          --
Net income for the year ended September 30, 1995..........     8,339       6,754       15,093
Partners' drawings........................................    (8,067)     (6,479)     (14,546)
                                                            --------     -------     --------
Balance, September 30, 1995...............................     1,866       1,521        3,387
Net income for the year ended September 30, 1996..........    11,977       9,794       21,771
Partners' drawings........................................   (11,019)     (9,017)     (20,036)
                                                            --------     -------     --------
Balance, September 30, 1996...............................  $  2,824     $ 2,298     $  5,122
                                                            --------     -------     --------
Net income for the period ended December 31, 1996.........     3,530       2,886        6,416
Partners' drawings........................................    (1,607)     (1,291)      (2,898)
                                                            --------     -------     --------
Balance, December 31, 1996................................  $  4,747     $ 3,893     $  8,640
                                                            ========     =======     ========

   The accompanying notes are an integral part of these financial statements.

                          TWEEDY, BROWNE COMPANY L.P.

                            STATEMENTS OF CASH FLOWS
            FOR THE PERIOD OCTOBER 1, 1996 THROUGH DECEMBER 31, 1996
             AND THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                                SEPTEMBER 30,
                                                      DECEMBER 31,    ----------------------------------
                                                          1996          1996         1995         1994
                                                      -------------   --------     --------     --------
Cash flows from operating activities:
  Commissions received..............................     $ 1,299      $  5,049     $  3,493     $  4,659
  Asset based management fees received..............       7,451        27,946       20,851       14,092
  Other income received.............................          17             1          508            4
  Salaries, benefits, incentive compensation and
    bonuses paid....................................      (1,826)       (5,443)      (4,913)      (3,444)
  Commissions and clearing charges paid.............        (435)       (1,567)      (1,118)      (1,445)
  Occupancy tax paid................................        (134)         (535)        (532)        (506)
  NYC unincorporated business taxes paid............          --          (874)        (448)        (454)
  Professional fees paid............................        (131)         (265)        (254)        (652)
  Other operating expenses paid.....................        (666)       (2,668)      (2,394)      (2,112)
                                                         -------      --------     --------     --------
         Net cash provided by operating
           activities...............................       5,575        21,644       15,193       10,142
                                                         -------      --------     --------     --------
Cash flows from investing activities:
  Capital expenditures..............................         (42)         (622)        (277)        (109)
  Deposit with the IRS..............................          --          (557)        (326)        (214)
  Decrease (increase) in other current assets.......           6            77          (79)           8
  (Decrease) increase in other current
    liabilities.....................................          --            --          (15)           9
                                                         -------      --------     --------     --------
         Net cash used in investing activities......         (36)       (1,102)        (697)        (306)
                                                         -------      --------     --------     --------
Cash flows from financing activities:
  Cash withdrawn by partners during the year........      (2,898)      (20,036)     (14,546)     (10,152)
                                                         -------      --------     --------     --------
Increase (decrease) in cash and cash equivalents....       2,641           506          (50)        (316)
Cash and cash equivalents, beginning of year........       1,863         1,357        1,407        1,723
                                                         -------      --------     --------     --------
         Cash and cash equivalents, end of year.....     $ 4,504      $  1,863     $  1,357     $  1,407
                                                         =======      ========     ========     ========
Reconciliation of net income to net cash provided by
  operating activities:
  Net income........................................     $ 6,416      $ 21,771     $ 15,093     $  9,661
                                                         -------      --------     --------     --------
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization.....................         219           331          155          115
  Changes in assets and liabilities:
  Increase in investment advisory fees receivable...        (696)         (658)        (349)        (178)
  (Increase) decrease in receivable from clearing
    broker..........................................        (255)          (61)          41           49
  Increase in other current assets..................          --            --           --           (6)
  Increase in accounts payable, accrued liabilities
    and other current liabilities...................        (109)          261          253          501
                                                         -------      --------     --------     --------
         Total adjustments..........................        (841)         (127)         100          481
                                                         -------      --------     --------     --------
Net cash provided by operating activities...........     $ 5,575      $ 21,644     $ 15,193     $ 10,142
                                                         =======      ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                          TWEEDY, BROWNE COMPANY L.P.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Business

     Tweedy, Browne Company L.P. (the "Partnership") is a limited partnership organized in the state of Delaware, registered with the Securities and Exchange Commission as a broker-dealer and an investment advisor, and is a member of the National Association of Securities Dealers. The partnership consists of three general partners who are also limited partners and a limited partner who retired as a general partner in 1995. The Limited Partnership Agreement (the "Agreement") provides for allocation of net profits and net losses as of the end of each fiscal period, as defined, to the General Partners and the Limited Partners in proportion to their respective interests, as defined in the Agreement.

     The Partnership shall continue until July 1, 2038 unless terminated sooner as provided in the Agreement.

     In September of 1993, the Partnership opened a branch office in London, England to conduct securities research in connection with foreign investments. All accounts are maintained in U.S. dollars.

     A summary of the Partnership's significant accounting policies follows:

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Partnership considers cash in banks, on hand and invested in money market funds to be cash equivalents.

  Revenue Recognition

     The Partnership's revenue consists primarily of investment advisory fees and brokerage commissions. Investment advisory fees from managed accounts are billed on a quarterly basis at the beginning of the quarter and recorded on a monthly basis over the quarter. Investment advisory fees from domestic regulated investment companies are billed and recorded on a monthly basis. Brokerage commissions are recorded on a trade date basis and are remitted by the clearing broker on a monthly basis after necessary offsets for clearing charges and execution costs.

  Property and Equipment

     Property and equipment is stated at cost. Property and equipment are being depreciated over its estimated useful life ranging from 5 to 7 years using the straight-line method or an accelerated method beginning in the year it is placed in service. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the term of the lease.

  Income Taxes

     Only New York City Unincorporated Business taxes have been provided since the Partnership is not subject to Federal or State income taxes. The Partnership maintains a deposit with the Internal Revenue Service required of partnership entities under Section 444 of the Internal Revenue Code as a condition of electing a fiscal year other than December 31.

                          TWEEDY, BROWNE COMPANY L.P.

                             (DOLLARS IN THOUSANDS)

  Receivable From Clearing Broker

     The Partnership is an introducing broker that clears its customer security transactions through Fleet Clearing Corporation on a fully disclosed basis. The Partnership pays its clearing broker a fixed ticket charge for clearing its transactions. For the period October 1, 1996 through December 31, 1996 and the years ended September 30, 1996 and 1995, amounts of $408, $153 and $92, respectively, are due from Fleet Clearing Corporation consisting principally of commissions due on transactions after deductions for clearing and other execution charges.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1996 and September 30, 1996 and 1995 is summarized as follows:

                                                                            SEPTEMBER 30,
                                                         DECEMBER 31,     -----------------
                                                             1996          1996       1995
                                                         ------------     ------     ------
    Office equipment...................................    $    965       $  931     $  410
    Furniture and fixtures.............................         542          534        548
    Leasehold improvements.............................         491          491        491
                                                           --------       ------     ------
                                                              1,998        1,956      1,449
      Accumulated depreciation.........................      (1,211)        (992)      (777)
                                                           --------       ------     ------
                                                           $    787       $  964     $  672
                                                           ========       ======     ======

3. SUBORDINATED INDEBTEDNESS:

     On July 1, 1989, the Partnership entered into a subordinated loan agreement with two of its general partners. In 1995, one of the general partners retired but continues as a limited partner and remains a party to the subordination agreement. The individuals each provided collateralized demand notes of $400 to the Partnership which call for interest at the rate of 6% per annum. These notes become due on September 30, 2006.

     The resulting liability for repayment of such notes is subordinated to all other claims of general creditors. The loan agreement conforms to all the requirements of Appendix D to Rule 15c3-1 and is designed to qualify the borrowings as "net capital." The subordinated notes are collateralized by marketable securities of the general partners having a market value at December 31, 1996, September 30, 1996 and 1995 in excess of $5,000, $5,000 and $7,000, respectively. Interest paid on the above subordinated indebtedness amounted to $12 for the period October 1, 1996 through December 31, 1996 and $48 for each of the years ended September 30, 1996 and 1995.

                          TWEEDY, BROWNE COMPANY L.P.

                             (DOLLARS IN THOUSANDS)

4. PROFIT SHARING PLAN:

     Effective September 30, 1976, the Partnership's predecessor corporation established a non-contributory profit sharing plan which covers all eligible employees of the corporation. This plan complies with the Employee Retirement Income Security Act of 1974 and the Internal Revenue code of 1985. The Partnership has adopted this plan. This plan was most recently amended on November 15, 1994 retroactive to September 30, 1989. The amounts contributed by the Partnership during the period October 1, 1996 through December 31, 1996 and for the years ended September 30, 1996, 1995 and 1994 were $171, $405, $385 and $403, respectively, of which $99, $20 and $25 were due as of December 31, 1996 and September 30, 1996 and 1995, respectively.

5. COMMITMENTS AND CONTINGENCIES:

     The Partnership currently leases office space in New York, New York and London, U.K. under lease agreements expiring April 30, 1999 and April 17, 2005, respectively. With respect to the latter either party has the right to terminate by six months written notice as of April 17, 2000. Rent expense under these leases was approximately $157, $725, $728 and $642 for the period October 1, 1996 through December 31, 1996 and the years ended September 30, 1996, 1995 and 1994, respectively. Future minimum rentals under these leases are as follows:

               FOR THE YEAR ENDED SEPTEMBER 30          NEW YORK CITY      LONDON, U.K.
        ----------------------------------------------  -------------     ---------------
        1997..........................................     $   528              $14
        1998..........................................         528               14
        1999..........................................         176               14
        2000..........................................          --                4
                                                           -------              ---
                                                           $ 1,232              $46
                                                           =======              ===

     These minimum rentals are subject to escalation or reduction based upon certain costs incurred by the landlord and, with respect to London, by real estate tax of approximately $11 per year for each year that the premise is actually occupied by the Partnership.

     The Partnership has entered into a sublease agreement wherein it leases approximately 40% of the 7th floor area to a subtenant who pays rent to the Partnership based upon the percentage of square footage occupied to the total of the 7th floor square footage. Rent under this sublease will continue through April 30, 1999. For the period October 1, 1996 through December 31, 1996 and the years ended September 30, 1996, 1995 and 1994, rental income amounted to $43, $173, $171 and $163, respectively, and is included as a reduction of the aggregate rent paid. The Partnership is also subleasing a portion of its London office.

6. RELATED PARTY TRANSACTIONS:

     In addition to commissions and investment advisory fees from unrelated customers, Tweedy, Browne Company L.P. receives commission income for securities brokerage services performed for two domestic investment partnerships wherein the general partners of the Partnership are general partners and for four Passive Foreign Investment Companies wherein the general partners of the Partnership are stockholders and the Partnership is the investment advisor. For the period October 1, 1996 through December 31, 1996 and the years ended September 30, 1996, 1995 and 1994, such commissions and investment advisory fees amounted to $179, $656, $421 and $657, respectively, of which $5 and $50 was owing as of December 31, 1996 and September 30, 1996, respectively. There were no amounts owed as of September 30, 1995. These commissions are

                          TWEEDY, BROWNE COMPANY L.P.

                             (DOLLARS IN THOUSANDS)

charged on a basis which is common in the industry and which include a discount from the previously regulated rates.

     Effective June 16, 1993, and December 8, 1993, respectively, the Partnership entered into distribution agreements with Tweedy, Browne Fund Inc. as the exclusive sales agent for Tweedy, Browne Global Value Fund and Tweedy, Browne American Value Fund (the "Funds"), respectively. The Partnership is also the investment advisor for the Funds. The general partners of the Partnership are officers and/or directors of Tweedy, Browne Fund Inc. For the period October 1, 1996 through December 31, 1996 and the years ended September 30, 1996, 1995 and 1994, the Partnership earned investment advisory fees from the Funds of $4,423, $13,893, $9,046 and $3,801, respectively, of which $1,534, $1,325 and
$926 were owing as of December 31, 1996 and September 30, 1996 and 1995, respectively.

7. NET CAPITAL REQUIREMENT:

     As a registered broker/dealer, the Partnership is subject to the Uniform Net Capital Rule 15c3-1 of the Securities and Exchange Commission. This rule prohibits a broker-dealer from engaging in securities transactions when its aggregate indebtedness exceeds 15 times its net capital as those terms are defined in the net capital rule. Rule 15c3-1 also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1. The Partnership computes its net capital under the aggregate indebtedness method permitted by the rule which requires the Partnership to maintain minimum net capital, as defined, equal to the greater of 6 2/3% of aggregate indebtedness, as defined, or $5. At December 31, 1996, September 30, 1996 and 1995, the Partnership had net capital of $6,643, $2,701 and $1,996 which was $6,605, $2,608 and $1,920 in excess of its required net capital of $37, $93 and $76, respectively. The Partnership's net capital ratio was .1942 to 1, .5178 to 1 and .5701 to 1 at December 31, 1996, September 30, 1996 and 1995, respectively.

     The Partnership is exempt from the provisions of SEC Rule 15c3-3 because it does not receive any Funds or securities in connection with its activities as a broker or dealer, and does not otherwise hold funds or securities for, or owe money or securities to customers.

8. CONCENTRATION OF CREDIT RISK:

     The Partnership maintains its cash balances in two major New York City banks. The balances in these accounts usually exceed the insurance limits of the Federal Deposit Insurance Corporation.

     The majority of the Partnership's brokerage transactions, and consequently the concentration of its credit exposure, is with broker-dealers, and other financial institutions. In the event counterparties do not fulfill their obligations, the Partnership may be exposed to credit risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. The Partnership seeks to control credit risk by following an established credit approval process, monitoring credit limits, and by requiring collateral where appropriate.

9. SUBSEQUENT EVENTS:

     On August 15, 1997, Affiliated Managers Group, Inc. ("AMG"), the Partnership and the partners of the Partnership entered into a definitive agreement whereby AMG will purchase a majority interest in Tweedy, Browne Company LLC which will succeed to the business of the Partnership. On October 9, 1997, this transaction was completed.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., BT Alex. Brown Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Schroder & Co. Inc. are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                                              NUMBER OF
                                                                              SHARES OF
                                                                                COMMON
                                 UNDERWRITER                                    STOCK
    ----------------------------------------------------------------------   ------------
    Goldman, Sachs & Co. .................................................     1,532,077
    BT Alex. Brown Incorporated...........................................     1,532,076
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated.............................................     1,532,076
    Schroder & Co. Inc. ..................................................       241,907
    Barrington Research Associates, Inc. .................................        52,200
    Chase Securities Inc. ................................................       106,644
    CIBC Oppenheimer Corp. ...............................................       106,644
    Dain Bosworth Incorporated............................................        52,200
    Donaldson, Lufkin & Jenrette Securities Corporation...................       106,644
    Hudson Knight Securities, Inc. .......................................        52,200
    Edward D. Jones & Co., L.P. ..........................................        52,200
    Legg Mason Wood Walker Incorporated...................................        52,200
    Mesirow Financial, Inc. ..............................................        52,200
    PaineWebber Incorporated..............................................       106,644
    Principal Financial Securities, Inc. .................................        52,200
    Putnam, Lovell & Thornton Inc. .......................................        52,200
    Scott & Stringfellow, Inc. ...........................................        52,200
    Smith Barney Inc. ....................................................       106,644
    Utendahl Capital Partners, L.P. ......................................        52,200
    Wasserstein Perella Securities, Inc...................................       106,644
                                                                               ---------
         Total............................................................     6,000,000
                                                                               =========

     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $0.92 per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer and sale of 1,500,000 shares of Common Stock in the International Offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two Offerings are identical. The closing of the Offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, BT Alex. Brown International, division of Bankers Trust International PLC, Merrill Lynch International and J. Henry Schroder & Co. Limited.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 900,000 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 6,000,000 shares of Common Stock offered hereby. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 225,000 additional shares of Common Stock.

     The Company has agreed, subject to certain exceptions, that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any Common Stock (other than pursuant to employee stock option or purchase plans existing, or on the conversion or exchange of convertible or exchangeable securities or the exercise of warrants outstanding, on the date of this Prospectus) or any securities of the Company which are substantially similar to the Common Stock, or which are convertible into or exchangeable or exercisable for Common Stock or any such other securities, without the prior written consent of the representatives, except for (i) shares of Common Stock offered in connection with the Offerings and (ii) shares of Common Stock or such other securities issued as consideration in future investments, provided that such securities are made subject to such 180-day restrictions.

     In connection with the Offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed an affiliate of Chase Securities Inc., one of the U.S. Underwriters. Accordingly, the Offerings are being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. has served in such role and has recommended a price in compliance with the requirements of Rule 2720. In connection with the Offerings, Goldman, Sachs & Co., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the U.S. Underwriters may not confirm sales to any discretionary account without the prior written approval of the customer.

     Prior to the Offerings, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained to support future transactions in the shares of Common Stock sold in the Offerings. The initial public offering price was negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     In connection with the Offerings, the U.S. Underwriters have reserved up to 350,000 shares of Common Stock for sale at the initial public offering price to persons associated with the Company. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the U.S. Underwriters on the same basis as the other shares offered hereby.

     The Common Stock has been approved for listing, subject to notice of issuance, on the NYSE under the symbol "AMG". In order to meet one of the requirements for listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The representatives of the Underwriters have in the past provided, and may in the future from time to time provide, investment banking services to AMG or one or more of the Affiliates, for which they may receive customary fees. Among other things, Goldman, Sachs & Co. recently acted as financial advisor to, and received a customary fee from, the partners of Tweedy, Browne in connection with the Tweedy, Browne Investment.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER
THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF
AN OFFER TO BUY ANY SECURITIES OTHER THAN THE
SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR
THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES
IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR
SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR
THAT THE INFORMATION CONTAINED HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ----------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     3
Risk Factors..........................     9
Use of Proceeds.......................    18
Dividend Policy.......................    18
Dilution..............................    19
Capitalization........................    20
Selected Pro Forma Financial Data.....    21
Selected Historical Financial Data....    23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    25
Business..............................    40
Management............................    55
Certain Transactions..................    64
Principal Stockholders................    67
Description of Capital Stock..........    70
Shares Eligible for Future Sale.......    74
Validity of Securities................    76
Experts...............................    76
Additional Information................    76
Index to Financial Statements.........   F-1
Underwriting..........................   U-1

     THROUGH AND INCLUDING DECEMBER 15, 1997 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                7,500,000 SHARES

                                   AFFILIATED

                              MANAGERS GROUP, INC.

                                  COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

                                      LOGO

                            ------------------------
                              GOLDMAN, SACHS & CO.
                                 BT ALEX. BROWN
                              MERRILL LYNCH & CO.
                              SCHRODER & CO. INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

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